UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AVISTA CORPORATION

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	1.	Title of each class of securities to which transaction applies: Common stock, no par value per share (“Company common stock”)
2.

Aggregate number of securities to which transaction applies:

64,413,108 shares of Company common stock, 603,426 shares of Company common stock underlying certain restricted stock units and performance awards

3.

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee of $399,378 was determined by multiplying 0.0001159 by the maximum aggregate value of the transaction of $3,445,876,302. The maximum aggregate value of the transaction was determined based on the sum of (A) 64,413,108 outstanding shares of Company common stock multiplied by the per share merger consideration of $53.00, and (B) 603,426 shares of Company common stock underlying certain restricted stock units and performance awards multiplied by the per share merger consideration of $53.00.

	4.	Proposed maximum aggregate value of transaction: $3,445,876,302
	5.	Total fee paid: $399,378

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing party:
	4.	Date Filed:

Avista Corporation

1411 East Mission Avenue

Spokane, Washington 99202-2600

MERGER PROPOSAL –YOUR VOTE IS VERY IMPORTANT

[●], 2017

Dear Shareholder:

Avista Corporation has entered into an Agreement and Plan of Merger whereby it has agreed to be acquired by Hydro One Limited for $53.00 per share in cash.

A special meeting of shareholders of Avista Corporation, a Washington corporation (“Avista” or the “Company”), will be held on [●], 2017, at [●] [a.m./p.m] local time, at the Company’s corporate headquarters, 1411 East Mission Avenue, Spokane, Washington 99202-2600 for the purpose of approving the merger agreement (as defined below) and the plan of merger set forth therein and related actions as described in this proxy statement. You are cordially invited to attend.

On July 19, 2017, Avista entered into an Agreement and Plan of Merger (the “merger agreement”) with Hydro One Limited (“Hydro One”), Olympus Holding Corp. (“US Parent”), an indirect, wholly owned subsidiary of Hydro One, and Olympus Corp., an indirect, wholly owned subsidiary of Hydro One (“Merger Sub”), providing for the acquisition of the Company by Hydro One at a price of $53.00 per share in cash, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions in accordance with the merger agreement. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as an indirect, wholly owned subsidiary of Hydro One. At the special meeting, the Company will ask you to approve the merger agreement and the plan of merger set forth therein.

At the effective time of the merger, each share of the Company’s common stock, no par value per share (“Company common stock”), issued and outstanding immediately prior to the effective time will be converted into the right to receive $53.00 in cash, without interest, other than (i) shares owned by Hydro One, US Parent, Merger Sub or any of their respective subsidiaries and (ii) shares held by a shareholder who did not vote in favor of the merger (or consent thereto in writing) and who is entitled to demand and properly demands payment of fair value of such shares pursuant to, and complies in all respects with, the applicable provisions of the Washington Business Corporation Act. This represents a 24% premium over the last sale price of Company common stock on July 18, 2017, the last trading day prior to the public announcement of the merger.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into the merger agreement, (ii) adopting the plan of merger set forth in the merger agreement and approving the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iii) resolving to recommend that the shareholders of the Company approve the merger agreement and the plan of merger set forth therein and directing that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of the Company’s shareholders for such purpose. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement and the plan of merger set forth therein. The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal described in the accompanying proxy statement and “FOR” the adjournment of the special meeting proposal, if necessary or appropriate, as described in the accompanying proxy statement.

Whether or not you plan to attend the special meeting and regardless of the number of shares of Company common stock you own, your careful consideration of, and vote on, the proposal to approve the merger agreement and the plan of merger set forth therein is important and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is approved by holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the plan of merger set forth therein.

After reading the accompanying proxy statement, please promptly vote by submitting your proxy by telephone, by internet or by mail. The “Questions and Answers About the Special Meeting and the Merger” section of the proxy statement contains instructions for submitting your proxy.

If you have any questions or need assistance voting your shares, please contact D.F. King & Co. Inc., the Company’s proxy solicitor for the special meeting, toll free at (888) 605-1956 or via email at avista@dfking.com.

We encourage you to join us in voting to approve the merger agreement and the plan of merger set forth therein, which our management team and the Board view as highly beneficial to our shareholders.

Very truly yours,

Scott L. Morris

Chairman of the Board,

President & Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy, accuracy or completeness of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2017 and is first being mailed to our shareholders on or about [●], 2017.

Avista Corporation

1411 East Mission Avenue

Spokane, Washington 99202-2600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date:	[●][a.m./p.m.] local time, on [●], 2017

Place:	Avista Corporation, 1411 East Mission Avenue, Spokane, Washington 99202-2600

Purpose:

1.      To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated July 19, 2017 (the “merger agreement”), by and among Hydro One Limited, a corporation organized under the laws of the Province of Ontario (“Hydro One”), Olympus Holding Corp., a newly formed Delaware corporation that is an indirect, wholly owned subsidiary of Hydro One (“US Parent”), Olympus Corp., a newly formed Washington corporation that is an indirect, wholly owned subsidiary of Hydro One (“Merger Sub”), and Avista Corporation, a Washington corporation (“Avista” or the “Company”), and the plan of merger set forth therein.

2.      To consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal.”

3.      To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

Your vote is very important. The merger cannot be completed unless the proposal to approve the merger agreement and the plan of merger set forth therein receives the affirmative vote of holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting.

Record Date:	Only shareholders of record as of the close of business on September 29, 2017 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

General:	For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into the merger agreement, (ii) adopting the plan of merger set forth in the merger agreement and approving the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iii) resolving to recommend that the shareholders of the Company approve the merger agreement and the plan of merger set forth therein and directing that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of the Company’s shareholders for such purpose.

The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement and the plan of merger set forth therein, “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

Please vote telephonically or electronically for the matters before our shareholders as described in the accompanying proxy statement, or promptly fill in, date, sign and return the enclosed proxy card in the accompanying prepaid envelope to ensure that your shares are represented at the special meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

By Order of the Board,

Marian M. Durkin Senior Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer

i

Annexes

Annex A	Agreement and Plan of Merger, by and among Avista Corporation, Olympus Corp., Olympus Holding Corp. and Hydro One Limited, dated July 19, 2017

Annex B	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated July 19, 2017

Annex C	Chapter 23B.13 of the Washington Business Corporation Act

ii

Avista Corporation

1411 East Mission Avenue

Spokane, Washington 99202-2600

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [●], 2017

PROXY STATEMENT

This proxy statement contains information relating to a special meeting of shareholders of Avista Corporation, which we refer to as “Avista,” the “Company,” “we,” “us” or “our.” The special meeting will be held on [●] 2017, at [●] [a.m./p.m] local time, at the Company’s corporate headquarters, 1411 East Mission Avenue, Spokane, Washington 99202-2600. We are furnishing this proxy statement to shareholders of the Company as part of the solicitation of proxies by the Company’s board of directors, which we refer to as the “Board,” for use at the special meeting and at any adjournments or postponements thereof. This proxy statement is dated [●], 2017 and is first being mailed to our shareholders on or about [●], 2017.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 103.

The Parties (page 20)

Avista Corporation

Avista Corporation, incorporated in the territory of Washington in 1889, is primarily an electric and natural gas utility with certain other business ventures. Avista’s corporate headquarters are in Spokane, Washington, the second-largest city in Washington. Spokane serves as the business, transportation, medical, industrial and cultural hub of the Inland Northwest region (eastern Washington and northern Idaho). Regional services include government and higher education, medical services, retail trade and finance. Through its subsidiary Alaska Electric Light and Power Company (“AEL&P”), Avista also provides electric utility services in the city and borough of Juneau, Alaska. Avista is an operating public utility with its common stock listed on the NYSE under the ticker symbol “AVA.”

As of June 30, 2017, Avista had two reportable business segments as follows:

•	Avista Utilities—an operating division of Avista (not a subsidiary) that comprises its regulated utility operations in the Pacific Northwest. Avista Utilities generates, transmits and distributes electricity and distributes natural gas, serving electric and natural gas customers in eastern Washington and northern Idaho and natural gas customers in parts of Oregon. It also supplies electricity to a small number of customers in Montana, most of whom are its employees who operate its Noxon Rapids generating facility. Avista Utilities also engages in wholesale purchases and sales of electricity and natural gas as an integral part of energy resource management and its load-serving obligation.

•

AEL&P—a utility providing electric services in Juneau, Alaska that is a wholly owned subsidiary and the primary operating subsidiary of Alaska Energy and Resources Company (“AERC”). Avista acquired AERC on July 1, 2014, and as of that date, AERC became a wholly owned subsidiary of Avista. Its primary customers include city, state and federal governmental entities located in Juneau, as well as a mine located in the Juneau area. Most of AEL&P’s customers are served on a firm basis while certain of its customers, including its largest customer, are served on an interruptible sales basis. AEL&P maintains separate rate tariffs for each of its customer classes, as well as seasonal rates.

Avista has other businesses, including sheet metal fabrication, venture fund investments, real estate investments, a company that explores markets that could be served with liquefied natural gas (“LNG”), as well as certain other investments of Avista Capital, which is a direct, wholly owned subsidiary of Avista. These activities do not represent a reportable business segment and are conducted by various direct and indirect subsidiaries of Avista, including Advanced Manufacturing and Development, doing business as METALfx.

Hydro One Limited

Hydro One Limited (“Hydro One”) is the largest electricity transmission and distribution company in Ontario. Hydro One has three business segments: transmission, distribution, and other business consisting principally of its telecommunications business and certain other corporate activities. Through its wholly owned subsidiary, Hydro One Inc., Hydro One owns and operates substantially all of Ontario’s electricity transmission network and its distribution business, also owned and operated through Hydro One Inc., is the largest local distribution company in Ontario. Both of Hydro One’s distribution and transmission segments are rate regulated by the Ontario Energy Board. Hydro One’s common shares are listed on the Toronto Stock Exchange and trade under the symbol “H.”

US Parent

Olympus Holding Corp. (“US Parent”) is a Delaware corporation and an indirect, wholly owned subsidiary of Hydro One. US Parent was formed in anticipation of the merger to serve as an intermediate holding company for Avista and its subsidiaries. US Parent has not conducted any business operations except in furtherance of entering into the merger agreement, complying with its obligations thereunder and completing the transactions contemplated by the merger agreement, including the merger and related financing, and activities incident to its formation.

Merger Sub

Olympus Corp. (“Merger Sub”) is a Washington corporation and an indirect, wholly owned subsidiary of Hydro One. Merger Sub was formed solely for the purpose of entering into the merger agreement, complying with its obligations thereunder and completing the transactions contemplated by the merger agreement, including the merger. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as an indirect, wholly owned subsidiary of Hydro One.

The Merger (page 28)

The Company, Hydro One, US Parent, and Merger Sub entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement,” on July 19, 2017. A copy of the merger agreement is attached as Annex A to this proxy statement. Under the terms of the merger agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, Merger Sub will be merged with and into the Company, which we refer to as the “merger.” The Company will survive the merger as an indirect, wholly owned subsidiary of Hydro One.

Upon the consummation of the merger, each share of the Company’s common stock, no par value per share, which we refer to as “Company common stock,” that is issued and outstanding immediately prior to the effective time of the merger, which we refer to as the “effective time,” will be converted into the right to receive $53.00 in cash, which we refer to as the “merger consideration,” without interest, other than (i) shares owned by Hydro One, US Parent or Merger Sub or any of their respective subsidiaries and (ii) shares held by a shareholder who did not vote in favor of the merger (or consent thereto in writing) and who is entitled to demand and properly demands payment of fair value of such shares pursuant to, and complies in all respects with, the applicable provisions of the Washington Business Corporation Act.

Because the merger consideration will be paid in cash, you will receive no equity interest in Hydro One, and after the effective time, you will have no equity interest in the Company and you will no longer have any interest in the Company’s future earnings or growth.

The Special Meeting (page 22)

The special meeting will be held on [●], 2017, at [●] [a.m./p.m] local time, at the Company’s corporate headquarters, 1411 East Mission Avenue, Spokane, Washington 99202-2600. At the special meeting, you will be asked to, among other things, vote for the approval of the merger agreement and the plan of merger set forth therein, the nonbinding compensation proposal (as described below under “Questions and Answers About the Special Meeting and the Merger—What proposals will be considered at the special meeting?”) and, if necessary or appropriate, the adjournment of the special meeting proposal. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company common stock.

Shareholders Entitled to Vote; Vote Required to Approve the Merger Agreement (page 23)

You may vote at the special meeting if you owned any shares of Company common stock at the close of business on September 29, 2017, the record date for the special meeting. As of the close of business on the record date, there were [●] shares of Company common stock outstanding and entitled to vote, held by [●] shareholders of record. You may cast one vote for each share of Company common stock that you held on the record date on each of the proposals presented in this proxy statement. The approval of the merger agreement and the plan of merger set forth therein by the Company’s shareholders requires the affirmative vote of the holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting.

Recommendation of the Board; Reasons for Recommending the Approval of the Merger Agreement (page 39)

After careful consideration, the Board unanimously adopted the merger agreement and resolved to recommend that the Company’s shareholders vote to approve the merger agreement and the plan of merger set forth therein. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement and the plan of merger set forth therein. The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

The Board has determined that entry into the merger agreement is in the best interests of the Company and the Company’s shareholders. For a discussion of the material factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement and the plan of merger set forth therein, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 39.

Opinion of Financial Advisor (page 45 and Annex B)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) delivered to the Board a written opinion, dated July 19, 2017, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the merger by holders of the Company common stock. The full text of the written opinion, dated July 19, 2017, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Board (in its capacity as such) for the benefit and use of the Board in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder or shareholder as to how to vote or act in connection with the proposed merger or any related matter.

See the section of this proxy statement entitled “The Merger—Opinion of Financial Advisor” beginning on page 45.

Certain Effects of the Merger (page 52)

Upon the consummation of the merger, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as an indirect, wholly owned subsidiary of Hydro One.

Following the consummation of the merger, shares of Company common stock will no longer be traded on the New York Stock Exchange, which we refer to as the “NYSE,” or any other public market.

Effects on the Company if Merger is Not Completed (page 52)

In the event that the proposal to approve the merger agreement and the plan of merger set forth therein does not receive the required approval from the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company and shareholders will continue to own their shares of Company common stock. Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to Hydro One a termination fee. If the merger agreement is terminated under certain other circumstances, however, Hydro One may be obligated to pay the Company a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 93.

Treatment of Equity Awards (page 76)

Performance Awards

At the effective time, each performance award granted under the Company’s stock plans that represents the right to receive a payment in cash or shares of Company common stock (each, a “performance award”) that is outstanding immediately prior to the effective time (including any performance award with respect to which the applicable performance period has ended, but which performance award has not been settled) will be cancelled and the holder thereof will then become entitled to receive, in full satisfaction of such holder’s rights with respect thereto, a lump-sum cash payment equal to the product of (i) the “performance award amount” (as defined below), and (ii) the merger consideration, subject to any withholding taxes required by law to be withheld, in accordance with the merger agreement. For purposes of the merger agreement, “performance award amount” means (A) with respect to any outstanding performance award for which the performance period has ended as of immediately prior to the effective time, (1) in the case of a share-settled performance award, the number of shares of Company common stock that would be delivered to the holder of such performance award, or (2) in the case of a cash-settled performance award, the number of shares of Company common stock that would be deemed deliverable to the holder for purposes of calculating the cash payment due under such performance award, in each case of the foregoing clauses (1) and (2), based on the actual achievement of the performance goals applicable to such performance award, as reasonably determined by the Board (or a committee thereof) prior to the effective time, and assuming the satisfaction of all other conditions to such delivery, and (B) with respect to any outstanding performance award for which the performance period has not ended as of immediately prior to the effective time, (1) in the case of a share-settled performance award, the number of shares of Company common stock subject to such performance award that would be delivered to the holder of such performance award, or (2) in the case of a cash-settled performance award, the number of shares of Company common stock that would be deemed deliverable to the holder for purposes of calculating the cash payment due under such performance award, in each case of the foregoing clauses (1) and (2), based on deemed satisfaction of the performance goals applicable to such performance award for such incomplete performance period at the target level, and in each case, assuming the satisfaction of all other conditions to such delivery. As of the effective time, all accumulated dividends, if any, accrued but unpaid with respect to performance awards will, by virtue of the merger and without any action on the part of a holder thereof, automatically become fully vested and be paid to such holder.

Restricted Stock Units

At the effective time, each restricted stock unit granted under any Company stock plan that represents the right to receive a payment in cash or shares of Company common stock (each, an “RSU”) that is outstanding immediately prior to the effective time and which by its terms would vest before the calendar year or in the calendar year in which the effective time occurs will be cancelled and the holder thereof will then become entitled to receive, in full satisfaction of such holder’s rights with respect thereto, a lump-sum cash payment equal to the product of (i) the number of shares of Company common stock subject to such cancelled RSU immediately prior to the effective time and (ii) the merger consideration. As of the effective time, all accumulated dividends, if any, accrued but unpaid with respect to such cancelled RSUs will, by virtue of the merger and without any action on the part of a holder thereof, automatically become fully vested and be paid to such holder. At the effective time, each RSU that is outstanding immediately prior to the effective time and which by its terms would vest in any calendar year following the calendar year in which the effective time occurs will be adjusted as necessary to provide that, at the effective time, each such RSU will be converted into a restricted stock unit award, on the same terms and conditions as were applicable under such RSU immediately prior to the effective time (including with respect to vesting, treatment upon employment termination, etc.), with respect to a number of shares of common stock of Hydro One determined by multiplying the number of shares of Company common stock subject to such RSU immediately prior to the effective time by the “exchange ratio” (which means a fraction, the numerator of which is the merger consideration and the denominator of which is the last sale price per share of common stock of Hydro One on the Toronto Stock Exchange on the closing date, converted into U.S. dollars using the reported Bank of Canada noon spot exchange rate on the closing date (or as reported by such other authoritative source mutually selected by the Company and Hydro One)), rounded up to the nearest whole share (a “Converted RSU”), and each such Converted RSU will not be accelerated except as provided in the original related RSU agreement issued by the Company (the “RSU Agreement”). At the effective time, Hydro One will assume all obligations of the Company with respect to the Company stock plans and each outstanding Converted RSU and the RSU Agreements evidencing the grants thereof. The Converted RSUs will be settled in shares of common stock of Hydro One or cash, as determined by Hydro One, and all Converted RSUs awarded and issued will be awarded and issued under Hydro One’s equity-based long-term incentive compensation plan (the “Parent LTIP”).

See “The Merger Agreement—Treatment of Equity Awards” beginning on page 76 for additional information.

Interests of Directors and Executive Officers in the Merger (page 53)

As of [●], 2017, our directors and executive officers held and are entitled to vote, in the aggregate, [●] shares of Company common stock, representing approximately [●]% of the voting power of the outstanding shares entitled to vote at the special meeting. The merger agreement provides that each holder of shares of Company common stock, including the Company’s directors and executive officers, will be entitled to receive the merger consideration for each share of Company common stock held immediately prior to the effective time.

Additional details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 96. In addition to their interests in the merger as shareholders, certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. In considering the proposals to be voted on at the special meeting, you should be aware of these interests. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching their decision to adopt the merger agreement and the plan of merger set forth therein and determining that entry into the merger agreement was in the best interests of the Company and the Company’s shareholders, and in resolving to recommend that the Company’s shareholders vote to approve the merger agreement and the plan of merger set forth therein.

The Company’s directors and executive officers also have the right to indemnification and insurance coverage following the closing of the merger. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 53.

Financing of the Merger (page 53)

There is no financing condition to the merger. Hydro One intends to finance the aggregate cash consideration payable at the closing of the merger and related expenses with a combination of some or all of the following:

•	net proceeds of the first installment (to the extent available) and the final installment in respect of the sale in August 2017 by a direct, wholly owned subsidiary of Hydro One of C$1,540,000,000 aggregate principal amount of 4.00% convertible unsecured subordinated debentures (including exercise of over-allotment option) represented by installment receipts that are convertible into common shares of Hydro One;

•	net proceeds of any subsequent bond or other debt offerings;

•	amounts drawn under the existing C$250,000,000 operating credit facility available to Hydro One; and

•	existing cash on hand and other sources available to Hydro One.

Hydro One intends to use the net proceeds of the final installment under the debenture offering described above to finance, directly or indirectly, together with the net proceeds of the first installment under that offering to the extent available, part of the cash consideration payable for the merger and for other expenses related to the merger.

Hydro One currently intends to fund the remainder of the cash consideration for the merger with a combination of bond or other debt financings, denominated principally in U.S. dollars in order to provide a significant natural currency hedge, drawdowns on the operating credit facility described above and cash on hand.

Hydro One’s overall financing plan in respect of the merger is structured and targeted to maintain Hydro One’s and the Company’s strong investment grade status.

See the section of this proxy entitled “The Merger—Financing of the Merger” beginning on page 53.

Conditions to the Merger (page 90)

Each party’s obligation to effect the merger is subject to the satisfaction or written waiver on or prior to the closing date of the merger of the following conditions:

•	the approval of the merger agreement and the plan of merger set forth therein by the affirmative vote of the holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting;

•	(i) all waiting periods (and any extensions thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” will have expired or been terminated, (ii) clearance of the merger by the Commission on Foreign Investment in the United States, which we refer to as “CFIUS,” (iii) the approval of the Washington Utilities and Transportation Commission, which we refer to as the “WUTC,” (iv) the approval of the Idaho Public Utilities Commission, which we refer to as the “IPUC,” (v) the approval of the Montana Public Service Commission, which we refer to as the “MPSC,” (vi) the approval of the Oregon Public Utility Commission, which we refer to as the “OPUC,” (vii) the approval of the Regulatory Commission of Alaska, which we refer to as the “RCA,” (viii) the approval of the Federal Energy Regulatory Commission, which we refer to as the “FERC,” and (ix) the approval of the Federal Communications Commission, which we refer to as the “FCC” (we collectively refer to the approvals in (i)—(ix), as the “regulatory approvals”), in each case, will have been obtained and become a final order; and

•	the absence of any law, statute, ordinance, code, rule, regulation, ruling or judgment, injunction, order, decree, writ, assessment, arbitration, enacted, promulgated, issued, entered, amended or enforced by any governmental authority enjoining, restraining, preventing or prohibiting consummation of the merger or making consummation of the merger illegal.

Each party’s obligation to consummate the merger is also subject to certain additional conditions, including:

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties made by the other party in the merger agreement; and

•	performance in all material respects by the other party of its covenants and agreements under the merger agreement.

In addition, Hydro One’s obligation to consummate the merger is also subject to the following conditions:

•	since the date of the merger agreement, the absence of any circumstance, development, change, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company; and

•	the absence of any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, individually or in the aggregate, imposed or required by the final orders with respect to the regulatory approvals that constitute a “burdensome condition” as defined in the merger agreement.

Before the closing, each of Hydro One and the Company may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

Dividends (page 69)

The Company has historically paid quarterly cash dividends on Company common stock and the last dividend was paid on June 15, 2017. Under the terms of the merger agreement, the Company may continue paying its regular quarterly cash dividends (when and if declared by the Board, and as may be increased by no more than $0.06 per year), without the prior written consent of Hydro One, including a “stub” dividend in respect of the quarter in which the merger is consummated.

Regulatory Approvals (page 69)

To complete the merger, the Company and Hydro One must obtain certain regulatory approvals, consisting of (i) expiration or termination of the waiting period under the HSR Act, (ii) approvals or filings required under, and compliance with other applicable requirements for each of the WUTC, IPUC, MPSC, OPUC and RCA, (iii) authorization by the FERC pursuant to Section 203 of the Federal Power Act of 1935, as amended (the “FPA”), (iv) consent of the FCC pursuant to Section 310 of the Communications Act of 1914, as amended, and (v) clearance with respect to CFIUS review.

The merger agreement generally requires each party to use its reasonable best efforts to cause the transactions contemplated by the merger agreement to be consummated as soon as practicable. In addition, the merger agreement generally requires Hydro One (i) to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under any antitrust laws or other applicable laws (including any regulatory approvals), so as to enable the parties to close the transactions as soon as practicable (and in any event no later than three business days prior to September 30, 2018, which we refer to as the end date) including committing to and effecting certain remedial actions (as defined in the merger agreement) that may, at the discretion of the parties, be conditioned upon consummation of the transactions, and (ii) take or cause to be taken any and all action, including a remedial action, to avoid or resolve any litigation, action or proceeding challenging the transactions contemplated by the merger agreement as promptly as practicable (and in any event no later than three business days prior to the end date).

Notwithstanding the general obligations described in this section, the Company has agreed that Hydro One and its affiliates will not be required to, in connection with obtaining any actions or non-actions, clearances, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any governmental authority (including the regulatory approvals) in connection with the merger agreement, the merger or the other transactions contemplated thereby, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction (including any remedial action), that constitutes a “burdensome condition” (as defined in the merger agreement), and the Company will not, and will not permit any of its subsidiaries to, in connection with obtaining any actions or non-actions, clearances, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any governmental authority (including the regulatory approvals) in connection with the merger agreement or the transactions contemplated thereby, (x) offer to agree to any undertaking, term, condition, liability, obligation, commitment or sanction (including any remedial action) that would reasonably be expected to be material and adverse to Hydro One’s ability to obtain the regulatory approvals on substantially the terms that Hydro One reasonably expects, or (y) accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment or sanction (including any remedial action); provided, however, the Company and its subsidiaries must take any remedial actions requested by Hydro One if such remedial action is conditioned upon the consummation of the transactions contemplated by the merger agreement.

Subject to certain limitations, either party may terminate the merger agreement if the merger is not consummated on or before the end date, which date is subject to an extension of up to six months if, on September 30, 2018, all conditions to closing have been satisfied other than those relating to (i) the receipt of the regulatory approvals, (ii) the absence of a “burdensome condition” as defined in the merger agreement, and (iii) the absence of legal restraints preventing consummation of the merger.

No Solicitation by the Company (page 83)

The merger agreement generally restricts the Company’s ability to solicit takeover proposals (as defined below under “The Merger Agreement—No Solicitation by the Company”) from (including by furnishing information to)

third parties, or participate in discussions or negotiations with third parties regarding a takeover proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties making an unsolicited takeover proposal that the Board determines in good faith, after consultation with its outside financial and legal advisors, is or could be reasonably expected to lead to a “superior proposal” (as defined below under “The Merger Agreement—No Solicitation by the Company”) and that failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Under certain circumstances, prior to the approval of the merger agreement and the plan of merger set forth therein by the Company’s shareholders, the Board may effect a change of recommendation (as described below under “The Merger Agreement—Changes in the Board’s Recommendation”) and the Company may terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, upon payment by the Company of a $103,000,000 termination fee to Hydro One.

Termination of the Merger Agreement (page 92)

The merger agreement may be terminated at any time prior to the effective time of the merger in the following circumstances:

•	by mutual written consent of the Company and Hydro One;

•	by either the Company or Hydro One, if:

•	the merger is not consummated by the end date (as such date may be extended as described below under “The Merger Agreement—Termination of the Merger Agreement”), provided that the right to terminate the merger agreement in accordance with the foregoing will not be available to a party if it is in breach of the merger agreement and such breach has primarily caused or resulted in either (1) the failure to satisfy the conditions to such party’s obligations to consummate the merger prior to the end date, or (2) the failure of the consummation of the merger to have occurred by the end date;

•	any law, statute, ordinance, code, rule, regulation, ruling or judgment, injunction, order, decree, writ, assessment or arbitration of a governmental authority enacted, promulgated, issued, entered, amended or enforced by any governmental authority and such law, statute, ordinance, code, rule, regulation, ruling or judgment, injunction, order, decree, writ, assessment or arbitration is enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal is in full force and effect and, in the case of any judgment, injunction, order, decree, ruling, writ, assessment or arbitration of a governmental authority has become final and non-appealable; provided, however, that the right to terminate the merger agreement in accordance with the foregoing is not available to either party if the issuance of such final, non-appealable judgment, injunction, order, decree, ruling, writ, assessment or arbitration of a governmental authority was primarily due to a breach by such party of any of its covenants or agreements (as described in the merger agreement) under the merger agreement; or

•	approval of the merger agreement and the plan of merger set forth therein by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting is not obtained at the special meeting (including any adjournment or postponement of the meeting);

•	by Hydro One:

•	if the Company breaches any of its representations or warranties or fails to perform any of its covenants or agreements, which breach or failure to perform (a) would give rise to the failure of the applicable condition to Hydro One’s, US Parent’s and Merger Sub’s respective obligations to consummate the merger and (b) is incapable of being cured by the Company by the end date or is not cured within 30 days after receiving written notice of such breach or failure, unless Hydro One, US Parent or Merger Sub is then in material breach of the merger agreement; or

•	prior to shareholder approval of the merger agreement and the plan of merger set forth therein by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting, if the Board has made a change of recommendation (as described below under “The Merger Agreement—Changes in the Board’s Recommendation”);

•	by the Company:

•	if Hydro One, US Parent or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or agreements, which breach or failure to perform (a) would give rise to the failure of the applicable condition to the Company’s obligation to consummate the merger and (b) is incapable of being cured by Hydro One, US Parent or Merger Sub by the end date or is not cured within 30 days after receiving written notice of such breach or failure, unless the Company is then in material breach of the merger agreement; or

•	prior to shareholder approval of the merger agreement and the plan of merger set forth therein by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting, if the Board makes a change of recommendation with respect to a superior proposal, in accordance with the terms of the merger agreement, and substantially concurrently with such termination the Company enters into an acquisition agreement with respect to such superior proposal (subject to the payment of a termination fee to Hydro One as described below under “The Merger Agreement—Termination Fees”).

Termination Fees (page 93)

If the merger agreement is terminated under certain specified circumstances, the Company will be required to pay Hydro One a termination fee of $103,000,000. If the merger agreement is terminated under certain other specified circumstances, Hydro One will be required to pay the Company a termination fee of $103,000,000.

Dissenters’ Rights (page 26)

Under Chapter 23B.13 of the Washington Business Corporation Act, which we refer to as the “WBCA,” Avista shareholders have the right to dissent from the merger agreement, obtain an appraisal of the fair value of their Company common stock, and receive cash equal to the appraised fair value of their Company common stock (without giving effect to the merger) instead of receiving the merger consideration. To exercise dissenters’ rights, among other things, an Avista shareholder must (i) provide notice to Avista that complies with the requirements of the WBCA prior to the vote of its shareholders on the merger agreement of the shareholder’s intent to demand payment for the shareholder’s shares, and (ii) not vote in favor of the merger agreement.

If you dissent from the merger agreement and the conditions outlined above are met, then you will not receive the merger consideration in exchange for your shares of Company common stock, and your only right will be to receive the fair value of your Company common stock as determined by mutual agreement between you and Hydro One or by court determination if you are unable to agree. The appraised value may be more or less than the merger consideration you would receive under the terms of the merger agreement. If you exercise dissenters’ rights, any cash you receive for your shares of Company common stock that results in a gain or loss will be immediately recognizable for federal income tax purposes. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger agreement and the plan of merger set forth therein and a waiver of your dissenters’ rights. A vote “AGAINST” the merger agreement does not dispense with the other requirements to exercise dissenters’ rights under the WBCA.

A shareholder electing to dissent from the merger agreement must strictly comply with all procedures required under the WBCA. These procedures are described more fully beginning on page 98 of this proxy statement, and a copy of the relevant WBCA provisions regarding dissenters’ rights is included as Annex C to this proxy statement.

Market Price of Our Common Stock (page 100)

Shares of Company common stock are listed on the NYSE under the trading symbol “AVA.” The last sale price of the Company common stock on July 18, 2017, which was the last trading day before the public announcement of the merger agreement, was $42.74 per share, as reported in the consolidated reporting system.

Material U.S. Federal Income Tax Consequences (page 66)

The receipt of cash pursuant to the merger will generally be a taxable transaction to U.S. holders of Company common stock (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, if you are a U.S. holder, you will recognize a taxable gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the shares of Company common stock exchanged pursuant to the merger. If you are a non-U.S. holder (defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless certain exceptions apply. A holder may be subject to backup withholding with respect to cash payments made pursuant to the merger unless such holder certifies that it is not a U.S. person or otherwise establishes an exemption.

You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 66 for a more complete discussion of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the U.S. federal tax consequences of the merger to you, as well as the tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Additional Information (page 103)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See “Where You Can Find More Information” beginning on page 103.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all the questions that may be important to you as a shareholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. You may obtain information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 103.

Q:	Why am I receiving this proxy statement?

A:	On July 19, 2017, the Company entered into the merger agreement with Hydro One, US Parent and Merger Sub. You are receiving this proxy statement as a shareholder of the Company in connection with the solicitation of proxies by the Board in favor of the proposal to approve the merger agreement and the plan of merger set forth therein and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?” The merger cannot be completed unless the merger agreement is approved by shareholders holding at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting.

Q:	As a shareholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $53.00 in cash, without interest, for each share of Company common stock that you own immediately prior to the effective time of the merger.

The exchange of shares of Company common stock for cash pursuant to the merger agreement will generally be a taxable transaction to U.S. holders of Company common stock (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, if you are a U.S. holder, you will recognize a taxable gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the shares of Company common stock exchanged pursuant to the merger. If you are a non-U.S. holder (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless certain exceptions apply. A holder may be subject to backup withholding with respect to cash payments made pursuant to the merger unless such holder certifies that it is not a U.S. person or otherwise establishes an exemption. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 66 for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of the federal, state, local and foreign tax consequences of the merger to you.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement and the plan of merger as set forth therein, “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger as set forth therein.

In evaluating the merger agreement and the plan of merger as set forth therein, the Board consulted with the Company’s senior management team and its legal and financial advisors, and considered and evaluated a number of factors that it believed supported its decision to enter into the merger agreement, including, but not limited to, the following factors:

•	the Board’s knowledge and familiarity with the business, financial condition and results of operations of the Company, as well as the Company’s financial plan and prospects if it were to remain an independent company, including the risks and uncertainties related thereto;

•	the merger consideration, which represented a 24% premium over the last sale price of the Company’s common stock of $42.74 on July 18, 2017, the last trading day prior to the Company’s public announcement that it had entered into the merger agreement;

•	the fact that the per share merger consideration is to be paid entirely in cash, which provides certainty of value and liquidity to the Company’s unaffiliated shareholders, including because such shareholders will not be exposed to any risks and uncertainties relating to the Company’s and Hydro One’s future value if the merger is consummated;

•	the possible alternatives to the merger, including a strategic transaction with another party or continuing as a standalone company, and the timing and likelihood of consummating such alternatives, which alternatives the Board evaluated and determined were less favorable to the Company’s shareholders than the merger at a price equal to the merger consideration, given the potential benefits, risks and uncertainties associated with those alternatives;

•	the opinion of BofA Merrill Lynch, dated July 19, 2017, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the merger by holders of Company common stock, as more fully described below in the section entitled “The Merger—Opinion of Financial Advisor”; and

•	that under the merger agreement, the Company is permitted to declare and pay its regular quarterly cash dividends, increase its dividends by up to $0.06 per year and pay a “stub” dividend in respect of the quarter in which the merger is consummated, without the prior consent of Hydro One.

For further discussion of the factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement and the plan of merger as set forth therein, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 39. In addition, in considering the recommendation of the Board with respect to the merger agreement and the plan of merger as set forth therein, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s shareholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 53.

Q:	When and where is the special meeting of our shareholders?

A:	The special meeting will be held on [●], 2017, at [●] [a.m./p.m] local time, at the Company’s corporate headquarters, 1411 East Mission Avenue, Spokane, Washington 99202-2600.

If you plan to attend the meeting, please note that you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are an institutional investor, evidence showing your representative capacity for such entity, in each case to be verified against our shareholder list as of the record date for the meeting. In addition, if your shares are held in the name of a broker, you will need a valid proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of shares of the Company common stock as of the close of business on September 29, 2017 (each a “shareholder of record” and collectively, “shareholders of record”), the record date established by the Board, are entitled to notice of and to vote at the special meeting, either in person or by proxy. Each shareholder of record will have one vote for every share of Company common stock owned by such shareholder on the record date.

If your shares are registered directly in your name with the Company’s stock transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of those shares, which are held in “street name.” You may also own shares through the Investment and Employee Stock Ownership Plan of Avista Corporation (“ESOP”).

By voting online, by telephone or by completing the proxy card or the voting instruction form provided to you by your broker, bank or other nominee, you can direct how to vote your shares.

For purposes of this proxy statement, we refer to the broker, bank, trust, custodian or other nominee of a shareholder as a “broker.”

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	a proposal to approve the merger agreement and the plan of merger set forth therein;

•	a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal”; and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

Q:	Why am I being asked to consider and vote on the nonbinding compensation proposal?

A:	Under Section 14A of the Exchange Act, the SEC requires the Company to conduct a nonbinding, advisory vote of shareholders regarding the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger.

Q:	What constitutes a quorum for purposes of the special meeting?

A:	Consistent with Washington law, the Company’s Bylaws provide that the presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the special meeting constitutes a quorum for the transaction of business. Abstentions and “broker non-votes” (as described under “The Special Meeting—Quorum”) will be counted for purposes of determining the presence of a quorum.

Q:	What vote of our shareholders is required to approve each of the proposals?

A:	Under Washington law and the Company’s articles of incorporation, the approval of the merger agreement and the plan of merger as set forth therein requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the plan of merger as set forth therein.

The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the number of votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to approve the merger agreement and the plan of merger set forth therein. Accordingly, you may vote to approve the merger agreement and the plan of merger set forth therein and vote not to approve the compensation proposal and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board.

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger as set forth therein, requires that the number of votes cast in favor of the proposal exceed the number of votes cast opposing the proposal. Abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

Q:	What will happen to outstanding Company equity compensation awards in the merger?

A:	For information regarding the treatment of the Company’s equity awards, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards” beginning on page 76.

Q:	How do the Company’s directors and executive officers intend to vote?

A:	The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our shareholders as described in this proxy statement. As of [●], 2017, our directors and executive officers held and are entitled to vote, in the aggregate, [●] shares of Company common stock, representing approximately [●]% of the voting power of the outstanding shares entitled to vote at the special meeting. Details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 96.

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a shareholder?

A:	In considering the proposals to be voted on at the special meeting, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching its unanimous decision to adopt the plan of merger set forth in the merger agreement and in determining that entry into the merger agreement is in the best interests of the Company and the Company’s shareholders, and in resolving to recommend the Company’s shareholders vote to approve the merger agreement and the plan of merger as set forth therein.

The Company’s directors and executive officers also have the right to indemnification and insurance coverage following the closing of the merger. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 53.

Q:	What happens if I sell my shares of Company common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting. If you own shares of Company common stock on the record date, but transfer your shares after the record date but before the effective time of the merger, you will retain your right to vote such shares at the special meeting, but you will no longer have the right to receive the merger consideration with respect to such shares.

Q:	How do I cast my vote if I am a shareholder of record?

A:	If you are a shareholder with shares of Company common stock registered in your name, you may vote in person at the special meeting or by submitting a proxy for the special meeting via the internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 24.

If you are a shareholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to approve the merger agreement, the nonbinding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker?

A:	If you are a shareholder with shares held in “street name,” which means your shares are held in an account at a broker, you must provide voting instructions online, by telephone or by completing the voting instruction form provided to you by your broker in order to vote. Unless you submit voting instructions by one of these means, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the plan of merger set forth therein.

Q:	How do I vote if my shares are held in the Company’s ESOP?

A:	If your shares are held in the ESOP, the plan trustee can vote your plan shares even if you attend the special meeting in person. The plan trustee will vote your plan shares in accordance with your telephone, internet or written proxy vote. Please follow the instructions on your proxy card. If you do not direct the trustee as to the voting of the shares allocated to your ESOP account, the trustee will generally vote your shares proportionately in the same manner as the shares in the ESOP for which the trustee has received timely valid directions or proxies.

Q:	What will happen if I abstain from voting or fail to vote on the merger proposal?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the plan of merger as set forth therein.

Q:	What will happen if I abstain from voting or fail to vote on the nonbinding compensation proposal or the proposal to approve the adjournment of the special meeting?

A:	Abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger as set forth therein.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by delivering a written revocation to the Company’s Corporate Secretary at 1411 East Mission Avenue, Spokane, Washington 99202-2600 so that it is received prior to 5:00 p.m., Pacific Standard Time, on [●], 2017 ([●], 2017 for ESOP participants);

•	by marking, signing, dating and returning a new proxy card with a later date to the Company’s Corporate Secretary at 1411 East Mission Avenue, Spokane, Washington 99202-2600, or a new voting instruction form with a later date to the address noted on that form, so that it is received prior to 5:00 p.m., Pacific Standard Time, on [●], 2017 ([●], 2017 for ESOP participants);

•	by submitting a later dated vote by using the online or telephone voting procedure described under “The Special Meeting—Voting Procedures” prior to 11:59 p.m., Pacific Standard Time, [●], 2017 ([●], 2017 for ESOP participants); or

•	by attending the special meeting and voting in person.

However, if your shares are held in “street name” through a broker, nominee, fiduciary or other custodian, you must contact your broker, nominee, fiduciary or other custodian to determine how to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a shareholder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive to ensure that your shares are voted.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:	No. Promptly after the effective time of the merger, each holder of record (other than the Depository Trust Company) of (1) a certificate representing any Company common stock or (2) shares of Company common stock in non-certificated book-entry form, in each case that is entitled to receive the merger consideration, will be sent a letter of transmittal and instructions for use in effecting the surrender of such holder’s shares in exchange for the merger consideration. If you hold your shares in certificated form, you will receive your cash payment upon surrender of your certificates, together with your duly executed letter of transmittal and any other documents requested in the instructions. You should not return your certificates with the enclosed proxy card, and you should not forward your certificates to the paying agent without a letter of transmittal. If you hold shares of Company common stock in non-certificated book-entry form, you will not be required to deliver a certificate, and you will receive your cash payment after the paying agent has received your duly executed letter of transmittal and any other documents requested in the instructions.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of Company common stock?

A:	Yes. Under Washington law, you have the right to dissent from the merger. To exercise dissenters’ rights of appraisal you must strictly follow the procedures prescribed by the WBCA. For more information regarding appraisal rights, see the section entitled “Dissenters’ Rights” on page 98. A copy of Chapter 23B.13 (“Dissenters’ Rights”) of the WBCA is attached as Annex C to this proxy statement.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as promptly as practicable. If the merger agreement is approved at the special meeting, we anticipate that the merger will be completed by the second half of 2018. However, because the merger cannot be completed until the conditions to closing (some of which, as described under “The Merger Agreement—Conditions to the Merger,” will not be determined until the closing date) are satisfied, we cannot assure completion by any particular date, if at all.

Q:	What effect will the merger have on the Company?

A:

If the merger is consummated, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as an indirect, wholly owned subsidiary of Hydro One. Following the consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market.

Q:	What happens if the merger is not completed?

A:	In the event that the merger proposal does not receive the required approval from our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, we will remain an independent public company and shareholders will continue to own their shares of Company common stock. Under certain circumstances, if the merger agreement is terminated, the Company will be obligated to pay to Hydro One a termination fee. If the merger is terminated in certain other circumstances, Hydro One will be obligated to pay the Company a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 93.

Q:	What is householding and how does it affect me?

A:	The Company understands that, if two or more beneficial owners of Company common stock share the same address, the brokerage firm or other intermediary through which these shares are held may, unless contrary instructions are received from any such beneficial owner, deliver a single copy of the proxy statement and related proxy soliciting materials for all beneficial owners at that address. This procedure is called “householding.” Beneficial owners of Company common stock who receive multiple copies of the proxy statement and other proxy soliciting materials and would prefer “householding” should contact their broker. Beneficial owners subject to “householding” who would prefer to receive separate copies of the proxy soliciting materials for each beneficial owner at their address should contact their broker and revoke their consent to “householding.” Alternatively, beneficial owners may request a separate set of the proxy soliciting materials from the Company in writing sent to Avista, Investor Relations, 1411 E. Mission Avenue, Spokane, Washington 99202-2600 or by telephone at (509) 495-4203. The Company and its transfer agent do not engage in “householding” for registered holders of Company common stock.

Q:	Who can help answer my questions?

A:	We have hired D.F. King & Co., Inc., which we refer to as “D.F. King,” to assist us with the distribution of our proxy materials and to solicit proxies. If you have any questions or need assistance voting your shares, please contact D.F. King toll-free at (888) 605-1956 (banks and brokers may call (212) 269-5550).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

In this proxy statement, we make forward-looking statements such as statements regarding the proposed merger, the expected timetable for completing the merger, future financial and operating results, future opportunities for the combined company and any other statements about Hydro One and the Company or management’s future expectations, beliefs, goals, plans or prospects. These statements are based upon underlying assumptions (many of which are based, in turn, upon further assumptions). Forward-looking statements are all statements except those of historical fact including, without limitation, those that are identified by the use of words that include “will,” “may,” “could,” “should,” “intends,” “plans,” “seeks,” “anticipates,” “estimates,” “expects,” “forecasts,” “projects,” “predicts” and similar expressions.

Forward-looking statements are subject to a variety of risks and uncertainties and other factors. Most of these factors are beyond our control and may have a significant effect on our operations, results of operations, financial condition or cash flows, which could cause actual results to differ materially from those anticipated in our statements. Such risks, uncertainties and other factors include, among others:

•	the risk that Hydro One or the Company may be unable to obtain governmental and regulatory approvals required for the merger, or that required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger;

•	the risk that a condition to closing of the merger may not be satisfied;

•	the timing to consummate the proposed merger;

•	the risk that the businesses will not be integrated successfully;

•	the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected;

•	disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers;

•	the diversion of management time on merger-related issues; and

•	the effect of changes in governmental regulations.

There are a number of important, additional factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including in our reports filed under the Exchange Act, including the risks and uncertainties noted under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and the risks and uncertainties noted under the heading “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

Our expectations, beliefs and projections are expressed in good faith. We believe they are reasonable based on, without limitation, an examination of historical operating trends, our records and other information available from third parties. There can be no assurance that our expectations, beliefs or projections will be achieved or accomplished, and there can be no assurance that the merger will in fact be consummated. Furthermore, any forward-looking statement speaks only as of the date on which such statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the effect of each such factor on our business or the extent that any such factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statement.

THE PARTIES

Avista Corporation

Avista Corporation, incorporated in the territory of Washington in 1889, is primarily an electric and natural gas utility with certain other business ventures. Avista’s corporate headquarters are in Spokane, Washington, the second-largest city in Washington. Spokane serves as the business, transportation, medical, industrial and cultural hub of the Inland Northwest region (eastern Washington and northern Idaho). Regional services include government and higher education, medical services, retail trade and finance. Through its subsidiary AEL&P, Avista also provides electric utility services in the city and borough of Juneau, Alaska. Avista is an operating public utility with its common stock listed on the NYSE under the trading symbol “AVA.”

As of June 30, 2017, Avista had two reportable business segments as follows:

•	Avista Utilities – an operating division of Avista (not a subsidiary) that comprises its regulated utility operations in the Pacific Northwest. Avista Utilities generates, transmits and distributes electricity and distributes natural gas, serving electric and natural gas customers in eastern Washington and northern Idaho and natural gas customers in parts of Oregon. It also supplies electricity to a small number of customers in Montana, most of whom are its employees who operate its Noxon Rapids generating facility. Avista Utilities also engages in wholesale purchases and sales of electricity and natural gas as an integral part of energy resource management and its load-serving obligation.

•	AEL&P – a utility providing electric services in Juneau, Alaska that is a wholly owned subsidiary and the primary operating subsidiary of AERC. Avista acquired AERC on July 1, 2014, and as of that date, AERC became a wholly owned subsidiary of Avista. Its primary customers include city, state and federal governmental entities located in Juneau, as well as a mine located in the Juneau area. Most of AEL&P’s customers are served on a firm basis while certain of its customers, including its largest customer, are served on an interruptible sales basis. AEL&P maintains separate rate tariffs for each of its customer classes, as well as seasonal rates.

Avista has other businesses, including sheet metal fabrication, venture fund investments, real estate investments, a company that explores markets that could be served with LNG, as well as certain other investments of Avista Capital, which is a direct, wholly owned subsidiary of Avista. These activities do not represent a reportable business segment and are conducted by various direct and indirect subsidiaries of Avista, including Advanced Manufacturing and Development, doing business as METALfx.

Avista’s corporate headquarters is located at 1411 East Mission Avenue, Spokane, Washington 99202-2600, its telephone number is (509) 489-0500 and its internet address is http://www.avistacorp.com.

The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Certain documents that have been or will be filed by the Company with the SEC are incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 103.

Hydro One Limited

Hydro One is the largest electricity transmission and distribution company in Ontario. Hydro One has three business segments: transmission, distribution, and other business consisting principally of its telecommunications business and certain other corporate activities. Through its wholly owned subsidiary, Hydro One Inc., Hydro One owns and operates substantially all of Ontario’s electricity transmission network and its distribution business, also owned and operated through Hydro One Inc., is the largest local distribution company in Ontario. Both of Hydro One’s distribution and transmission segments are rate regulated by the Ontario Energy Board. Hydro One’s common shares are listed on the Toronto Stock Exchange and trade under the symbol “H.”

Hydro One was incorporated on August 31, 2015 under the OBCA. On October 31, 2015, Hydro One acquired all of the issued and outstanding shares of Hydro One Inc. from the Province in exchange for the issuance of Common Shares and Series 1 Preferred Shares to the Province.

The address of the head and registered office of Hydro One is 483 Bay Street, South Tower, 8th Floor, Toronto, Ontario, M5G 2P5, its telephone number is (416) 345-1366 and its internet address is http://www.hydroone.com.

The information provided on Hydro One’s website is not part of this proxy statement, and therefore is not incorporated herein by reference.

US Parent

US Parent is a Delaware corporation and an indirect, wholly owned subsidiary of Hydro One. US Parent was formed in anticipation of the merger to serve as an intermediate holding company for Avista and its subsidiaries. US Parent has not conducted any business operations except in furtherance of entering into the merger agreement, complying with its obligations thereunder and completing the transactions contemplated by the merger agreement, including the merger and related financing, and activities incident to its formation.

Merger Sub

Merger Sub is a Washington corporation and an indirect, wholly owned subsidiary of Hydro One. Merger Sub was formed solely for the purpose of entering into the merger agreement, complying with its obligations thereunder and completing the transactions contemplated by the merger agreement, including the merger. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as an indirect, wholly owned subsidiary of Hydro One.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s shareholders as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place

The special meeting will be held on [●], 2017, at [●] [a.m./p.m] local time, at the Company’s corporate headquarters, 1411 East Mission Avenue, Spokane, Washington 99202-2600.

If you plan to attend the meeting, please note that you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are an institutional investor, evidence showing your representative capacity for such entity, in each case to be verified against our shareholder list as of the record date for the meeting. In addition, if your shares are held in the name of a broker, you will need a valid proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting. Please note that you will be required to present these documents in order to be admitted to the meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to consider and vote on a proposal to approve the merger agreement (see the section of this proxy statement entitled “The Merger Agreement” beginning on page 73);

•	to consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal” (see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 53); and

•	to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger as set forth therein.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into the merger agreement, (ii) adopting the plan of merger set forth in the merger agreement and approving the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement and the plan of merger set forth therein, and (iii) resolving to recommend that the shareholders of the Company approve the merger agreement and directing that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of the Company’s shareholders for such purpose. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement and the plan of merger as set forth therein. For a discussion of the material factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement and the plan of merger as set forth therein, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement.”

The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

Record Date and Shareholders Entitled to Vote

Only holders of record of shares of Company common stock as of the close of business on September 29, 2017, the record date for the special meeting, are entitled to vote the shares of Company common stock they held on the record date at the special meeting. As of the close of business on the record date, there were [●] shares of Company common stock outstanding and entitled to vote, held by [●] shareholders of record. Each shareholder is entitled to one vote for each share of Company common stock held by such shareholder on the record date on each of the proposals presented in this proxy statement.

Quorum

Consistent with Washington law, the Company’s Bylaws provide that the presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the special meeting constitutes a quorum for the transaction of business. Abstentions and “broker non-votes” will be counted for purposes of determining the presence of a quorum. If you vote online or by telephone or submit a properly executed proxy card or voting instruction form as described in the section entitled “The Special Meeting—Voting Procedures” below, then your shares will be considered part of the quorum.

A “broker non-vote” occurs on a matter when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions and the broker or other nominee indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter. You must follow instructions from your broker to authorize it to vote with respect to the proposal to approve the merger agreement, the nonbinding compensation proposal or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In the event that a quorum is not present at the special meeting, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Approval of the Merger Agreement and the Plan of Merger

Under Washington law and the Company’s articles of incorporation, the approval of the merger agreement and the plan of merger set forth therein requires the affirmative vote of the holders of a majority of all outstanding shares of Company common stock entitled to vote at the special meeting. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger.

The failure to vote your shares of Company common stock, abstentions and “broker non-votes” will have the same effect as a vote cast “AGAINST” the proposal to approve the merger agreement and the plan of merger set forth therein.

Approval of the Nonbinding Compensation Proposal

The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the number of votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. This is an advisory vote only and will not be binding on the Company or the Board.

Approval of the Adjournment of the Special Meeting

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein, requires that the number of votes cast in favor of the proposal exceed the number of votes cast opposing the proposal. Abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

Voting Procedures

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to approve the merger agreement and the plan of merger set forth therein is important and we encourage you to vote promptly.

If you are a shareholder of record or own your shares through the ESOP, you can vote using any one of the following methods:

•	Online: Log on to www.proxyvote.com and follow the instructions, using the Control Number shown on the paper proxy card you received, or in the email notification for those opting to receive proxy materials electronically. The deadline for voting online is 11:59 p.m., Pacific Standard Time, [●], 2017 (11:59 p.m., Pacific Standard Time, [●], 2017 for ESOP participants).

•	By mail: If you received or request a proxy card, mark, sign and date the proxy card and promptly return it in the prepaid envelope so that it is received by [●], 2017 ([●], 2017 for ESOP participants).

•	By telephone: If you received or request a proxy card, call the telephone number and follow the instructions shown on the proxy card, using the Control Number shown on the proxy card. The deadline for voting by telephone is 11:59 p.m., Pacific Standard Time, [●], 2017 (11:59 p.m., Pacific Standard Time, [●], 2017 for ESOP participants).

•	In person at the special meeting: Submit a ballot at the special meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person.

If you own your shares through a broker, you may vote in accordance with the instructions provided by your broker, which may include the following:

•	Online: Log on to www.proxyvote.com and follow the instructions, using the Control Number shown on the voting instruction form if you received or request one, or in the email notification for those opting to receive proxy materials electronically. The deadline for voting online is 11:59 p.m., Pacific Standard Time, [●], 2017.

•	By mail: If you received or request a voting instruction form, mark, sign and date the voting instruction form and promptly return it in the prepaid envelope so that it is received by [●], 2017.

•	By telephone: If you received or request a voting instruction form, call the telephone number and follow the instructions shown on the voting instruction form, using the Control Number shown on the voting instruction form. The deadline for voting by telephone is 11:59 p.m., Pacific Standard Time, [●], 2017.

•	In person at the special meeting: Obtain a legal proxy from your broker indicating that you were the owner of the shares on the record date and present it to the inspectors of election with your ballot.

Telephone and online voting are available 24 hours a day. If you are the record holder of your shares or your shares are held in street name, then telephone and online voting will be accessible until 11:59 p.m., Pacific Standard Time, on [●], 2017.

Shareholders of the Company who hold their shares in “street name” by a broker should refer to the proxy card or other information forwarded by their broker for instructions on how to vote their shares. Under the Company’s ESOP, the plan trustee will vote your plan shares in accordance with the directions you indicate by voting online or by telephone or on the proxy card. Please see “—Voting Procedures” above for further information on these voting methods.

If you have any questions or need assistance voting your shares, please contact D.F. King, the Company’s proxy solicitor for the special meeting, toll-free at (888) 605-1956 (banks and brokers may call (212) 269-5550).

How Proxies Are Voted; Proxies Without Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions.

Shareholders of Record – If you are a shareholder of record and your proxy is properly submitted (whether online, by telephone or by mail) and not properly revoked, but you do not give voting instructions for a proposal, the persons named as proxies will vote in favor of the proposal to approve the merger agreement and the plan of merger set forth therein, the nonbinding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ESOP Shares – If you hold your shares through the ESOP and your proxy is properly submitted (whether online, by telephone or by mail) and not properly revoked, but you do not provide voting instructions to the plan trustee, then your shares generally will be voted by the plan trustee in the same proportion as the ESOP shares that were properly voted.

Beneficial Owners – If you hold your shares in street name and properly submit a proxy (whether online, by telephone or by mail) with no voting instructions, your broker may not vote your shares on the proposals to approve the merger agreement and the plan of merger set forth therein, the nonbinding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, because under NYSE rules, such persons who hold shares for customers in “street name” have the authority to vote in their discretion only on “routine” matters. On non-routine matters, your broker holding your shares in “street name” may only vote in accordance with your instructions. The approval of the merger agreement and the plan of merger set forth therein, the nonbinding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, are considered non-routine matters. As a result, if you are a beneficial owner and you do not provide your broker with voting instructions, your shares of Company common stock will not be voted, which is referred to as a “broker non-vote.”

Revocation of Proxies

You have the right to revoke your proxy at any time prior to the time your shares are voted at the special meeting. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by delivering a written revocation to the Company’s Corporate Secretary at 1411 East Mission Avenue, Spokane, Washington 99202-2600 so that it is received prior to 5:00 p.m., Pacific Standard Time, on [●], 2017 ([●], 2017 for ESOP participants);

•	by marking, signing, dating and returning a new proxy card with a later date to the Corporate Secretary at 1411 East Mission Avenue, Spokane, Washington 99202-2600, or a new voting instruction form with a later date to the address noted on that form, so that it is received prior to 5:00 p.m., Pacific Standard Time, on [●], 2017 ([●], 2017 for ESOP participants);

•	by submitting a later dated vote by using the online or telephone voting procedure described under “—Voting Procedures” prior to 11:59 p.m., Pacific Standard Time, [●], 2017 ([●], 2017 for ESOP participants); or

•	by attending the special meeting and voting in person.

However, if your shares are held in “street name” through a broker, nominee, fiduciary or other custodian, you must contact your broker, nominee, fiduciary or other custodian to determine how to revoke your proxy.

Voting in Person

If you plan to attend the special meeting and vote in person, you will be given a ballot at the special meeting. Please note that admission to the special meeting is limited to the Company’s shareholders or their representatives.

Admission to the special meeting will be limited to persons who are listed on the Company’s records as shareholders as of the record date, or who bring documentation to the meeting that demonstrates their beneficial ownership of the Company common stock through a broker. For holders of record of Company common stock, upon your arrival at the meeting location, you will need to present identification to be admitted to the meeting. If you are a shareholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our record date shareholder list. We reserve the right to limit the number of representatives who may attend the special meeting. For filming or recording purposes, cameras and electronic recording devices are not permitted at the special meeting.

For shareholders holding shares in “street name,” in addition to providing identification as outlined for record holders above, you will need a valid proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Otherwise, you will not be permitted to attend the special meeting. If your shares are held in the name of a broker, you must obtain and bring to the special meeting a proxy card issued in your name from the broker to be able to vote at the special meeting.

Dissenters’ Rights

Under Chapter 23B.13 of the WBCA, Avista shareholders have the right to dissent from the merger agreement, obtain an appraisal of the fair value of their Company common stock, and receive cash equal to the appraised fair value of their Company common stock (without giving effect to the merger) instead of receiving the merger consideration. To exercise dissenters’ rights, among other things, an Avista shareholder must (i) provide notice to Avista that complies with the requirements of the WBCA prior to the vote of its shareholders on the merger agreement of the shareholder’s intent to demand payment for the shareholder’s shares, and (ii) not vote in favor of the merger agreement.

If you dissent from the merger agreement and the conditions outlined above are met, then you will not receive the merger consideration in exchange for your shares of Company common stock, and your only right will be to receive the fair value of your Company common stock as determined by mutual agreement between you and Hydro One or by court determination if you are unable to agree. The appraised value may be more or less than the merger consideration you would receive under the terms of the merger agreement. If you exercise dissenters’ rights, any cash you receive for your shares of Company common stock that results in a gain or loss will be immediately recognizable for federal income tax purposes. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger agreement and a waiver of your dissenters’ rights. A vote “AGAINST” the merger agreement does not dispense with the other requirements to exercise dissenters’ rights under the WBCA.

A shareholder electing to dissent from the merger agreement must strictly comply with all procedures required under Washington law. These procedures are described more fully beginning on page 98 of this proxy statement, and a copy of the relevant WBCA provisions regarding dissenters’ rights is included as Annex C to this proxy statement.

Solicitation of Proxies

The Company will pay the costs of soliciting proxies from its shareholders. In addition to this mailing, proxies may be solicited by directors, officers or employees of the Company in person, by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. The Company has retained D.F. King to assist in the distribution and solicitation of proxies. The Company will pay D.F. King a fee of approximately $15,000, plus reasonable out-of-pocket expenses, for these services.

The extent to which these proxy soliciting efforts will be undertaken depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by mail, by telephone or online. The Company also reimburses brokers, nominees, fiduciaries or other custodians for their expenses in sending these materials to you and getting your voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, recessed or postponed for the purpose of soliciting additional proxies. The holders of a majority of the number of outstanding shares of stock of the Company entitled to vote at the special meeting, present in person or by proxy, constitutes a quorum, but less than a quorum has the power to adjourn any meeting from time to time without notice.

Voting by Company Directors and Executive Officers

The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our shareholders as described in this proxy statement. Details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 96. Certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 53.

Assistance

If you have any questions or need assistance voting your shares, please contact D.F. King, the Company’s proxy solicitor for the special meeting, toll-free at (888) 605-1956 (banks and brokers may call (212) 269-5550).

THE MERGER

Overview

The Company is seeking the approval by its shareholders of the merger agreement the Company entered into on July 19, 2017 with Hydro One, US Parent, and Merger Sub. Under the terms of the merger agreement and the plan of merger set forth therein, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as an indirect, wholly owned subsidiary of Hydro One. The Board unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into the merger agreement, (ii) adopting the plan of merger set forth in the merger agreement and approving the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement and the plan of merger set forth therein, and (iii) resolving to recommend that the shareholders of the Company approve the merger agreement and the plan of merger set forth therein and directing that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of the Company’s shareholders for such purpose. Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time, other than (i) shares owned by Hydro One, US Parent, Merger Sub or any of their respective subsidiaries and (ii) shares held by a shareholder who did not vote in favor of the merger (or consent thereto in writing) and who is entitled to demand and properly demands payment of fair value of such shares pursuant to, and complies in all respects with, the provisions of Washington law, will be converted into the right to receive $53.00 in cash, without interest.

Background of the Merger

The Board and the Company’s executive management team (“Executive Management”) regularly review and evaluate the Company’s strategic plan as part of their ongoing efforts to provide long-term value to the Company’s shareholders, taking into account economic, competitive, regulatory and other conditions, as well as historical and projected industry trends and developments. As part of such regular reviews, the Board and Executive Management also consider and evaluate options and alternatives designed to enhance shareholder value, including, from time to time, potential strategic transactions. In addition, in connection with such reviews, the Board and Executive Management also engage in discussions from time to time with various investment banks with knowledge of and expertise in the Company’s industry (including BofA Merrill Lynch, the Company’s financial advisor) about industry developments, including the considerable merger and acquisition (“M&A”) activity that has occurred in the Company’s industry over the past several years. Through these efforts, the Board and Executive Management believed they were generally aware of the potential opportunities for strategic transactions in its industry and for the Company in particular.

In mid-October 2016, representatives of “Party A” contacted BofA Merrill Lynch, which was known to have a historical relationship with the Company, to request a meeting to discuss Party A’s strategic interest in the Company. Representatives of BofA Merrill Lynch promptly informed Executive Management of this conversation.

On November 2-4, 2016, a regular meeting of the Board was held in New York. At such meeting, among other operational and strategic topics, the Board and Executive Management generally discussed and reviewed various strategic alternatives available to the Company at such time, including potential strategic transactions.

At the Company’s request that BofA Merrill Lynch respond to Party A, on November 11, 2016, representatives of Party A and BofA Merrill Lynch met in person to discuss Party A’s interest in a possible strategic transaction with the Company. Following the meeting, BofA Merrill Lynch updated Executive Management regarding the meeting and members of Executive Management instructed BofA Merrill Lynch to follow-up with representatives of Party A to schedule a telephone call to discuss various transaction considerations in connection with any potential strategic transaction with Party A.

On December 1, 2016, the Company initially engaged BofA Merrill Lynch to act as financial advisor in connection with exploring and evaluating considerations related to potential strategic alternatives, including in connection with Party A’s interest in a potential strategic transaction.

On December 6, 2016, financial advisors of “Party B” contacted Mark T. Thies, a Senior Vice President and the Chief Financial Officer of the Company (“Mr. Thies”), to express interest in discussing a possible strategic transaction. Mr. Thies informed the financial advisors to Party B that the Company was currently focused on certain pending regulatory matters and was not engaged in a sale process. Mr. Thies noted that if, as part of its ongoing review and evaluation of opportunities to enhance shareholder value, the Board were to consider a potential strategic transaction, any such transaction would need to provide significant shareholder value.

At the Company’s request, on December 7, 2016, representatives of Party A and BofA Merrill Lynch participated in a telephone call to discuss potential transaction considerations, including the strategic rationale for a potential transaction and possible transaction structures. Following this meeting, BofA Merrill Lynch promptly updated Executive Management regarding the meeting and, at the request of members of Executive Management, representatives of Party A and BofA Merrill Lynch worked to arrange a meeting between the Company and Party A to be held in Chicago, Illinois on January 6, 2017.

On December 21, 2016, the Chief Executive Officer of “Party C” emailed Scott L. Morris, the Chairman, President and Chief Executive Officer of the Company (“Mr. Morris”), to express interest in discussing various strategic alternatives with the Company. The next day, Mr. Morris replied via email that he would be willing to schedule such a call.

On January 3, 2017, BofA Merrill Lynch delivered a memorandum to the Board disclosing certain relationships between BofA Merrill Lynch and its affiliates, on the one hand, and the Company, Party A and Party B and certain of their respective affiliates, on the other hand, during the prior two years.

On January 4, 2017, after financial advisors for Party B coordinated the arrangements with Mr. Thies to schedule a call with Mr. Morris, Mr. Morris participated in a telephone call with Party B’s Chief Executive Officer, who expressed an interest in a potential strategic transaction. Mr. Morris informed Party B’s Chief Executive Officer that the Company was currently focused on certain pending regulatory matters and was not engaged in a sale process. Mr. Morris also noted that if, as part of its ongoing review and evaluation of opportunities to enhance shareholder value, the Board were to consider a potential strategic transaction, any such transaction would need to provide significant shareholder value and include appropriate commitments with respect to the Company’s stakeholders to enhance the likelihood of obtaining required regulatory approvals.

Also on January 4, 2017, Mr. Morris participated in a telephone call with Party C’s Chief Executive Officer who expressed interest in discussing a possible strategic transaction. Mr. Morris informed Party C’s Chief Executive Officer that the Company was currently focused on certain pending regulatory matters and was not engaged in a sale process. Mr. Morris also noted that if, as part of its ongoing review and evaluation of opportunities to enhance shareholder value, the Board were to consider a potential strategic transaction, any such transaction would need to provide significant shareholder value.

On January 6, 2017, representatives of Party A met in Chicago, Illinois with representatives of the Company, including Mr. Morris, Mr. Thies, Dennis P. Vermillion, a Senior Vice President and the Environmental Compliance Officer of the Company and the President of Avista Utilities (“Mr. Vermillion”), and representatives of BofA Merrill Lynch and expressed interest in discussing a potential strategic transaction with the Company. Mr. Morris informed Party A that while the Company was currently focused on executing upon its long-term strategic plan and certain pending regulatory matters and was not engaged in a sale process, the Company would be willing to continue further discussions with Party A, as part of its ongoing review and evaluation of opportunities to enhance shareholder value. Mr. Morris also noted that if the Board were to consider a potential strategic transaction, any such transaction would need to provide significant shareholder value and include appropriate commitments with respect to the Company’s stakeholders to enhance the likelihood of obtaining required regulatory approvals. Following this meeting, representatives of the Company and Party A made arrangements for a meeting to occur in late January in New York.

On January 9, 2017, the Chief Executive Officer of Party C called Mr. Morris to indicate that he had discussed a possible merger of equals between Party C and the Company with Party C’s board of directors and that Party C’s board of directors was supportive of continuing to pursue discussions with the Company. Mr. Morris responded that the Company continued to be focused on certain pending regulatory matters and was not engaged in a sale process.

On January 10, 2017, Mr. Morris, Mr. Thies and Marian M. Durkin, a Senior Vice President and the General Counsel, Corporate Secretary and Chief Compliance Officer of the Company (“Ms. Durkin”), had a telephone call with the Company’s lead director and another director on the Board to update them on the January 6th meeting and further discussions with Party A, in addition to status updates regarding Party B and Party C.

On January 25, 2017, a representative of “Party D” contacted BofA Merrill Lynch to express Party D’s interest in a potential strategic transaction with the Company. Following the call, BofA Merrill Lynch discussed the expression of interest with members of Executive Management of the Company and a meeting was arranged for the next day in New York.

On January 26, 2017, Mr. Thies and a representative of BofA Merrill Lynch met in New York with a representative of Party D to discuss a potential strategic transaction. At the meeting, no indicative price range was discussed and Mr. Thies informed the representative of Party D that the Company was currently focused on certain pending regulatory matters and was not engaged in a sale process, but that if the Board, as part of its ongoing review and evaluation of opportunities to enhance shareholder value, were to consider a potential strategic transaction, any such transaction would need to provide significant shareholder value and include appropriate commitments with respect to the Company’s stakeholders to enhance the likelihood of obtaining required regulatory approvals.

On January 27, 2017, representatives of the Company, including Mr. Thies and Ms. Durkin and other members of Executive Management, BofA Merrill Lynch, Party A and its financial advisor met in New York to discuss anticipated regulatory approval matters in connection with a potential strategic transaction.

On January 30, 2017, Mr. Morris participated in a telephone call with Party B’s Chief Executive Officer, who expressed an interest in a potential merger of equals with the Company. Although specific transaction terms were not discussed, the proposed merger consideration described by Party B’s Chief Executive Officer implied a low premium to the then-current trading price of the Company’s stock. Mr. Morris informed Party B’s Chief Executive Officer that the Company was currently focused on certain pending regulatory matters and was not engaged in a sale process, but that if the Board, as part of its ongoing review and evaluation of opportunities to enhance shareholder value, were to consider a potential strategic transaction, any such transaction would need to provide significant shareholder value and include appropriate commitments with respect to the Company’s stakeholders to enhance the likelihood of obtaining required regulatory approvals.

On February 2-3, 2017, a regular meeting of the Board was held in Spokane, Washington. At the meeting, a representative of Davis Wright Tremaine LLP, the Company’s regular outside counsel (“DWT”), made a presentation to the Board detailing its fiduciary duties, certain legal considerations and requirements in connection with its consideration and evaluation of potential strategic transactions and alternatives, including potential responses to inquiries received from third parties about potential strategic transactions, various process considerations related to the Board’s consideration and evaluation of potential strategic alternatives, and an overview of the Board’s role in any such process.

The Board then discussed with members of Executive Management and representatives of BofA Merrill Lynch the current status and future outlook of the utility sector (including, an overview of key industry trends and the recent and current mergers and acquisitions environment in the sector), as well as the Company’s market position and a preliminary financial analysis of the Company on a stand-alone basis (prepared by BofA Merrill Lynch based on management’s January 2017 five-year financial forecast). The Board also discussed with members of Executive Management and representatives of BofA Merrill Lynch strategic alternatives that might reasonably be available to the Company (and the benefits and risks of such alternatives), including remaining as a stand-alone public company, growth through acquisitions and a sale to a third party. In connection with a consideration of strategic alternatives, the Board discussed with members of Executive Management and representatives of BofA Merrill Lynch certain prospective buyers that were viewed as most likely to be interested in and capable of completing (from a financial and regulatory perspective) a potential strategic transaction with the Company, including Party A, Party B, Party C, Party D and Hydro One. The Board reviewed with members of Executive Management and representatives of BofA Merrill Lynch certain other transaction considerations, including strategic electric utility combination opportunities and regional industry consolidation considerations.

At the same meeting, the Board and members of Executive Management discussed the expressions of interest from and recent discussions with Party A, Party B, Party C and Party D regarding a potential strategic transaction with the Company. The Board and members of Executive Management then discussed the relative benefits and risks of the various strategic alternatives then available to the Company, including declining to engage in further discussions with any party, including Parties A, B, C and D, regarding a potential strategic transaction and instead continuing to focus on executing the Company’s strategic plan on stand-alone basis, pursuing one or more of the strategic alternatives, engaging in further discussions with one or more of Parties A, B, C or D regarding a potential strategic transaction or soliciting potential interest in a strategic transaction from one or more other third parties. Following deliberation on these possible strategic alternatives, the Board directed members of Executive Management to continue discussions with Party A and to provide them with an opportunity to conduct due diligence and attend a management presentation in advance of the potential submission of a more detailed transaction proposal, but not to actively pursue parallel discussions regarding a potential strategic transaction with Party B, Party C or Party D at such time. The Board and Mr. Morris also discussed potential strategic approaches regarding further communications with Parties B, C and D.

Following the meeting, Mr. Morris contacted the Chief Executive Officer of Party C and informed him that the Company and the Board were currently focused on executing upon its long-term strategic plan and addressing certain pending regulatory matters but that he would follow up after the regularly scheduled Board meeting in May if the Board determined that it wanted to proceed with further discussions at such time.

On February 7, 2017, the Company entered into a mutual nondisclosure agreement (“NDA”) with Party A that included a standstill provision.

On February 10, 2017, the Company formalized its engagement of BofA Merrill Lynch as financial advisor in connection with evaluating potential strategic alternatives that might be available to the Company by executing an engagement letter with BofA Merrill Lynch.

On February 11, 2017, representatives of the Company, Party A and their respective advisors participated in a telephone call to discuss due diligence process matters.

On February 14, 2017, the Board held a special telephonic meeting in which members of Executive Management of the Company and representatives of Kirkland & Ellis LLP (“K&E”) participated. At the meeting, members of Executive Management updated the Board on the status of the discussions with Party A regarding a potential strategic transaction. Mr. Morris provided the Board with a timeline of events, as generally summarized above, that had occurred between the parties since the last Board meeting as well as the planned activities for the following two weeks as discussed herein. Mr. Morris also reviewed the status of discussions regarding various key terms for the potential transaction with Party A, including matters relevant to the regulatory approval process and enhancing transaction certainty and noted that such terms still needed to be further discussed and negotiated. Ms. Durkin provided a summary of Party A’s corporate and governance structure. Members of Executive

Management and the Board also discussed what approvals might be required for a potential transaction with Party A and the anticipated regulatory approval process related thereto, as well as certain factors that would be relevant to increasing the likelihood that the approvals would be obtained from the applicable regulatory authorities. At the conclusion of the meeting, the Board determined that members of Executive Management should continue to engage in discussions with Party A and its advisors regarding a potential strategic transaction. The Board also tentatively set February 24, 2017 as the date for its next meeting to get a further update on the discussions with Party A.

On February 15, 2017, a representative of Party D emailed Mr. Thies to provide copies of the materials such representative had shared with Mr. Thies at their prior meeting in New York on January 26, 2017 and to request another meeting with Mr. Thies with such subsequent meeting to also include Mr. Morris.

Also on February 15, 2017, representatives of BofA Merrill Lynch and members of Executive Management of the Company, including Mr. Morris and Mr. Thies, met with members of the executive management team of Party A along with their financial advisors, for a social dinner in Spokane, Washington, which was intended to provide an opportunity for all of the participants to meet each other in an informal setting.

On February 16, 2017, an in-person meeting was held in Spokane, Washington, at which representatives from BofA Merrill Lynch and members of Executive Management and representatives of Party A and its advisors were present. At the meeting, members of Executive Management gave a comprehensive management presentation to representatives of Party A and its advisors. At such meeting, the Chief Executive Officer of Party A delivered a verbal proposal to Mr. Morris of an all-cash acquisition of the Company by Party A with an indicative price range of $52-$55 per share, subject to completion of due diligence, representing a premium of 31.6% to 39.2% based on the then-current trading price of the Company common stock of $39.52 per share.

On February 17, 2017, the Company made available to Party A certain non-public information about the Company via an electronic data room to assist Party A in its evaluation of a potential strategic transaction.

On February 19, 2017, Mr. Thies responded to the email sent by a representative of Party D on February 15, 2017 and indicated he would discuss Party D’s request for a subsequent meeting with Mr. Morris, but that the Company continued to be focused on certain pending regulatory matters.

Beginning on February 21, 2017 and continuing throughout the next few weeks, a series of due diligence calls occurred between representatives of Party A and the Company on various subject areas, including human resources, financial, tax, environmental, operations and regulatory matters.

On February 22, 2017, K&E provided a draft merger agreement and a detailed summary of the key terms of the draft merger agreement to members of Executive Management and solicited input from members of Executive Management regarding the draft merger agreement.

On February 23, 2017, a representative of Moelis & Company LLC (“Moelis”), which subsequently was selected as the financial advisor to Hydro One, contacted a representative of BofA Merrill Lynch and informed him that the Chief Executive Officer of Hydro One would like to be introduced to Mr. Morris, as Hydro One was interested in exploring strategic opportunities in the United States. Following the call, the representative of BofA Merrill Lynch promptly informed members of Executive Management of the conversation.

On February 24, 2017, the Board held a special telephonic meeting. Representatives from K&E also attended the meeting. Mr. Morris updated the Board on the recent expression of interest from Hydro One. Mr. Morris then summarized the developments in the discussions with Party A since the Board meeting on February 14, 2017, including a summary of the February 15th management dinner and the February 16th management presentation. Mr. Morris also reviewed with the Board the status of discussions with Party A on various key deal terms, including the indicative price range and terms relevant to the regulatory approval process and affecting transaction certainty, and noted certain other terms that remained subject to further negotiations. Mr. Morris also noted that Party A indicated it was evaluating the possibility of bringing in another investor to provide equity funding for a portion of the overall transaction consideration. Members of the Executive Management team also summarized the due diligence being conducted by Party A and the Company. Mr. Morris also discussed with the Board the anticipated regulatory approval process and certain factors that would be relevant to increasing the likelihood that the approvals could be obtained from the applicable regulatory authorities. At the conclusion of the meeting, the Board continued to be supportive of the members of Executive Management conducting further discussions regarding a potential strategic transaction with Party A.

On February 28, 2017, members of Executive Management had a conference call with the lead director of the Board and two other directors to provide a general update on further discussions with Party A since the February 24th Board meeting.

On March 1, 2017, following input from members of Executive Management on certain terms, K&E provided a draft merger agreement to Party A’s outside counsel.

On March 2, 2017, Mayo Schmidt (“Mr. Schmidt”), the Chief Executive Officer of Hydro One, emailed Mr. Morris to propose an introductory telephone call to introduce himself and discuss Hydro One’s growth strategy, and to explore potential future collaborative business activities between the Company and Hydro One.

On March 3, 2017, Mr. Morris replied via email to Mr. Schmidt that the Company was currently focused on certain pending regulatory matters, but indicated the possibility of a meeting at a later date.

On March 6, 2017, representatives of the Company, Party A and their respective advisors participated in additional due diligence calls.

On the evening of March 6, 2017, representatives of Party A communicated on a telephone call to BofA Merrill Lynch that they needed to slow down the transaction discussions, as they were reevaluating the indicative price proposal and that if they were to continue moving forward with the potential strategic transaction they would need to bring on a new equity partner to help finance the cost of the transaction. Party A also indicated that they did not yet have any such arrangement in place with such a potential partner. Following this telephone call, representatives of BofA Merrill Lynch reported the substance of such communications to members of Executive Management.

On March 7, 2017, representatives of Party A spoke to members of Executive Management and reiterated that they needed to slow down the transaction discussions, as they were reevaluating the indicative price proposal and that if they were to continue moving forward with the potential strategic transaction they would need to bring on a new equity partner to help finance the cost of the transaction. Party A also indicated that they did not yet have any such arrangement in place with such a potential partner.

On the evening of March 8, 2017, members of Executive Management and certain members of executive management of Party A participated in a telephone call to discuss the current status of the potential strategic transaction with Party A.

On the morning of March 9, 2017, a representative of Party A spoke with a member of Executive Management and indicated that Party A was no longer in position to submit an offer at the previously discussed indicative price range to acquire the Company.

Also on March 9, 2017, following the communications to BofA Merrill Lynch and the Company by representatives of Party A during the period between March 6 and March 9, the Company ceased discussions with Party A regarding a possible strategic transaction.

Also on March 9, 2017, a representative of Party D contacted Mr. Thies to propose a meeting with the Company to discuss a potential strategic transaction during his upcoming travel to the Pacific Northwest region. Mr. Thies responded that the Company continued to be focused on certain pending regulatory matters at that time, but that the Company was willing to listen to potential opportunities that would enhance shareholder value.

Also on March 9, 2017, members of Executive Management conducted a telephonic Board meeting to update the Board on the termination of discussions with Party A. During the call, Mr. Morris reviewed utility industry market conditions and provided the Board with an update on the recent expressions of interest that the Company had received regarding a potential strategic transaction, including from Hydro One. Following that update, the Board expressed its support for Mr. Morris to meet with representatives of Hydro One. Following the Board meeting, at the request of the Company, representatives of BofA Merrill Lynch contacted representatives of Moelis in response to Mr. Schmidt’s outreach and indicated that Mr. Morris would be willing to speak with Mr. Schmidt concerning his previous email.

On March 13, 2017, members of Executive Management had a conference call with the lead director and another director of the Board to provide a further general update on the status of recent expressions of interest that the Company had received regarding a potential strategic transaction, including from Hydro One.

On March 16, 2017, at the request of the Company, representatives of Moelis and BofA Merrill Lynch participated in a telephonic meeting to discuss general pricing parameters and other terms of a potential strategic transaction. Representatives of Moelis discussed with representatives of BofA Merrill Lynch that recent market premiums, generally speaking, were in the range of 30% of the unaffected trading prices of the acquired utilities for strategic transactions in the utility sector. The representatives of Moelis indicated that Hydro One would be prepared to consider an indicative price for the Company’s common stock in such a range. Following this discussion, representatives of BofA Merrill Lynch reported the substance of such communications to members of Executive Management. Based on the general pricing parameters of a potential strategic transaction indicated by Moelis, at the request of the Company, Moelis and BofA Merrill Lynch also began to schedule the arrangements for an in-person meeting in Spokane, Washington between representatives of Hydro One and the Company on March 30, 2017.

On March 23, 2017, members of Executive Management had a conference call with the lead director and another member of the Board to provide a further general update on the status of recent expressions of interest that the Company had received regarding a potential strategic transaction, including from Hydro One.

On March 28, 2017, Mr. Morris, Mr. Thies and Mr. Vermillion, met in Spokane, Washington with a representative of Party D to discuss a potential strategic transaction. Mr. Morris informed the representative of Party D that the Company was currently focused on certain pending regulatory matters and was not engaged in a sale process at such time.

On March 30, 2017, Mr. Schmidt and Paul Barry, the Executive Vice President, Strategy and Corporate Development of Hydro One (“Mr. Barry”), and a representative of Moelis met with Mr. Morris, Mr. Thies, Mr. Vermillion and a representative of BofA Merrill Lynch in Spokane, Washington. At the meeting, Mr. Schmidt expressed Hydro One’s interest in an all-cash acquisition of the Company and confirmed Hydro One’s interest in further advancing discussions in the context of an indicative price range of $52-$53 per share, representing a premium of 33.6% to 36.2% based on the then-current trading price of the Company common stock of $38.91 per share, subject to due diligence and the negotiation of terms.

On April 12, 2017, Mr. Schmidt contacted Mr. Morris via telephone and confirmed Hydro One’s continued interest in pursuing a strategic transaction with the Company at the indicative price range discussed at the March 30, 2017 meeting and that continuing discussions towards the negotiation of a strategic transaction on those terms had the support of Hydro One’s board of directors.

On April 17, 2017, members of Executive Management had a conference call with the lead director of the Board to provide an update on the status of discussions regarding a potential strategic transaction with Hydro One.

On April 24, 2017, Mr. Schmidt and Mr. Morris spoke again via telephone during which Mr. Schmidt again reconfirmed Hydro One’s continued interest in pursuing a potential strategic transaction with the Company at the indicative price range discussed at the March 30, 2017 meeting. Mr. Schmidt also indicated to Mr. Morris that Hydro One would need to complete certain pending strategic transactions before engaging further with the Company.

On May 5, 2017, members of Executive Management had a conference call with the lead director of the Board to provide a further general update on the status of Hydro One’s continued interest in pursuing a potential strategic transaction with the Company.

On May 11, 2017, the Board held a regular, in-person meeting. Members of Executive Management reviewed and summarized the expressions of interest that had been received from, and subsequent discussions with, Party B, Party D and Hydro One, as outlined herein, and discussed with the Board various potential strategic alternatives then available to the Company. Following a discussion of the relative advantages and disadvantages of the strategic alternatives, the Board determined that the Company should engage in further discussions with Hydro One about a potential strategic transaction. In reaching its determination, the Board considered a number of factors, including the significant premium that the indicative price range proposed by Hydro One represented over the Company’s recent and historical share price; the significant incremental value that would be received by the Company’s shareholders in a transaction with Hydro One based on the indicative price range relative to the financial analyses of the Company on a stand-alone basis (based on management’s then-current five-year financial forecast); the fact that the proposed all-cash consideration would provide certainty of value and liquidity to the Company’s shareholders; the likelihood that an alternative buyer would be interested in and capable of completing a transaction with the Company at a higher price and in a similar timeframe as Hydro One; and the risk that Hydro One might decline to continue discussions with the Company if the Company were to engage in parallel discussions with one or more other prospective buyers.

On May 24, 2017, representatives of Hydro One’s senior management team and members of Executive Management of the Company, other than Mr. Morris and Mr. Schmidt, met in Toronto, Canada for a social dinner, which was intended to provide an opportunity for all of the participants to meet each other in an informal setting.

On May 25, 2017, the senior management of Hydro One, including Mr. Schmidt, made a presentation to members of Executive Management of the Company, including Mr. Morris, in Toronto, Canada, regarding Hydro One’s business, operations and culture.

Also on May 25, 2017, Mr. Morris met with the chairman of the board of directors of Hydro One in Toronto, Canada, during which the chairman confirmed the support of the board of directors of Hydro One for a potential strategic transaction with the Company.

On May 30, 2017, members of Executive Management had a conference call with the lead director of the Board to provide a further general update on the status of Hydro One’s continued interest in pursuing a strategic transaction with the Company.

On May 31, 2017, the Company executed a mutual NDA with Hydro One that included a standstill provision.

On June 1, 2017, representatives of Hydro One and members of Executive Management of the Company, along with representatives of Moelis and BofA Merrill Lynch, met in Spokane, Washington for a social dinner, which was intended to provide an opportunity for the participants to continue to meet in an informal setting.

On June 2, 2017, at the request of the Company, representatives of BofA Merrill Lynch sent representatives of Moelis the Company’s five-year financial forecast, as prepared by management of the Company, which included the prospective financial information that is summarized below in “Prospective Financial Information”.

Also on June 2, 2017, members of Executive Management and representatives of BofA Merrill Lynch met in-person in Spokane, Washington with representatives of Hydro One, Moelis and certain other external advisors to Hydro One. At the meeting, members of Executive Management gave a comprehensive management presentation to the representatives of Hydro One, Moelis and certain other external advisors to Hydro One, and provided its prospective financial information to Hydro One, which included the same projections previously reviewed by the Board and shared with Moelis.

On June 5, 2017, the lead director met with members of Executive Management in Spokane, Washington for an update on the status of discussions with Hydro One and details regarding the June 2nd meeting with representatives of Hydro One, Moelis and certain other external advisors to Hydro One.

Beginning on June 6, 2017, the Company made available to Hydro One and its advisors certain non-public information about the Company via an electronic data room to begin Hydro One’s due diligence process, which included financial/accounting, legal, tax, regulatory, human resources and operational diligence. In addition, beginning on June 6, 2017 and continuing over the course of the next month, representatives of the Company and Hydro One engaged in various due diligence conference calls to facilitate Hydro One’s due diligence efforts.

On June 16, 2017, members of Executive Management participated in a telephone conference with representatives of BofA Merrill Lynch and K&E to discuss certain key potential merger agreement terms that would need to be negotiated in connection with a potential transaction with Hydro One, including provisions related to transaction closing certainty and allocation of regulatory risk.

On June 23, 2017, Mr. Morris and Mr. Thies met in Great Falls, Montana with Mr. Schmidt and Mr. Barry, to further discuss the terms of a potential strategic transaction. At the meeting, Mr. Schmidt reaffirmed Hydro One’s indicative price range of $52-53 per share. In addition, at the meeting, Mr. Thies noted that the Company’s stock price had increased since Hydro One first proposed such price range, which Mr. Schmidt acknowledged. In addition, the parties discussed various governance matters and potential social commitments that Hydro One would be prepared to make in connection with a potential transaction, which the parties viewed as important to enhance the likelihood of obtaining required regulatory approvals with respect to a potential transaction.

On June 26, 2017, members of Executive Management had a conference call with the lead director of the Board to provide a general update on the status of discussions with Hydro One regarding a potential strategic transaction with the Company.

On June 28, 2017, following discussions with and input from members of Executive Management regarding the key terms, K&E prepared a draft merger agreement for a potential transaction with Hydro One, which BofA Merrill Lynch subsequently provided to Hydro One and its legal counsel, Bracewell LLP (“Bracewell”).

On June 29, 2017, the Board held a telephonic special meeting, which was attended by members of Executive Management and representatives of K&E. At the meeting, Mr. Morris updated the Board on the status of the discussions with Hydro One regarding a potential transaction, including the June 23 in-person meeting. Mr. Morris informed the Board that Hydro One had reaffirmed its indicative price range of $52-53 per share, and that Mr. Thies had responded by noting that the Company’s stock price had increased since Hydro One first proposed such price range, and summarized the parties’ discussions regarding various governance matters and potential social commitments, including levels of economic development and charitable contributions that Hydro One would be prepared to make in connection with a potential transaction, which were viewed as important to enhance the likelihood of obtaining regulatory approvals with respect to a potential transaction. Such social commitments and governance matters were to be included in ancillary transaction documentation attached as exhibits to the merger agreement. Members of Executive Management also updated the Board on Hydro One’s due diligence process, the Company’s due diligence of Hydro One and the anticipated regulatory approval process and associated timeline with respect to a potential transaction. Members of Executive Management also reviewed with the Board certain terms which remained subject to further discussions and negotiations with Hydro One, including related to transaction certainty and the allocation of regulatory risk, and discussed the anticipated timeline and next steps for continuing the discussions. At the conclusion of the meeting, the Board continued to be supportive of the members of Executive Management conducting further discussions regarding a potential strategic transaction with Hydro One.

On July 3, 2017, representatives of the Company and Hydro One and their advisors met in-person in Rosemont, Illinois to discuss regulatory matters related to a potential transaction. BofA Merrill Lynch participated by telephone.

On July 5, 2017, Mr. Schmidt met individually with members of the Executive Management of the Company in Spokane, Washington to express Hydro One’s interest in maintaining the existing Executive Management team and to gauge such individuals’ receptivity to remaining with the Company if a transaction were to be consummated, in light of the fact that Hydro One did not have any existing U.S. based operations. No specific compensation terms were discussed in such meetings.

Also on July 5, 2017, Mr. Morris and Mr. Schmidt along with their respective directors of human resources, generally discussed employee matters and potential retention strategies with respect to the Company employees in connection with a potential strategic transaction between the Company and Hydro One.

Also on July 5, 2017, an initial draft of ancillary transaction documentation that addressed social commitments, operational matters and governance requirements and which would be reflected in Exhibits A and B to the merger agreement (as described below under “The Merger Agreement—Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws”), was delivered by the Company to Hydro One at the meetings described above. The Company viewed the terms of such ancillary transaction documentation as important to enhance the likelihood of obtaining required regulatory approvals with respect to a potential transaction.

On July 6, 2017, Bracewell provided K&E with a revised draft of the merger agreement, which K&E reviewed and discussed with members of Executive Management.

On July 7, 2017, Mr. Morris, Mr. Thies, Mr. Schmidt and Mr. Barry had a telephone call to discuss the overall status and timing of a potential transaction, including key business and legal points relating to the proposed transaction, such as various matters related to transaction closing certainty and the regulatory approval process, in advance of a dinner meeting between the parties’ respective Chief Executive Officers and certain board members scheduled for July 10, 2017.

On July 10, 2017, Mr. Morris and certain members of the Board had a dinner meeting with Mr. Schmidt and certain members of the board of directors of Hydro One in Toronto, Canada. At the dinner, Mr. Morris and Mr. Schmidt discussed the parties’ agreement with respect to certain key transaction terms and the continued commitment to finalizing a potential strategic transaction.

On July 11, 2017, Hydro One provided to the Company a revised draft of ancillary transaction documentation that addressed social commitments, operational matters and governance requirements.

Also on July 11, 2017, following discussions with members of Executive Management, K&E provided Bracewell with a revised draft of the merger agreement.

On July 13, 2017, K&E and Bracewell engaged in discussions in an effort to resolve the remaining open points in the draft merger agreement.

Also on July 13, 2017, representatives of Hydro One and the Company engaged in discussions in an effort to resolve a number of the open transaction points, including price and provisions related to transaction closing certainty and the allocation of regulatory risk.

On July 14, 2017, Bracewell provided K&E with revised drafts of the merger agreement and related ancillary transaction documentation. From July 14, 2017 to July 17, 2017, K&E and Bracewell engaged in a series of telephonic discussions on the remaining open points in the merger agreement and related transaction documentation, during which K&E and Bracewell continued to exchange further drafts of such documents and as a result of which the transaction documents were in substantially final form, subject to final approval of each of their respective clients’ boards of directors and final non-substantive technical drafting changes.

On July 15, 2017, BofA Merrill Lynch delivered an updated memorandum to the Board disclosing certain relationships between BofA Merrill Lynch and its affiliates, on the one hand, and the Company, Hydro One and certain of their respective affiliates, on the other hand, during the prior two years.

On July 16, 2017, representatives of Hydro One and the Company engaged in telephonic discussions and reached resolution on the remaining material open transaction points, including a price per share of $53.00, subject to final approval of their respective boards of directors.

On July 17, 2017, the Board held a special in-person meeting in Spokane, Washington. Representatives of K&E and BofA Merrill Lynch were also in attendance. At the meeting Mr. Morris updated the Board on the status of the recent discussions and negotiations regarding the proposed transaction between the Company and Hydro One that had transpired since the last meeting of the Board. Ed Schlect, Vice President and Chief Strategy Officer of the Company (“Mr. Schlect”), then gave a presentation regarding a high-level overview of the key financial, legal, regulatory and governance terms of the proposed transaction, including a summary of various employee compensation and benefits matters addressed in the merger agreement, and the anticipated impact of the proposed transaction on the Company’s key stakeholders. Following this presentation, a representative of K&E reviewed with the directors their fiduciary duties and certain legal considerations in connection with evaluating a potential sale transaction, including the fact that the Board was not legally obligated to explore a sale transaction, but that if it chooses to do so, it should seek to maximize shareholder value. In addition, K&E reviewed with the Board the principal terms of the merger agreement, including the fiduciary out provisions to permit the Board to consider unsolicited proposals received following the execution of the merger agreement, the provisions related to the parties’ respective regulatory obligations and the allocation of regulatory risk, related remedies provisions, termination rights and closing conditions, as well as other key terms related to Hydro One’s intended social and governance commitments, which were designed to enhance regulatory approval certainty. K&E also discussed the restrictions that the merger agreement would impose on the Company’s interim operations between signing and consummation of the merger, which Mr. Thies also addressed. Following K&E’s presentation, a member of Executive Management provided an overview of the regulatory approval strategy with respect to the state utility commissions, including the anticipated timeline to procure such approvals in connection with the transaction.

Representatives of BofA Merrill Lynch then reviewed with the Board certain financial aspects of the proposed transaction. Representatives of BofA Merrill Lynch also reviewed with the Board the various methodologies used by BofA Merrill Lynch in conducting its financial analysis. Representatives from BofA Merrill Lynch also again reviewed with the Board certain other potential counterparties (including, Party A, B, and D) that had previously expressed interest in a potential sale transaction with the Company and the nature of the contacts with such other counterparties.

Following these presentations and further discussions among the Board and members of Executive Management regarding the transaction terms and strategic alternatives to finalizing a transaction with Hydro One (including the relative merits and drawbacks of such alternatives), the Board determined to meet again on July 19, 2017 to formally consider adopting authorizing resolutions related to the proposed transaction with Hydro One.

From July 17, 2017 to July 19, 2017, K&E and Bracewell engaged in a series of telephonic discussions and exchanged further drafts of the merger agreement and related transaction documents with respect to various final technical drafting changes. On the morning of July 19, 2017, K&E and Bracewell confirmed their clients’ mutual understanding that the merger agreement and related ancillary transaction documentation were each in final form, subject to the final review and approval of each of their respective clients’ boards of directors later that day.

On July 19, 2017, the Board held a telephonic special meeting that was attended by members of Executive Management as well as representatives of K&E and BofA Merrill Lynch. At such meeting, Mr. Morris updated the Board on the developments since the last Board meeting on July 17, 2017 and reported that all of the transaction documentation had been fully negotiated and put into execution form, pending the Board’s approval. At the request of the Board, a representative of BofA Merrill Lynch then delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated July 19, 2017, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the consideration to be received in the merger by holders of the Company’s common stock, was fair, from a financial point of view, to such holders. The full text of BofA Merrill Lynch’s written opinion, dated July 19, 2017, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by BofA Merrill Lynch in connection with its opinion, is attached to this proxy statement as Annex B.

Following discussion, the Board then unanimously (i) determined that entry into the merger agreement is in the best interests of the Company and its shareholders, (ii) adopted the plan of merger set forth in the merger agreement and approved the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, (iii) resolved to recommend that the Company’s shareholders approve the merger agreement and the plan of merger set forth therein, and (iv) directed that the merger agreement be submitted to a vote at a meeting of the Company’s shareholders to consider the approval of the merger agreement and the plan of merger set forth therein, and the consummation of the transactions therein.

On the afternoon of July 19, 2017, following the parties’ respective Board meetings, the Company and Hydro One executed the merger agreement. Following the execution of the merger agreement, the Company and Hydro One issued a joint press release announcing the parties’ entry into the transaction.

Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement

On July 19, 2017, the Board convened a meeting at which it unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into the merger agreement, (ii) adopting the plan of merger set forth in the merger agreement and approving the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iii) resolving to recommend that the shareholders of the Company approve the merger agreement and the plan of merger set forth therein and directing that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of the Company’s shareholders for such purpose. In evaluating the merger agreement and the merger, the Board consulted with the Company’s senior management team and its legal and financial advisors, and considered and evaluated a number of factors that it believed supported its decision to enter into the merger agreement, including, but not limited to, the following factors:

•	the Board’s knowledge and familiarity with the business, financial condition and results of operations of the Company, as well as the Company’s financial plan and prospects if it were to remain an independent company, including the risks and uncertainties related thereto;

•	the $53.00 per share price, which represented a 24% premium over the last sale price of the Company’s common stock of $42.74 on July 18, 2017, the last trading day prior to the Company’s public announcement that it had entered into the merger agreement;

•	the fact that the per share merger consideration is to be paid entirely in cash, which provides certainty of value and liquidity to the Company’s unaffiliated shareholders, including because such shareholders will not be exposed to any risks and uncertainties relating to the Company’s and Hydro One’s future value if the merger is consummated;

•	the possible alternatives to the merger, including, in addition to remaining an independent company, entering into a strategic transaction with another party, and the timing and likelihood of obtaining regulatory approvals of and consummating any such strategic transaction, all of which alternatives the Board evaluated and determined were less favorable to the Company’s shareholders than the merger at a price of $53.00 per share, given the potential benefits, risks and uncertainties associated with those alternatives;

•	the opinion of BofA Merrill Lynch, dated July 19, 2017, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the merger by holders of Company common stock, as more fully described below in the section entitled “—Opinion of Financial Advisor”;

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the proposed merger in light of the nature and scope of the conditions to completion;

•	the obligations imposed on Hydro One under the merger agreement to use its reasonable best efforts to obtain the regulatory approvals;

•	the post-closing commitments made by Hydro One in the merger agreement, including those described in “The Merger Agreement— Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws” beginning on page 73, all of which the Board anticipated would be favorably received by the applicable regulatory authorities and therefore increase the likelihood of completing the proposed merger;

•	Hydro One’s strong financial position;

•	the Company’s ability, pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement and the plan of merger set forth therein;

•	that under the merger agreement, the Company is permitted to declare and pay its regular quarterly cash dividends, increase its dividends by up to $0.06 per year and pay a “stub” dividend in respect of the quarter in which the merger is consummated, without the prior consent of Hydro One;

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Hydro One will pay the Company a termination fee of $103 million, without the Company having to establish any damages;

•	the fact that the Company will still be able to consider and respond to unsolicited acquisition proposals or engage in discussions or negotiations regarding such proposals under certain circumstances;

•	the Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify its recommendation that the Company’s shareholders vote to approve the merger agreement and the plan of merger set forth therein; and

•	the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a “superior proposal” (as defined in the merger agreement), and the fact that the termination fee of $103 million payable to Hydro One in such case was determined by the Board to be reasonable in the context of similar fees payable in comparable transactions and in light of the overall terms of the merger agreement, including the merger consideration, and would not reasonably be expected to deter unsolicited competing proposals.

In the course of its deliberations, the Board also considered a variety of risks, uncertainties and other countervailing factors related to entering into the merger agreement and the proposed merger, including:

•	that the proposed merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if any of the regulatory approvals are not obtained;

•	that the shareholders of the Company will have no ongoing equity in the surviving corporation following the proposed merger, meaning that the shareholders will cease to participate in the Company’s future earnings or growth, or to benefit from any future increases in the value of the Company’s common stock;

•	the restrictions on the conduct of the Company’s business prior to the completion of the proposed merger contained in the pre-closing covenants in the merger agreement, which may have a material adverse effect on the Company’s ability to respond to changing market and business conditions or delay or prevent the Company from undertaking business opportunities that may arise or certain other actions it might otherwise take or forego from taking with respect to the operations of the Company pending completion of the proposed merger;

•	the risks and costs to the Company if the proposed merger is not consummated, including the significant diversion of management and employee attention during the pendency of the transaction, the potential adverse effects on the Company’s relationship with its regulators, potential employee attrition and the potential disruptive effect on business and customer relationships, and the potential that the market’s perception of the Company’s prospects could be adversely affected;

•	the fact that the merger agreement precludes the Company from soliciting competing proposals, imposes restrictions on the Company’s ability to respond to unsolicited competing proposals and requires the Company to pay to Hydro One a termination fee of $103 million to accept a superior proposal, which could discourage other third parties from making an unsolicited competing proposal to acquire the Company;

•	that there can be no assurance that all conditions to the parties’ obligations to effect the merger will be satisfied prior to the end date set forth in the merger agreement;

•	that the receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes for many Company shareholders;

•	that if the proposed merger is not completed, the Company will be required to pay its own expenses associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement as well as, under certain circumstances, pay Hydro One a termination fee of $103 million; and

•	that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of shareholders. For more information on the interests of the Company’s directors and executive officers in the merger, see the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 53.

The Board conducted an overall analysis of the reasons and factors described above and determined in its business judgment that, in the aggregate, the potential benefits of the transactions contemplated by the merger agreement, including the merger, to the Company and the Company’s shareholders outweighed the risks and potential negative consequences of the transactions.

The foregoing discussion of certain factors considered by the Board is intended to be illustrative, and is not exhaustive, but includes the material reasons and factors considered by the Board in reaching its conclusions and recommendation in relation to the merger agreement and the plan of merger set forth therein. The Board collectively reached the conclusion to unanimously approve the merger agreement and the plan of merger set forth therein, in light of the various factors described above and other factors that the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the proposed merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.

It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 19 of this proxy statement.

The Board recommends that the shareholders of the Company vote “FOR” approval of the merger agreement and the plan of merger set forth therein.

Prospective Financial Information

The Company does not as a matter of course make public projections as to future performance (with the exception of annual earnings guidance and capital expenditures) due to the inherent unpredictability of the assumptions and estimates underlying such projections. However, in connection with the Board’s evaluation of the merger and other strategic alternatives available to the Company, the Company’s management provided to the Board and, in connection with its due diligence investigation, Hydro One, certain non-public, unaudited prospective financial information, which we refer to as “prospective financial information.” The prospective financial information is referred to as the Company management forecasts in the section entitled “—Opinion of Financial Advisor.”

Summaries of the prospective financial information are provided below. The prospective financial information reflects numerous judgments, estimates and assumptions with respect to weather conditions, industry evolution, general business, economic, market and financial conditions and other future events, as well as matters specific to the Company’s business, including without limitation, the risks and uncertainties noted in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 in “Forward-Looking Statements” under the headings “Financial Risk,” “Utility Regulatory Risk,” “Energy Commodity Risk,” “Operational Risk,” “Compliance Risk,” “Technology Risk,” “Strategic Risk” and “External Mandates Risk,” all of which are difficult to predict and many of which are beyond the Company’s control.

The prospective financial information is subjective in many respects and is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted. For additional information regarding these risks and uncertainties, see the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” and other risk factors described in the Company’s filings with the SEC that could cause actual results to differ materially from those shown below. The Company’s shareholders are urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations and financial condition and the prospective financial information should be read together with the historical information contained in such filings. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The prospective financial information should not be considered a reliable predictor of future results and should not be relied upon as such. The prospective financial information covers multiple years and such information by its nature becomes less predictive with each successive year.

The prospective financial information was based upon various assumptions which relate only to the periods presented and should not be relied upon for any other purpose. The principal assumptions include:

Overall

•	From 2017 through 2021, the issuance of approximately $915 million of long-term debt and $235 million of common stock to fund planned capital expenditures, maturing long-term debt ($435 million) and to maintain an appropriate capital structure.

Avista Utilities

•	The granting of reasonable periodic rate increases by regulatory agencies allowing us to recover our expenses and capital costs and providing us an opportunity to earn a reasonable rate of return for shareholders.

•	Capital expenditures for ongoing investments in updating and modernizing our electric and natural gas systems and infrastructure.

•	Target common equity ratio of 48.5% in Washington and 50% in Idaho and Oregon.

•	During the period 2017 through 2021, in Avista Utilities’ service area, we expect annual electric customer growth to average 1.1 percent, within a forecast range of 0.7 percent to 1.5 percent. We expect annual natural gas customer growth to average 1.3 percent, within a forecast range of 0.8 percent to 1.8 percent. We anticipate retail electric load growth to average 0.6 percent, within a forecast range of 0.3 percent and 0.9 percent. We expect natural gas load growth to average 1.2 percent, within a forecast range of 0.7 percent and 1.7 percent. The forecast ranges reflect (1) the inherent uncertainty associated with the economic assumptions on which forecasts are based and (2) the historic variability of natural gas customer and load growth.

AEL&P

•	The granting of reasonable periodic rate increases by regulatory agencies allowing us to recover our expenses and capital costs and providing us an opportunity to earn a reasonable rate of return for shareholders.

•	Average annual capital expenditures of $8.5 million for the period 2017 through 2021.

•	During 2017 through 2021, in AEL&P’s service area, we expect residential customer growth near 0 percent (no residential customer growth). We also expect no significant growth in commercial and government customers over the same period. We anticipate average annual total load growth will be in a narrow range around 0.3 percent, with residential load growth averaging 0.6 percent, commercial growth near 0 percent (no load growth); and government growth near 0 percent.

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the announcement of the merger. The prospective financial information does not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context.

The prospective financial information was not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the prospective financial information is unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Readers of this document are urged not to place undue reliance on the summary of the prospective financial information set forth below.

The inclusion of the prospective financial information herein is not deemed an admission or representation by the Company that either the projected financial performance or the projected cash flow and balance sheet are viewed by the Company as material information of the Company or the surviving corporation. Neither the projected financial performance nor the projected cash flow and balance sheets are included in this proxy statement in order to induce any holder of the Company common shares to approve the merger proposal. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING SINCE ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

The following discussion includes a financial measure that is considered a “non-GAAP financial measure,” that is gross margin.

Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included (excluded) in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of gross margin is intended to supplement an understanding of operating performance. We use this measure to determine whether the appropriate amount of revenue is being collected from our customers to allow for the recovery of energy resource costs and operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. The measure is not intended to replace income from operations as determined in accordance with GAAP as an indicator of operating performance. The calculation of gross margins is presented below.

Subject to the foregoing qualifications, the following is a summary of the prospective financial information:

Prospective Financial Information

($ in thousands, except earnings per share data)

	2017E	2018E	2019E	2020E	2021E
Net Income (Loss) by Business Segment
Avista Utilities	$121,346	$129,153	$150,842	$158,200	$166,911
AEL&P	8,619	7,646	8,389	8,432	7,696
Other	(714)	(628)	(645)	168	22

Total net income attributable to Avista Corp. shareholders	$129,251	$136,171	$158,586	$166,800	$174,630

Earnings (Loss) per Diluted Share by Business Segment
Avista Utilities	$1.86	$1.92	$2.20	$2.27	$2.36
AEL&P	0.13	0.11	0.12	0.12	0.11
Other	(0.01)	(0.01)	(0.01)	0.00	0.00

Total earnings per diluted share attributable to Avista Corp. shareholders	$1.99	$2.02	$2.31	$2.40	$2.47

Investing Activities
Utility property capital expenditures (excluding equity-related AFUDC)	$432,167	$408,727	$410,061	$405,063	$403,941
Other investing activities	17,527	8,000	5,500	2,500	—

Total investing activities	$449,694	$416,727	$415,561	$407,563	$403,941

Utility Gross Margin by Business Segment (non-GAAP)
Avista Utilities
Operating Revenues	$1,276,060	$1,272,412	$1,329,191	$1,357,403	$1,416,453
Resource Costs	422,204	371,929	376,856	375,578	376,152

Gross Margin	853,856	900,483	952,335	981,825	1,040,301

AEL&P
Operating Revenues	49,556	47,267	48,696	49,944	49,659
Resource Costs	11,197	10,885	10,722	10,898	11,067

Gross Margin	38,359	36,382	37,974	39,046	38,592

Total Utility gross margin (non-GAAP)	$892,215	$936,865	$990,309	$1,020,871	$1,078,893

Opinion of Financial Advisor

The Company has retained BofA Merrill Lynch to act as its financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Merrill Lynch to act as its financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with the Company and its business.

On July 19, 2017, at a meeting of the Board held to evaluate the merger, BofA Merrill Lynch delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated July 19, 2017, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received in the merger by holders of Company common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder or shareholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Merrill Lynch by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company, referred to herein as the Company management forecasts;

(iii)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(iv)	reviewed the trading history for the Company common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(v)	compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;

(vi)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(vii)	reviewed a draft, dated July 19, 2017, of the merger agreement, referred to for purposes of this section as the draft merger agreement; and

(viii)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company management forecasts, BofA Merrill Lynch was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. BofA Merrill Lynch relied, at the Company’s direction, upon the assessments of the management of the Company as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting the Company and its business. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of the properties or assets of the Company. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company, Hydro One or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the Company, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company, Hydro One or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of the Company, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of the Company common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch did not express any view or opinion with respect to, and relied, at the direction of the Company, upon the assessments of representatives of the Company regarding, legal, regulatory, accounting, tax and similar matters relating to the Company or the merger, as to which matters BofA Merrill Lynch understood that the Company obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any related matter. Except as described in this summary, the Company imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch.

The discussion set forth in the section entitled “—Summary of Material Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Board in connection with its opinion, dated July 19, 2017. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Summary of Material Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for the Company and the following seven publicly traded companies in the utility industry:

•	IDACORP, Inc.

•	Portland General Electric Company

•	Black Hills Corporation

•	ALLETE, Inc.

•	NorthWestern Corporation

•	PNM Resources, Inc.

•	El Paso Electric Company

BofA Merrill Lynch reviewed, among other things, per share equity values, based on last sale stock prices on July 18, 2017, of the publicly traded companies listed above, which we refer to as the selected publicly traded companies, as a multiple of calendar years 2018 and 2019 estimated earnings per share, commonly referred to as EPS. The overall low to high calendar year 2018 estimated EPS multiples observed for selected publicly traded companies were 16.9x to 21.3x (with an average of 19.0x and a median of 18.6x). The overall low to high calendar year 2019 estimated EPS multiples observed for selected publicly traded companies were 16.1x to 19.4x (with an average of 17.8x and a median of 17.7x). BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on July 18, 2017, plus debt and less cash, as a multiple of calendar years 2018 and 2019 estimated earnings before interest, taxes, depreciations and amortization, commonly referred to as EBITDA. The overall low to high calendar year 2018 estimated EBITDA multiples observed for selected publicly traded companies were 8.4x to 12.8x (with an average of 10.6x and a median of 10.9x). The overall low to high calendar year 2019 estimated EBITDA multiples observed for selected publicly traded companies were 8.1x to 10.4x (with an average of 9.7x and a median of 10.1x). BofA Merrill Lynch then applied calendar years 2018 and 2019 multiples of 18.0x to 21.25x and 17.0x to 19.5x, respectively, derived from the selected publicly traded companies to the Company’s calendar year 2018 and 2019 estimated EPS and applied calendar years 2018 and 2019 EBITDA multiples of 10.0x to 11.0x and 9.0x to 10.0x, respectively, derived from the selected publicly traded companies to the Company’s calendar years 2018 and 2019 estimated EBITDA. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of the Company were based on the Company management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for the Company				Merger Consideration
2018E EPS	2019E EPS	2018E EBITDA	2019E EBITDA
$36.50 - $43.00	$39.25 - $45.00	$48.25 - $55.75	$46.50 - $54.75	$53.00

No company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the Company’s fiscal years from the second half of 2017 through 2021 based on the Company management forecasts. BofA Merrill Lynch calculated terminal values for the Company by applying terminal value multiples of 9.0x to 10.0x to the Company’s fiscal year 2021 estimated EBITDA. The cash flows and terminal values were then discounted to present value as of June 30, 2017 using discount rates ranging from 5.1% to 5.8%, which were based on an estimate of the Company’s weighted average cost of capital. From the resulting enterprise values, BofA Merrill Lynch deducted net debt and minority interest as of June 30, 2017 to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for the Company as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for the Company	Merger Consideration
$36.25 - $45.50	$53.00

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 10 selected transactions involving companies in the utility industry

Acquiror	Target

• Fortis Inc.	• CH Energy Group, Inc.

• MidAmerican Energy Holdings Company	• NV Energy, Inc.

• Fortis Inc.	• UNS Energy Corporation

• Exelon Corporation	• Pepco Holdings, Inc.

• Wisconsin Energy Corporation	• Integrys Energy Group

• Macquarie Infrastructure and Real Assets and British Columbia Investment Management Corporation	• Cleco Corporation

• Iberdrola, S.A.	• UIL Holdings Corporation

• Emera Inc.	• TECO Energy, Inc.

• Algonquin Power & Utilities Corp.	• The Empire District Electric Company

• Berkshire Hathaway Energy Company	• Energy Future Holdings Corp. (as of July 19, 2017, based on announcement of transaction only)

BofA Merrill Lynch reviewed transaction values, in each case calculated as the enterprise value implied for the target company based on the merger consideration payable in the selected transaction, as a multiple of the target company’s one-year forward and two-year forward estimated EPS and EBITDA. The overall low to high multiples of the target companies’ one-year forward and two-year forward estimated EPS for the selected transactions were 18.1x to 25.3x (with an average of 21.5x and a median of 20.9x) and 17.4x to 23.7x (with an average of 20.3x and a median of 20.3x), respectively. The overall low to high multiples of the target companies’ one-year forward and two-year forward estimated EBITDA for the selected transactions were 8.9x to 11.2x (with an average of 10.0x and a median of 10.0x) and 8.1x to 10.7x (with an average of 9.5x and a median of 9.7x), respectively. BofA Merrill Lynch then applied one-year forward and two-year forward EPS multiples of 23.0x to 25.5x and 21.0x to 23.5x, respectively, derived from the selected transactions to the Company’s calendar year 2018 estimated EPS and calendar year 2019 estimated EPS. BofA Merrill Lynch then applied one-year forward and two-year forward EBITDA multiples of 9.5x to 10.5x and 9.0x to 10.0x, respectively, derived from the selected transactions to the Company’s calendar year 2018 estimated EBITDA and calendar year 2019 estimated EBITDA. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction, and estimated financial data of the Company were based on the Company management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for the Company				Merger Consideration
2018E EPS	2019E EPS	2018E EBITDA	2019E EBITDA
$46.50 – $51.50	$48.50 – $54.25	$44.25 – $52.00	$46.50 – $54.75	$53.00

No company, business or transaction used in this analysis is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Other Factors

BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices of the Company common stock during the one-year period ended July 18, 2017, which indicated low and high last sale prices for the Company common stock during such period of approximately $37.94 and $44.40, as compared to the last sale price of the Company common stock on July 18, 2017 of $42.74;

•	publicly available research analysts’ price targets for the Company common stock, which indicated low to high price targets for the Company common stock of approximately $36.75 to $40.50 per share, as compared to the last sale price of the Company common stock on July 18, 2017 of $42.74; and

•	the 24% implied premium of the merger consideration of $53.00 to the last sale price of the Company’s common stock on July 18, 2017 of $42.74.

Miscellaneous

As noted above, the discussion set forth above in the section entitled “—Summary of Material Financial Analyses” is a summary of the material financial analyses presented by BofA Merrill Lynch to the Board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Hydro One. The estimates of the future performance of the Company in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of Company common stock and were provided to the Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Company.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Hydro One, rather than by any financial advisor, and was approved by the Board. The decision to enter into the merger agreement was solely that of the Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the merger consideration.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $28 million, $1 million of which was payable upon the delivery of BofA Merrill Lynch’s opinion, approximately $2.8 million of which was payable upon execution of the merger agreement, approximately $5.6 million of which is payable upon receipt of the requisite approval of the merger by holders of the Company common stock and a significant portion of which is contingent upon consummation of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Hydro One and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and/or certain of its affiliates, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a bookrunner, sales agent, placement agent and/or global coordinator for certain equity offerings of the Company and certain of its affiliates, (ii) having acted or acting as a lender under certain term loans, letters of credit, credit facilities and other credit arrangements of the Company and/or certain of its affiliates, (iii) having provided or providing certain derivatives and other trading services to the Company and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to the Company and/or certain of its affiliates. From July 1, 2015 through June 30, 2017, BofA Merrill Lynch and its affiliates derived aggregate revenues from the Company and certain of its affiliates of approximately $1 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Hydro One and/or certain of its affiliates, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a bookrunner and/or manager for certain debt offerings of certain affiliates of Hydro One, (ii) having acted or acting as a lender under certain leasing facilities of Hydro One and/or certain of its affiliates, (iii) having acted or acting as a dealer and paying agent for a commercial paper program of an affiliate of Hydro One, (iv) having provided or providing certain derivatives, foreign exchange and other trading services to Hydro One and/or certain of its affiliates, and (v) having provided or providing certain treasury management products and services to Hydro One and/or certain of its affiliates. From July 1, 2015 through June 30, 2017, BofA Merrill Lynch and its affiliates derived aggregate revenues from Hydro One and certain of its affiliates of approximately $12 million for investment and corporate banking services.

Certain Effects of the Merger

If the proposal to approve the merger agreement and the plan of merger set forth therein receives the affirmative vote of the holders of a majority of outstanding shares of Company common stock entitled to vote at the special meeting, and the other conditions to the closing of the merger are either satisfied or (if permissible under applicable law) waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as an indirect, wholly owned subsidiary of Hydro One.

Following the merger, all of the surviving corporation’s equity interests will be beneficially owned by Hydro One and none of the Company’s current shareholders will, by virtue of the merger, have any ownership interest in, or be a shareholder of, the Company, the surviving corporation or Hydro One after the consummation of the merger (except that holders of RSUs which by their terms would vest in any calendar year following the calendar year in which the effective time occurs will become holders of Converted RSU Awards at the effective time of the merger and therefore may receive shares of Hydro One common stock in the future, as described below under “The Merger Agreement—Treatment of Equity Awards”). As a result, following the merger, the Company’s current shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than (i) shares owned by Hydro One, US Parent, Merger Sub or any of their respective subsidiaries and (ii) shares held by a shareholder who did not vote in favor of the merger (or consent thereto in writing) and who is entitled to demand and properly demands payment of fair value of such shares pursuant to, and complies in all respects with, the provisions of Washington law, will be converted into the right to receive the merger consideration, without interest, and all shares of Company common stock so converted will, at the effective time, be canceled. Please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration and Conversion of Company Common Stock” beginning on page 74.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 53 and the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards” beginning on page 76.

The Company common stock is currently registered under the Exchange Act and listed on the NYSE under the trading symbol “AVA.” Following the consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market.

Effects on the Company if Merger is Not Completed

In the event that the proposal to approve the merger agreement and the plan of merger set forth therein does not receive the required approval from the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed on the NYSE and publicly traded, and the Company’s shareholders will continue to own their shares of the Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Company common stock.

If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of Company common stock may decline if the current market price of the Company common stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 92.

Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to Hydro One a termination fee. Under certain other circumstances, if the merger agreement is terminated, Hydro One may be obligated to pay the Company a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 93.

Financing of the Merger

There is no financing condition to the merger. Hydro One intends to finance the aggregate cash consideration payable at the closing of the merger and related expenses with a combination of some or all of the following:

•	net proceeds of the first installment (to the extent available) and the final installment in respect of the sale in August 2017 by a direct, wholly owned subsidiary of Hydro One of C$1,540,000,000 aggregate principal amount of 4.00% convertible unsecured subordinated debentures (including exercise of over-allotment option) represented by installment receipts that are convertible into common shares of Hydro One;

•	net proceeds of any subsequent bond or other debt offerings;

•	amounts drawn under the existing C$250,000,000 operating credit facility available to Hydro One; and

•	existing cash on hand and other sources available to Hydro One.

Hydro One intends to use the net proceeds of the final installment under the debenture offering described above to finance, directly or indirectly, together with the net proceeds of the first installment under that offering to the extent available, part of the cash consideration payable for the merger and for other expenses related to the merger.

Hydro One currently intends to fund the remainder of the cash consideration for the merger with a combination of bond or other debt financings, denominated principally in U.S. dollars in order to provide a significant natural currency hedge, drawdowns on the operating credit facility described above and cash on hand.

Hydro One’s overall financing plan in respect of the merger is structured and targeted to maintain Hydro One’s and the Company’s strong investment grade status.

Interests of the Company’s Directors and Executive Officers in the Merger

Overview

In considering the proposals to be voted on at the special meeting, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching the Board’s decision to adopt the plan of merger set forth in the merger agreement and in resolving to recommend the Company’s shareholders vote to approve the merger agreement and the plan of merger set forth therein. As described in more detail below, these interests include:

•	at the effective time, each performance award that is outstanding immediately prior to the effective time (including any performance award with respect to which the applicable performance period has ended, but which performance award has not been settled) will be cancelled and the holder thereof will then become entitled to receive, in full satisfaction of such holder’s rights with respect thereto, a lump-sum cash payment equal to the product of (i) the performance award amount, and (ii) the merger consideration, subject to any withholding taxes required by law to be withheld in accordance with the merger agreement; and all accumulated dividends, if any, accrued but unpaid with respect to performance awards will, by virtue of the merger and without any action on the part of a holder thereof, automatically become fully vested and be paid to such holder;

•	at the effective time, each RSU that is outstanding immediately prior to the effective time and which by its terms would vest before the calendar year or in the calendar year in which the effective time occurs will be cancelled and the holder thereof will then become entitled to receive, in full satisfaction of such holder’s rights with respect thereto, a lump-sum cash payment equal to the product of (i) the number of shares of Company common stock subject to such cancelled RSU immediately prior to the effective time and (ii) the merger consideration; and all accumulated dividends, if any, accrued but unpaid with respect to such cancelled RSUs will, by virtue of the merger and without any action on the part of a holder thereof, automatically become fully vested and be paid to such holder;

•	at the effective time, each RSU that is outstanding immediately prior to the effective time and which by its terms would vest in any calendar year following the calendar year in which the effective time occurs will be adjusted as necessary to provide that, at the effective time, each such RSU will be converted into a Converted RSU, and each such Converted RSU will not be accelerated except as provided in the RSU Agreement. At the effective time, Hydro One will assume all obligations of the Company with respect to the Company stock plans and each outstanding Converted RSU and the RSU Agreements evidencing the grants thereof. As soon as practicable after the effective time, Hydro One will deliver to the holders of Converted RSUs appropriate notices setting forth such holders’ rights, and the RSU Agreements evidencing the grants of such Converted RSUs will continue in effect on the same terms and conditions (subject to the adjustments required by the merger agreement after giving effect to the merger). The Converted RSUs will be settled in shares of common stock of Hydro One, which will not be subject to any Canadian hold period and may be resold by the holder of the Converted RSU on the Toronto Stock Exchange without any applicable U.S. restricted period having elapsed, or cash, as determined by Hydro One, and Hydro One will take all corporate action necessary to effectuate the foregoing. Notwithstanding the foregoing, and for the purpose of clarity, it is understood by Hydro One, the Company and the surviving corporation that the Converted RSUs will be awarded and issued under the Parent LTIP. For the avoidance of doubt, the terms and conditions applicable to such Converted RSUs will be the same as the terms and conditions set forth in the Company stock plans and the RSU Agreements pursuant to which such Converted RSUs were granted, notwithstanding that the Converted RSUs will be issued under the Parent LTIP;

•	Converted RSU Awards will be subject to 100% accelerated vesting upon a termination of employment after the closing (other than by the surviving corporation for “cause” or by the executive officer without “good reason”);

•	pursuant to their Change of Control Agreements, executive officers (i) will be eligible to receive certain severance payments and benefits upon certain types of terminations of employment that occur on or after the effective time and (ii) are entitled to continuation of their existing employment and compensation terms for the three-year period following a change of control;

•

effective as of the effective time, the Company will amend the Change of Control Agreements for each of the Company’s named executive officers, namely, Scott L. Morris, Mark T. Thies, Dennis P. Vermillion, Marian M. Durkin and Karen S. Feltes to provide that each such individual may voluntarily terminate his or her employment without “good reason” (as such term is defined in the applicable Change of Control Agreement) upon providing the Company with notice of termination at least six (6) months prior to the individual’s date of termination, and such voluntary termination without “good reason” shall be included as one of the events for the payment of severance payments and benefits, along with a voluntary termination for “good reason” and an involuntary termination without “cause” (each, a “qualifying termination”), such that, for the avoidance of doubt, the same severance payments and benefits will be provided upon both a voluntary termination without “good reason” and a qualifying termination; provided that the aggregate amount of severance payments and benefits to be received upon a voluntary termination without “good reason” shall not exceed the aggregate amount of severance payments and benefits the individual would receive upon a qualifying termination occurring at the effective time;

•	all of the Company’s executive officers (other than the named executive officers), namely, Kevin J. Christie, James M. Kensok, Ryan L. Krasselt, David J. Meyer, Kelly O. Norwood, Heather L. Rosentrater, Edward D. Schlect, Jr. and Jason R. Thackston, will be eligible to participate in the Executive Retention Program to be established by Hydro One as of the effective time, under which the executive officer will have an opportunity to earn a retention bonus equal to 150% of his or her base salary (at the rate in effect as of the effective time), provided such executive officer is an active, full time employee of the Company on the next calendar day (the “Retention Date”) immediately following the day which is the third year anniversary date of the effective time (the “CoC Agreement Termination Date”). If the executive officer’s employment terminates prior to the Retention Date, then absent Hydro One’s good faith exercise of discretion under certain circumstances, such executive officer will not receive any payment under the Executive Retention Program. Participation in the Executive Retention Program is subject to the executive officer’s waiver/release, which will be effective as of the effective time, in which the executive officer acknowledges and agrees, notwithstanding any provision of his or her Change of Control Agreement to the contrary, that his or her Change of Control Agreement will remain effective through the CoC Agreement Termination Date and immediately thereafter terminate. If the executive officer elects (in his or her sole discretion) not to execute such a waiver/release, such executive officer will not participate in the Executive Retention Program, and his or her Change of Control Agreement will remain in place without the foregoing modification; and

•	pursuant to their Change of Control Agreements, certain executive officers, including all of the Company’s named executive officers, are entitled to a gross-up payment if the total amount of such executive officer’s payments and benefits that would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code” (the “Excise Tax”) exceeds 110% of the greatest amount that could be paid to the executive officer such that the receipt of the payments and benefits would not give rise to any Excise Tax; and with respect to an executive officer who is not eligible for a gross-up payment under his or her Change of Control Agreement, the Company, subject to Hydro One’s prior approval, may take actions (other than providing gross-ups or any other action that would require additional payments or costs to be incurred by the Company) to reduce the amount of any potential “excess parachute payments” for such individual if he or she is a “disqualified individual” (each as defined in Section 280G of the Code), and acceleration of the vesting or payment of any amounts or benefits due to an executive officer will not be considered the incurrence of an additional payment or cost by Company for purposes of the foregoing.

The directors and executive officers of the Company also have the right to indemnification and insurance coverage that will survive the completion of the merger. Please see the section below entitled “—Director and Officer Indemnification and Insurance” beginning on page 61 and the section of this proxy statement entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 88.

Payments to Executive Officers in Respect of Equity Awards

At the effective time, (i) each outstanding performance award will be cancelled in exchange for the right to receive a lump-sum cash payment equal to the product of (A) the performance award amount, and (B) the merger consideration, subject to any required tax withholding; and all accumulated dividends, if any, accrued but unpaid with respect to performance awards will automatically become fully vested and be paid to such holder; (ii) each outstanding RSU which by its terms would vest before the calendar year or in the calendar year in which the effective time occurs will be cancelled in exchange for the right to receive a lump-sum cash payment equal to the product of (A) the number of shares of Company common stock subject to such cancelled RSU immediately prior to the effective time and (B) the merger consideration; and all accumulated dividends, if any, accrued but unpaid with respect to such cancelled RSUs will automatically become fully vested and be paid to such holder; and (iii) each outstanding RSU which by its terms would vest in any calendar year following the calendar year in which the effective time occurs will be converted into a Converted RSU, and each such Converted RSU will not be accelerated except as provided in the RSU Agreement, in each case, as described in the section entitled “The Merger Agreement—Treatment of Equity Awards” beginning on page 76 of this proxy statement. All such Converted RSU Awards will fully vest in the event of a qualifying termination (as described below) that occurs prior to the date on which the Converted RSU Award is scheduled to vest.

For purposes of the Converted RSU Awards, a qualifying termination means a termination other than by the surviving corporation for “cause” or by the executive officer without “good reason,” each as defined in the Company’s Long-Term Incentive Plan, as amended and restated (the “LTIP”). The LTIP defines “cause” as: (i) the willful and continued failure of the holder to perform substantially the holder’s duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the holder by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or the Chief Executive Officer believes that the holder has not substantially performed the holder’s duties; or (ii) the willful engaging by the holder in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. The LTIP defines “good reason” as: (i) the assignment to the holder of any duties inconsistent in any respect with the holder’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the holder; (ii) any failure of the Company to comply with its standard compensation arrangements with the holder, including the failure to continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the holder was participating at the time of a “change of control” (as defined in the LTIP and which would include the merger), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof from the holder; (iii) any purported termination of the holder’s employment or service for “cause” by the Company that does not comply with the terms of the LTIP; or (iv) the failure of the Company to require that any successor corporation (whether by purchase, merger, consolidation or otherwise) expressly assume and agree to be bound by the terms of the LTIP in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

The Company’s non-employee directors do not hold any RSUs or performance awards.

The table below sets forth: (i) the value of outstanding unvested performance awards expected to be held by our executive officers as of August 15, 2018; and (ii) the value of outstanding unvested RSUs expected to be held by our executive officers as of August 15, 2018. The merger agreement provides that performance awards and RSUs to be granted to each executive officer on February 2, 2018 may not exceed the aggregate grant date fair value of the corresponding awards made to the executive officer on February 2, 2017. However, because the number of performance awards and RSUs related to the aggregate grant date fair value on February 2, 2018 is not determinable at this time, the table (w) assumes that, on February 2, 2018, each executive officer receives (1) a grant of performance awards that has an aggregate grant date fair value equal to the aggregate grant date fair value of the performance awards granted to such executive officer on February 2, 2017 and (2) a grant of RSUs that has an aggregate grant date fair value equal to the aggregate grant date fair value of the RSUs granted to such executive officer on February 2, 2017 (with the grants set forth in clauses (1) and (2) representative of the maximum aggregate grant date fair values permissible under the merger agreement); (x) assumes that a prorated portion of the performance awards granted on February 2, 2018 will be cashed out upon the completion of the merger, and that a prorated portion of the RSUs granted on February 2, 2018 will be converted into Converted RSUs upon completion of the merger (while the merger agreement does not require such proration and would allow for the cash-out of all performance awards granted on February 2, 2018 and for the conversion of all unvested RSUs granted on February 2, 2018 into Converted RSUs, the Company’s historic practice would be to provide for proration under such circumstances, and for purposes of this disclosure, it has been assumed that the Board will follow such historic practice with respect to the performance awards and RSUs granted on February 2, 2018); (y) excludes performance awards and RSUs that were previously granted to executive officers and that are expected to vest in the ordinary course before August 15, 2018 in accordance with the existing terms of the applicable award agreements; and (z) assumes that two quarterly dividends, each equal to $0.3575 per share, are issued, in the ordinary course of business consistent past practice. Any awards in 2018 will be made, subject to the merger agreement, at the discretion of the Board and are subject to the approval of the Board. The table set forth below does not include nor attempt to forecast any grants or additional issuances of incentive equity awards following September 1, 2017, the latest practicable date before filing of this proxy statement (other than the annual grants expected to be made on February 2, 2018, as set forth above), nor do they forecast any dividends (other than the ordinary course quarterly dividends set forth above) or forfeitures of incentive equity awards following the date of this proxy statement. Depending on when the closing date occurs, certain performance awards and RSUs shown in the table may vest prior to the closing date in accordance with their terms.

The table below also sets forth, for each individual and assuming the closing date occurs on August 15, 2018 for these purposes, the total value, based on the number of incentive equity awards determined as described in the preceding paragraph, of (i) 100% of the then-outstanding performance awards granted prior to September 1, 2017 and the prorated portion of the performance awards expected to be granted on February 2, 2018, all of which will be cashed-out upon completion of the merger, plus (ii) 100% of the then-outstanding RSUs granted prior to September 1, 2017 and the prorated portion of the RSUs expected to be granted on February 2, 2018, all of which will be converted into Converted RSUs upon completion of the merger. The amounts are calculated by (x) multiplying the number of shares subject to each award by the per share merger consideration of $53.00, and (y) determining the number of shares subject to the performance awards based on achievement of the performance criteria at (1) target level with respect to performance awards for which the performance period has ended as of immediately prior to the effective time and (2) target level with respect to performance awards for which the performance period has not ended as of immediately prior to the effective time.

Company Incentive Equity Awards and Accumulated Dividends (As of August 15, 2018)

Name	Performance Awards ($)(2)(3)	RSUs ($)(4)(5)	Total Value ($)
Named Executive Officers(1)
Scott L. Morris	$4,966,258	$885,702	$5,851,960
Mark T. Thies	$1,578,558	$281,450	$1,860,008
Dennis P. Vermillion	$1,607,849	$286,787	$1,894,636
Marian M. Durkin	$1,233,307	$220,092	$1,453,399
Karen S. Feltes	$1,233,307	$220,092	$1,453,399

Other Executive Officers
Kevin J. Christie	$518,251	$92,519	$610,770
James Kensok	$518,251	$92,519	$610,770
Ryan L. Krasselt	$518,251	$92,519	$610,770
David Meyer	$518,251	$92,519	$610,770
Kelly Norwood	$518,251	$92,519	$610,770
Heather L. Rosentrater	$518,251	$92,519	$610,770
Edward D. Schlect, Jr.	$518,251	$92,519	$610,770
Jason Thackston	$1,044,229	$186,278	$1,230,507

(1)	The Company’s “named executive officers” are its chief executive officer, chief financial officer and the three other most highly compensated executive officers, as determined for purposes of the Company’s most recent proxy statement.
(2)	The values set forth above are based on the presumption that the Company’s executive officers receive the following number of performance awards on February 2, 2018: (a) Morris: 28,884; (b) Thies: 9,181; (c) Vermillion: 9,351; (d) Durkin: 7,173; (e) Feltes: 7,173; (f) Christie: 3,014; (g) Kensok: 3,014; (h) Krasselt: 3,014; (i) Meyer: 3,014; (j) Norwood: 3,014; (k) Rosentrater: 3,014; (l) Schlect: 3,014; and (m) Thackston: 6,073.
(3)	The values set forth above are based on the presumption that the Board will provide for a prorated portion of the performance awards granted on February 2, 2018 to be cashed out. If the Board instead provides for all of the performance awards granted on February 2, 2018 to be cashed out, the values set forth above would be replaced with the following: (a) Morris: $6,000,590; (b) Thies: $1,907,328; (c) Vermillion: $1,942,718; (d) Durkin: $1,490,170; (e) Feltes: $1,490,170; (f) Christie: $626,188; (g) Kensok: $626,188; (h) Krasselt: $626,188; (i) Meyer: $626,188; (j) Norwood: $626,188; (k) Rosentrater: $626,188; (l) Schlect: $626,188; and (m) Thackston: $1,261,713.
(4)	The values set forth above are based on the presumption that the Company’s executive officers receive the following number of RSUs on February 2, 2018: (a) Morris: 9,627; (b) Thies: 3,059; (c) Vermillion: 3,117; (d) Durkin: 2,392; (e) Feltes: 2,392; (f) Christie: 1,006; (g) Kensok: 1,006; (h) Krasselt: 1,006; (i) Meyer: 1,006; (j) Norwood: 1,006; (k) Rosentrater: 1,006; (l) Schlect: 1,006; and (m) Thackston: 2,025.
(5)	The values set forth above are based on the presumption that the Board will provide for a prorated portion of the RSUs granted on February 2, 2018 to be converted into Converted RSUs. If the Board instead provides for all of the unvested RSUs granted on February 2, 2018 to be converted into Converted RSUs, the values set forth above would be replaced with the following: (a) Morris: $1,230,436; (b) Thies: $390,996; (c) Vermillion: $398,411; (d) Durkin: $305,756; (e) Feltes: $305,756; (f) Christie: $128,550; (g) Kensok: $128,550; (h) Krasselt: $128,550; (i) Meyer: $128,550; (j) Norwood: $128,550; (k) Rosentrater: $128,550; (l) Schlect: $128,550; and (m) Thackston: $258,781.

Change of Control Agreements

Each of the following 13 executive officers of the Company has entered into a Change of Control Agreement with the Company: Scott L. Morris, Mark T. Thies, Dennis P. Vermillion, Marian M. Durkin, Karen S. Feltes, Kevin J. Christie, James Kensok, Ryan L. Krasselt, David Meyer, Kelly Norwood, Heather L. Rosentrater, Edward D. Schlect, Jr., and Jason Thackston. In the event an executive officer who is party to a Change of Control Agreement experiences a qualifying termination (as described below) at any time prior to the third anniversary of the effective time, the executive will be entitled to the following payments and benefits under his or her Change of Control Agreement:

•	a lump-sum payment equal to the sum of (i) an amount equal to three times (for Messrs. Morris and Thies and Mmes. Durkin and Feltes) or two times (for all other executive officers) the sum of (A) the executive officer’s annual base salary as in effect immediately prior to the qualifying termination, and (B) the executive officer’s “highest annual bonus” (which means the greater of (x) the highest annual bonus paid in the last three full fiscal years prior to the change of control (annualized for partial years of employment) and (y) the bonus paid for the most recently completed fiscal year (annualized for partial years of employment)); and (ii) an amount equal to the executive officer’s pro-rata highest annual bonus for the termination year (prorated based upon the number of days of employment with the Company until the termination date);

•	a lump-sum payment equal to the present value of the continuation, for two years after the executive officer’s termination date or such longer period as may be provided by the terms of the appropriate plan, program or policy, of health benefits to the executive officer and/or the executive officer’s family that are at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in the Change of Control Agreement and in effect on the termination date;

•	Company payment for reasonable outplacement service expenses actually incurred by the executive officer during a limited period of time (until no longer than the last day of the second calendar year following the calendar year in which the termination occurs); and

•	to the extent not theretofore paid or provided, Company payment or provision of any other amounts or benefits required to be paid or provided or which the executive officer is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies.

The Change of Control Agreements for Messrs. Morris, Thies, Meyer, Norwood, Kensok, Thackston and Vermillion and Mmes. Durkin and Feltes provide that if any payment or distribution by the Company to or for the benefit of the executive officer (whether paid or payable or distributed or distributable pursuant to the terms of the Change of Control Agreement or otherwise, but determined without regard to any additional gross-up payments under the Change of Control Agreement, if any) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the executive officer with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the executive officer will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the executive officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the executive officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding anything to the contrary in the foregoing, if the executive officer would be entitled to a Gross-Up Payment, but the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the executive officer such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment will be paid to the executive officer, and the Payments, in the aggregate, will be reduced to the Reduced Amount.

The Change of Control Agreements for all other executive officers provide that if any Payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under the Change of Control Agreement will be reduced (but not below zero) to the Reduced Amount, provided that the Payments will be reduced only if the accounting firm determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. Payments will be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the executive officer, in a manner consistent with the requirements of Code Section 409A. For these executive officers, the merger agreement provides that the Company, subject to Hydro One’s prior approval, may take actions (other than providing gross-ups or any other action that would require additional payments or costs to be incurred by the Company) to reduce the amount of any potential “excess parachute payments” for such individual if he or she is a “disqualified individual” (each as defined in Section 280G of the Code), and acceleration of the vesting or payment of any amounts or benefits due to an executive officer will not be considered the incurrence of an additional payment or cost by Company for purposes of the foregoing.

For purposes of the Change of Control Agreements, a “qualifying termination” means a termination by the Company without “cause” or by the executive officer for “good reason.” “Cause” means (i) the willful and continued failure of the executive officer to perform substantially the executive officer’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive officer by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the executive officer has not substantially performed the executive officer’s duties, or (ii) the willful engaging by the executive officer in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the executive officer, will be considered “willful” unless it is done, or omitted to be done, by the executive officer in bad faith or without reasonable belief that the executive officer’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the executive officer in good faith and in the best interests of the Company. The cessation of employment of the executive officer shall not be deemed to be for Cause unless and until there shall have been delivered to the executive officer a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the executive officer and the executive officer is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the executive officer is guilty of the conduct described in clauses (i) or (ii) above, and specifying the particulars thereof in detail.

“Good reason” means a voluntary termination by the executive officer that occurs within two years following the initial existence of any one of the following conditions arising without the consent of the executive officer: (i) a material diminution by the Company of the executive officer’s authority, duties, or responsibilities; (ii) a material diminution in the executive officer’s annual base salary; (iii) a relocation of the offices of the Company at which the executive officer is principally employed to a location more than 50 miles from the location of such offices immediately prior to the change of control; (iv) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive officer is required to report, including a requirement that the executive officer report to a corporate officer or employee instead of reporting directly to the Board; (v) a material diminution in the budget over which the executive officer retains authority; or (vi) any action or inaction that constitutes a material breach by the Company of the Change of Control Agreement, including the failure of the Company to obtain from its successors the express assumption and agreement required under the Change of Control Agreement. The executive officer must provide notice to the Company of the existence of a condition described in clauses (i) through (vi) above within 90 days of the initial existence of the condition, upon the notice of which the Company will be provided a period of 30 days during which it may remedy the condition. If the Company does not agree with the executive officer’s “good reason” determination, the parties first will attempt to resolve such dispute in good faith, and if such efforts are unsuccessful, the parties will submit to binding arbitration with such arbitration to be conducted in Spokane, Washington, by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.

Effective as of the effective time, the Company will amend the Change of Control Agreements for Messrs. Morris, Thies and Vermillion and Mmes. Feltes and Durkin to provide that each such individual may voluntarily terminate his or her employment without “good reason” (as defined above) upon providing the Company with notice of termination at least six (6) months prior to the individual’s date of termination, and such voluntary termination without “good reason” shall be included as one of the events for the payment of severance payments and benefits, along with a qualifying termination, such that, for the avoidance of doubt, the same severance payments and benefits will be provided upon both a voluntary termination without “good reason” and a qualifying termination; provided that the aggregate amount of severance payments and benefits to be received upon a voluntary termination without “good reason” shall not exceed the aggregate amount of severance payments and benefits the individual would receive upon a qualifying termination occurring at the effective time.

Pursuant to his or her Change of Control Agreement, each executive officer is entitled to (i) a position (including status, offices, titles and reporting requirements), authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the change of control, with the executive officer’s services to be performed at a location within 50 miles of his or her existing location; (ii) an annual base salary at least equal to 12 times the highest monthly rate in effect within 12-month period preceding the change of control, with the rate to be reviewed no more than 12 months after the last salary increase awarded to the executive officer prior to the change of control and thereafter at least annually (and provided that the rate cannot be reduced following any increase); (iii) a target annual bonus at least equal to the highest annual bonus paid in the last three full fiscal years prior to the change of control (annualized for partial years of employment); (iv) incentive, savings and retirement benefit opportunities and welfare benefit plans that are, in each case, no less favorable, in the aggregate, than the most favorable of (A) those provided in the 120-day period immediately preceding the change of control or (B) or if more favorable, those provided generally at any time after the change of control to other peer executives of the Company and its affiliated companies; (v) expense reimbursements, fringe benefits and vacation benefits (A) in accordance with the most favorable plans, practices, programs and policies in effect during the 120-day period immediately preceding the change of control, or (B) if more favorable, as in effect generally at any time after the change of control with respect to other peer executives of the Company and its affiliated companies; and (vi) office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, (A) at least equal to the most favorable of the foregoing provided at any time during the 120-day period immediately preceding the change of control, or (B) if more favorable to the executive officer, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

Executive Retention Program

Each of Messrs. Christie, Kensok, Krasselt, Meyer, Norwood, Schlect and Thackston and Ms. Rosentrater will be eligible to participate in the Executive Retention Program to be established by Hydro One as of the effective time, under which the executive officer will have an opportunity to earn a retention bonus equal to 150% of his or her base salary (at the rate in effect as of the effective time), provided such executive officer is an active, full time employee of the Company on the Retention Date. If the executive officer’s employment terminates prior to the Retention Date, then absent Hydro One’s good faith exercise of discretion under certain circumstances, such executive officer will not receive any payment under the Executive Retention Program. Participation in the Executive Retention Program is subject to the executive officer’s waiver/release, which will be effective as of the effective time, in which the executive officer acknowledges and agrees, notwithstanding any provision of his or her Change of Control Agreement to the contrary, that his or her Change of Control Agreement will remain effective through the CoC Agreement Termination Date and immediately thereafter terminate. If the executive officer elects (in his or her sole discretion) not to execute such a waiver/release, such executive officer will not participate in the Executive Retention Program, and his or her Change of Control Agreement will remain in place without the foregoing modification. The aggregate amount payable under the Executive Retention Program is $3,246,600, assuming each executive officer’s receipt of his or her entire retention bonus and calculated based on each executive officer’s base salary level as in effect as of September 1, 2017, the latest practicable date before the filing of this proxy statement.

Director and Officer Indemnification and Insurance

Pursuant to the terms of the merger agreement, the directors and officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the effective time of the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 88.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. This merger-related compensation is subject to a nonbinding advisory vote of the Company’s stockholders.

The table below entitled “Potential Change of Control Payments to Executive Officers,” along with its footnotes, shows the compensation that may be paid or may become payable in connection with, or following, the consummation of the merger to the Company’s executive officers identified in the most recent proxy statement with respect to the 2017 annual meeting of Company shareholders.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

The amounts indicated below do not attempt to quantify any reduction that may be required as a result of the contingent Section 280G cut back provisions included in the Change of Control Agreements; therefore, actual payments to the executive officers who are party to Change of Control Agreements may be less than the amounts indicated below.

For purposes of calculating the amounts indicated below, we have assumed:

•	the effective time is August 15, 2018, which is the assumed date of the closing of the merger solely for purposes of this transaction-related compensation disclosure;

•	the relevant price per share of Company common stock is equal to the $53.00 merger consideration;

•	each executive officer is terminated by the Company without “cause” or resigns for “good reason” (as such terms are defined in the relevant plans and agreements), in each case, immediately following the effective time (each referred to as a “qualifying termination”);

•	each executive officer will receive a grant of performance awards on February 2, 2018 that has an aggregate grant date fair value equal to the aggregate grant date fair value of the performance awards granted to such executive officer on February 2, 2017; and a prorated portion of the performance awards granted on February 2, 2018 will be cashed out upon completion of the merger (while the merger agreement does not require such proration and would allow for the cash-out of all performance awards granted on February 2, 2018, the Company’s historic practice would be to provide for proration under such circumstances, and for purposes of this disclosure, it has been assumed that the Board will follow such historic practice with respect to the performance awards granted on February 2, 2018);

•	each executive officer will receive a grant of RSUs on February 2, 2018 that has an aggregate grant date fair value equal to the aggregate grant date fair value of the RSUs granted to such executive officer on February 2, 2017; and a prorated portion of the RSUs granted on February 2, 2018 will be converted into Converted RSUs upon completion of the merger (while the merger agreement does not require such proration and would allow for the conversion of all unvested RSUs granted on February 2, 2018 into Converted RSUs, the Company’s historic practice would be to provide for proration under such circumstances, and for purposes of this disclosure, it has been assumed that the Board will follow such historic practice with respect to the RSUs granted on February 2, 2018);

•	quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each executive officer as of September 1, 2017, the latest practicable date before the filing of this proxy statement, plus the additional equity awards to be granted to such executive officer on February 2, 2018, as referenced above;

•	all unvested equity awards held by each executive officer as of September 1, 2017 remain unvested immediately before the effective time (excluding performance awards and RSUs that were previously granted to executive officers and that are expected to vest in the ordinary course before August 15, 2018 in accordance with the existing terms of the applicable award agreements);

•	each executive officer’s highest annual bonus paid in the last three full fiscal years and five-year taxable income history for purposes of the Section 280G gross-up have been determined as of September 1, 2017, the latest practicable date before the filing of this proxy statement; and

•	for purposes of the agreements and plans described below, the consummation of the merger as contemplated by the merger agreement constitutes a “change of control” at the effective time.

For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the sections entitled “—Payments to Executive Officers in Respect of Equity Awards” and “—Change of Control Agreements” above.

Potential Change of Control Payments to Executive Officers

The tables below show (i) the compensation that may be paid or may become payable in connection with, or following, the consummation of the merger to each of the Company’s named executive officers identified in the most recent proxy statement with respect to the 2017 annual meeting of Company shareholders and (ii) the aggregate compensation that may be paid or may become payable in connection with, or following, the consummation of the merger to the Company’s eight other executive officers.

Named Executive Officer	Severance (1)	Value of Accelerated Equity (2)	Health Benefits (3)	Outplacement (4)	Section 280G Gross-Up (5)	Total (6)
Scott L. Morris, Chairman, President & CEO	$6,392,751	$5,851,960	$32,949	$25,000	$4,692,976	$16,995,636
Mark T. Thies, Senior Vice President, CFO & Treasurer	$2,478,889	$1,860,008	$43,760	$25,000	$1,558,549	$5,966,206
Dennis P. Vermillion, Senior Vice President & ECO	$1,502,909	$1,894,636	$43,760	$25,000	$0	$3,466,305
Marian M. Durkin, Senior Vice President, General Counsel, CCO & Corporate Secretary	$2,143,597	$1,453,399	$32,520	$25,000	$1,280,965	$4,935,481
Karen S. Feltes, Senior Vice President & CHRO	$2,020,932	$1,453,399	$32,520	$25,000	$1,239,266	$4,771,117

Other Executive Officers	Severance (1)	Value of Accelerated Equity (2)	Health Benefits (3)	Outplacement (4)	Section 280G Gross-Up (5)	Total
Aggregate for Eight Other Executive Officers	$7,445,351	$5,505,892	$324,554	$200,000	$905,204	$14,381,001

(1)

Severance. The estimated amounts listed in this column represent the aggregate value of cash severance each executive officer would be entitled to receive under his or her Change of Control Agreement in connection with a qualifying termination at any time prior to the third anniversary of the effective time. Specifically, the executive officer would be entitled to a lump-sum payment equal to the sum of (i) an amount (the “Base and Bonus Severance”) equal to three times (for Messrs. Morris and Thies and Mmes. Durkin and Feltes) or two times (for Mr. Vermillion) the sum of the executive officer’s (A) annual base salary as in effect immediately prior to the qualifying termination, and (B) “highest annual bonus” (which means the greater of (x) the highest annual bonus paid in the last three full fiscal years prior to the effective time (annualized for partial years of employment) and (y) the bonus paid for the most recently completed fiscal year (annualized for partial years of employment)); and (ii) an amount (the “Pro-Rata Bonus”) equal to the executive officer’s pro-rata highest annual bonus for the termination year (prorated based upon the number of days of employment with the Company until the termination date). Severance payments are “double-trigger” in that they would be paid to the executive officer only if such executive officer experiences a qualifying termination at any time prior to the third anniversary of the effective time. As noted above in “—Change of Control Agreements,” the Company will amend the Change of Control Agreements for Messrs. Morris, Thies and Vermillion and Mmes. Durkin and Feltes to provide that each such individual may voluntarily terminate his or her employment without “good reason” (as defined above) upon providing the Company with notice of termination at least six (6) months prior to the individual’s date of termination, and upon such a termination of employment without “good reason,” the individual will receive the same severance payments and benefits as are payable upon a qualifying termination (but not to exceed the aggregate amount of severance payments and benefits the individual would receive upon a qualifying termination occurring at the effective time). The estimated amounts shown in this column are based on the compensation levels in effect on September 1, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation levels are changed after such date, actual payments to an executive officer may be different than those listed in this column. For additional information see “—Interests of the Company’s Directors and Executive Officers in the Merger—Change of Control Agreements.”

Named Executive Officer	Base and Bonus Severance	Pro-Rata Bonus	Total
Scott L. Morris	$5,719,926	$672,825	$6,392,751
Mark T. Thies	$2,270,461	$208,428	$2,478,889
Dennis P. Vermillion	$1,302,114	$200,795	$1,502,909
Marian M. Durkin	$1,963,687	$179,910	$2,143,597
Karen S. Feltes	$1,857,389	$163,543	$2,020,932

(2)	Value of Accelerated Equity. The estimated amounts listed in this column represent the aggregate values in respect of each executive officer’s unvested performance awards and RSUs and accumulated dividends as of September 1, 2017, the latest practicable date before the filing of this proxy statement, plus the estimated equity awards to be granted on February 2, 2018, as set forth in more detail in the table below. Payments in respect of all performance awards and in respect of RSUs granted before 2018 which by their terms would vest before the calendar year or in the calendar year in which the effective time occurs are “single-trigger” in that they are payable immediately upon the closing date, whether or not employment is terminated. Payments in respect of RSUs which by their terms would vest in any calendar year following the calendar year in which the effective time occurs and are converted into Converted RSU Awards that vest in the ordinary course of business following the effective time, subject to fully accelerated vesting upon certain qualifying terminations, are “double-trigger” in that such payments are payable prior to the normal vesting date only in connection with the executive officer’s qualifying termination. We have assumed that a prorated portion of the performance awards granted to each executive officer on February 2, 2018 will be cashed out, and that a prorated portion of the RSUs granted to each executive officer on February 2, 2018 will be converted into Converted RSUs upon completion of the merger. While the merger agreement does not require such proration and would allow for the cash-out of all performance awards granted on February 2, 2018 and for the conversion of all unvested RSUs granted on February 2, 2018 into Converted RSUs, the Company’s historic practice would be to provide for proration under such circumstances, and for purposes of this disclosure, it has been assumed that the Board will follow such historic practice with respect to the performance awards and RSUs granted on February 2, 2018. For additional information, please see the section entitled “The Merger Agreement—Treatment of Equity Awards.”

Named Executive Officer	Aggregate Value of Performance Awards (a)	Aggregate Value of RSUs	Total
Scott L. Morris	$4,966,258	$885,702	$5,851,960
Mark T. Thies	$1,578,558	$281,450	$1,860,008
Dennis P. Vermillion	$1,607,849	$286,787	$1,894,636
Marian M. Durkin	$1,233,307	$220,092	$1,453,399
Karen S. Feltes	$1,233,307	$220,092	$1,453,399

Other Executive Officers	Aggregate Value of Performance Awards (a)	Aggregate Value of RSUs	Total
Aggregate for Eight Other Executive Officers	$4,671,985	$833,907	$5,505,892

(a)	Assumes all applicable performance criteria are satisfied at (x) target level with respect to performance awards for which the performance period has ended as of immediately prior to the effective time and (y) at target level with respect to performance awards for which the performance period has not ended as of immediately prior to the effective time.

(3)	Health Benefits. The estimated amounts listed in this column represent the present value of the continuation, for two years after the executive officer’s termination date, of the health insurance benefits that each executive officer would be entitled to receive under his or her Change of Control Agreement in connection with a qualifying termination at any time prior to the third anniversary of the effective time. Continued health insurance benefits are “double-trigger” in that they would be paid to an executive officer only if such executive officer experiences a qualifying termination at any time prior to the third anniversary of the effective time. The estimated amounts shown in this column are based on the health insurance benefit levels in effect on September 1, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if health insurance benefit levels are changed after such date, actual payments to an executive officer may be different than those listed in this column. For additional information see “—Interests of the Company’s Directors and Executive Officers in the Merger—Change of Control Agreements.”

(4)	Outplacement. The estimated amounts listed in this column represent the amount of the executive officer’s reasonable outplacement service expenses paid by the Company, assuming the executive officer actually utilizes outplacement services and incurs a total cost equal to $25,000. The actual payments to an executive officer may be different than those listed in this column, depending upon the actual amount of the outplacement service expenses. Outplacement service benefits are “double-trigger” in that they would be paid to an executive officer only if such executive officer experiences a qualifying termination at any time prior to the third anniversary of the effective time. For additional information see “—Interests of the Company’s Directors and Executive Officers in the Merger—Change of Control Agreements.”

(5)	Section 280G Gross-Up. The amounts listed in this column represent the Gross-Up Payment paid to the executive officer (if any) pursuant to his or her Change of Control Agreement. The Gross-Up Payment is “single-trigger” if paid absent a termination of employment and “double-trigger” if paid as the result of a termination of employment. For additional information see “—Interests of the Company’s Directors and Executive Officers in the Merger—Change of Control Agreements.”

The amounts listed in this column would be replaced with the following amounts, if, instead of the proration discussed above, the Board provides for all of the performance awards and RSUs granted on February 2, 2018 to be cashed out or converted into Converted RSUs, respectively: (a) Morris: $5,283,738; (b) Thies: $1,746,323; (c) Vermillion: $1,400,218; (d) Durkin: $1,427,681; (e) Feltes: $1,385,982; and (f) Aggregate for Eight Other Executive Officers: $1,029,422.

(6)	Total. The amounts listed in this column would be replaced with the following amounts, if, instead of the proration discussed above, the Board provides for all of the performance awards and RSUs granted on February 2, 2018 to be cashed out or converted into Converted RSUs, respectively: (a) Morris: $18,965,464; (b) Thies: $6,592,295; (c) Vermillion: $5,475,489*; (d) Durkin: $5,424,725; (e) Feltes: $5,260,360; and (f) Aggregate for Eight Other Executive Officers: $15,802,980.
*	If all of Mr. Vermillion’s performance awards and RSUs granted on February 2, 2018 are cashed out or converted into Converted RSUs, respectively, his severance payments would no longer be subject to a cutback of $162,473, and instead, he would be entitled to receive the full amount of his severance payments plus an additional Gross-Up Payment.

New Management Arrangements

As of the date of this proxy statement, none of the Company, Hydro One, US Parent or Merger Sub has entered into any employment agreements with the Company’s executive officers in connection with the merger. Prior to or following the closing of the merger, however, certain of the Company’s executive officers have had and may continue to have discussions, or may enter into agreements, with Hydro One, US Parent, Merger Sub and/or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates.

The Board unanimously recommends a vote “FOR” the approval of the nonbinding compensation proposal.

The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to approve the merger agreement. Accordingly, you may vote to approve the merger and vote not to approve the compensation and vice versa. This nonbinding compensation proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Hydro One or, following the merger, the surviving corporation and its subsidiaries. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. This is an advisory vote only and will not be binding on the Company or the Board.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Company common stock. This discussion is based upon the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion applies only to a holder of Company common stock that holds its shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, banks or other financial institutions, broker-dealers, mutual funds, real estate investment trusts, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Company common stock through the exercise of options, through a tax qualified retirement plan or otherwise as compensation, holders who hold their Company common stock as part of a hedge, straddle, constructive sale or conversion or any other risk reduction transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to the U.S. alternative minimum tax, holders who exercise appraisal rights, and, except as noted below, holders who own an equity interest, actually or constructively, in Hydro One following the merger. This discussion does not address any tax consequences arising under any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Company common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, which we refer to as the “IRS,” with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes beneficially owns Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partner and the partnership. If you are a partner of a partnership that beneficially owns Company common stock, you should consult your own tax advisor regarding the tax consequences of the merger.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws and the application and effect of any U.S. federal tax rules not addressed in this discussion) of the receipt of cash in exchange for shares of Company common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) of Company common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in the shares exchanged therefor pursuant to the merger. A U.S. holder’s adjusted tax basis generally will equal the amount that such U.S. holder paid for the shares. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. The amount, character, and timing of such gain or loss will generally be determined separately with respect to each block of Company common stock owned by a U.S. holder. For purposes of the foregoing, a block of Company common stock generally consists of those shares of Company common stock that were acquired at the same time and at the same price.

A surtax of 3.8% generally is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain U.S. citizens and residents, and to undistributed “net investment income” of certain estates and trusts. Net investment income includes any gain recognized on the receipt of cash in exchange for shares of Company common stock pursuant to the merger. Holders should consult their own tax advisors regarding the applicability of the tax on any gain recognized pursuant to the merger.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) if such holder (a) fails to furnish such holder’s correct U.S. taxpayer identification number and certify that such holder is not subject to backup withholding of federal income tax (generally by completing IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such holder has previously failed to properly report interest or dividends, or (d) otherwise fails to comply with, or establish an exemption from, applicable backup withholding tax requirements. Any amounts withheld under the backup withholding tax rules is not an additional tax and will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, or will be refunded by the IRS, if such holder timely furnishes the required information to the IRS and other applicable requirements are satisfied. Each holder should consult such holder’s own tax advisor regarding the information reporting and backup withholding tax rules.

Non-U.S. Holders

A non-U.S. holder whose shares of Company common stock are exchanged for cash pursuant to the merger generally will not be subject to U.S. federal income taxation unless:

•	gain resulting from the merger is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to an additional branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any; or

•	the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the lesser of (i) five-year period ending on the date of the merger and (ii) the non-U.S. holder’s holding period in the Company common stock, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the outstanding Company common stock at any time during the applicable period. Although we have not undertaken a complete analysis, we believe that we currently are a U.S. real property holding corporation. Thus, a non-U.S. holder owning (directly, indirectly, or constructively) more than 5% of the outstanding Company common stock at any time during the applicable period will generally be subject to U.S. federal income taxation on the gain resulting from the merger in the same manner as gain that is effectively connected with a U.S. trade or business, except that the branch profits tax generally will not apply.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 28%) will apply, unless such non-U.S. holder certifies, generally by providing a certification of such non-U.S. holder’s foreign status on a properly completed appropriate IRS Form W-8 under penalties of perjury that it is a non-U.S. holder (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the IRS in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Company common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the application of U.S. federal income tax laws to their particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under any state, local or foreign tax laws.

Dividends

The Company has historically paid quarterly cash dividends on Company common stock and the last dividend was paid on June 15, 2017. Under the terms of the merger agreement, the Company may continue paying its regular quarterly cash dividends (when and if declared by the Board, and as may be increased by no more than $0.06 per fiscal year), without the prior written consent of Hydro One, including a “stub” dividend in respect of the quarter in which the merger is consummated.

Regulatory Approvals Required for the Merger

General

To complete the merger, the Company and Hydro One must obtain certain regulatory approvals, consisting of (i) expiration or termination of the waiting period under the HSR Act, (ii) clearance of the merger by CFIUS, (iii) the approval by each of the WUTC, IPUC, MPSC, OPUC and RCA, (iv) the FERC approval, and (v) the FCC approval.

The Company currently anticipates completing the merger by the second half of 2018. Although the Company believes that the required authorizations, approvals and consents described in further detail below to complete the merger will be received within that time frame, there can be no assurance as to the precise timing of or the ultimate ability of the Company and Hydro One to obtain such authorizations, approvals or consents (or any additional authorizations, approvals or consents which may otherwise become necessary).

The following is a brief summary of required federal and state regulatory filings and approvals related to the merger.

Hart-Scott-Rodino Act

Completion of the merger is subject to the receipt of antitrust clearance in the United States. Under the Hart-Scott-Rodino Act, which we refer to as the “HSR Act,” and the rules and regulations promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the U.S. Department of Justice, which we refer to as the “DOJ,” and the Federal Trade Commission, which we refer to as the “FTC,” and the applicable waiting period has expired or been terminated. Hydro One and the Company each intend to file the required HSR notification and report forms with the DOJ and FTC.

The waiting period with respect to the notification and report forms filed under the HSR Act expires 30 calendar days after the date both parties have submitted such filings, unless otherwise extended or terminated. The waiting period can be extended if the DOJ or the FTC issues a Request for Additional Information and Documentary Material, which we refer to as a Second Request, to the Company and Hydro One. A Second Request is a request that the parties to a merger or acquisition provide the DOJ or FTC with information, documents and data that allows the agency to further consider whether the proposed transaction violates the federal antitrust laws. The issuance of a Second Request extends the required waiting period to consummate the transaction for an additional 30 days, measured from the time both the Company and Hydro One certify that they have substantially complied with the Second Request, unless that waiting period is earlier terminated by the DOJ and FTC, or unless the parties extend that 30 day period by agreement with the DOJ or FTC as applicable.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ, FTC, or any U.S. state, could take such action under the antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company and Hydro One. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust or competition grounds, and, if such a challenge is made, there can be no assurance as to its result. Under the merger agreement, the Company and Hydro One generally must use reasonable best efforts to take all necessary actions to obtain all regulatory approvals required to complete the merger, subject to certain exceptions. If the merger is not completed within 12 months after the expiration or early termination of the applicable HSR Act waiting period, the Company and Hydro One will be required to submit new notification and report forms to the DOJ and the FTC, and a new HSR Act waiting period will have to expire or be terminated before the merger can be completed.

State Regulatory Approvals

The merger is subject to the approval by each of the WUTC, IPUC, MPSC, OPUC and RCA. On September 14, 2017, the Company and Hydro One filed joint applications to each of WUTC, IPUC, MPSC, OPUC and RCA for approval of the merger.

Chapter 80.12 of the Revised Code of Washington (RCW) and Chapter 480-143 of the Washington Administrative Code provide that, among other things, the prior approval of the WUTC is required whenever the control of a public service company is changed through a corporate transaction involving the transfer of the whole or a controlling interest in the company. Because the Company is a public utility under Washington law, the approval of the WUTC is required before we may consummate the merger. The principal issue before the WUTC in the proceeding for approval of the proposed transaction will be whether the transaction is consistent with the public interest, per WAC 480-143-170. In addition, under RCW 80.12.020, the WUTC must determine that the transaction provides a “net benefit” to the customers of the Company. The WUTC has 11 months from filing to approve or deny a transaction, but may extend the timeline by up to four months for cause. The Company is both a public service company and a public utility under Washington law, and therefore WUTC approval would be required in order to transfer a controlling interest in it.

Idaho Code § 61-328 gives the IPUC jurisdiction over sales, mergers, and acquisitions of utilities under its jurisdiction. Before the IPUC may authorize such a transaction, the utility must prove that the transaction is consistent with the public interest, that the cost and rates for the utility’s service will not increase as a result of the transaction, and that the new owner “has the bona fide intent and financial ability to operate and maintain said property in the public service.” In addition, because the transaction includes hydropower water rights used in the generation of electric power, the director of the Idaho Department of Water Resources must issue conditions protecting the public interest and existing water rights holders with respect to the hydropower water right to be transferred, and the IPUC must include any such conditions in its approval of the transfer. The IPUC may also attach further conditions “as in its judgment the public convenience and necessity may require.” The Company is a public utility under Idaho law, and therefore IPUC approval would be required in order to transfer a controlling interest in it.

Under Montana law, MAC Title 90, MPSC approval is required prior to sale or transfer of public utilities under its jurisdiction (and their parent companies) as an aspect of its broad general authority to regulate public utilities. The MPSC generally applies any of three standards to evaluate such transfers: the public interest standard, the no-harm-to-consumers standard, or the net-benefit-to-consumers standard (see Order No. 6754e in Dkt. No. 02006.6.82). The MPSC seeks to assure that utility customers will receive adequate service and facilities, that utility rates will not increase as a result of the sale or transfer, and that the acquiring entity is fit, willing, and able to assume the service responsibilities of a public utility, though it has not enunciated a specific standard for approval because of the variety of situations that arise. The MPSC has jurisdiction over Avista, necessitating advance MPSC approval of the merger.

Oregon Revised Statute (ORS) § 757.480 requires prior approval from the OPUC for any sale, merger, or acquisition of a regulated utility. ORS § 757.511 imposes additional requirements on acquisition of “substantial influence over the policies of” a public utility. The OPUC must determine that the transaction “will serve the public utility’s customers and is in the public interest.” The OPUC interprets ORS § 757.511 to impose a “net benefits” test (see Order No. 06-082, at p.3 (Dkt. No. UM 1209)). This analysis must include consideration of the effect of the transaction on the amount of income taxes paid by the utility and its affiliates and the approval must adjust the utility’s rates accordingly. The Commission must act on an application within 19 days, which may be extended by up to 90 days, unless a utility waives these time limits.

Alaska Statute (AS) 42.05.281 requires approval of the RCA before a certificate of public convenience and necessity may be transferred. The RCA will examine whether the entity seeking to acquire the controlling interest is “fit, willing, and able and whether the proposed transfer is consistent with the public interest under the criteria set forth in AS 42.05.” (Order No. 2, p.2 (Dkt. No. U-13-197).) The RCA must issue a final order on an application to transfer a certificate or to acquire a controlling interest in a certificated public utility within 180 days after filing of a complete application, though it may extend that timeline with consent of the parties, or unilaterally for no more than 90 days with good cause. The Company’s subsidiary AEL&P is a public utility under Alaska law, and therefore RCA approval of the merger is required.

CFIUS Clearance

Hydro One and the Company expect to file a joint voluntary notice of the merger with CFIUS pursuant to Section 721 of Title VII of the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, which we refer to as “Section 721,” and its implementing regulations. Section 721 empowers the President of the United States of America to review and, if necessary, prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President, after investigation, determines that the foreign person’s control threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to Section 721, CFIUS has been delegated the authority to receive notices of proposed transactions, review transactions, determine when an investigation is warranted, conduct investigations, require mitigation measures and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions. A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction, except in limited circumstances, which do not apply in this case. CFIUS also has the power to initiate reviews on its own in the absence of a voluntary notification. As noted, the parties expect to file a joint voluntary notice of the merger with CFIUS under Section 721 and its implementing regulations. The “approval” by CFIUS is a condition to closing the merger, meaning either (i) receipt of written notice from CFIUS that its review or investigation under Section 721 has been concluded and that either the merger does not constitute a “covered transaction” under Section 721 or there are no unresolved national security concerns; or (ii) CFIUS shall have sent a report to the President requesting the President’s decision and the President shall have announced a decision not to take any action to suspend or prohibit the closing of the merger, or the time permitted by applicable law for such action (15 days from the date the President received such report) shall have elapsed. There can be no assurance that CFIUS will not recommend the President suspend or prohibit the consummation of the merger and, if such recommendation is made, there can be no assurance as to the President’s actions in respect of such recommendation.

FERC Approval

The Company is a public utility subject to the jurisdiction of the FERC under Part II of the Federal Power Act (“FPA”). Section 203 of the FPA requires that a public utility obtain prior FERC authorization for, among other things, the sale or disposition of the whole of the public utility’s facilities subject to FERC’s jurisdiction. The consummation of the merger will effect a complete disposition of control over the Company’s FERC jurisdictional assets. Consequently, the merger requires prior authorization by the FERC pursuant to Section 203 of the FPA.

The FERC must approve a merger or transaction pursuant to FPA Section 203 if it finds that the merger is consistent with the public interest and will not result in the cross-subsidization of a non-utility associate company or the pledge or encumbrance of utility assets for the benefit of non-utility affiliates (unless it finds that such cross-subsidization or pledge or encumbrance will be consistent with the public interest). The FERC has further stated that, in analyzing whether a merger or transaction is consistent with the public interest under Section 203 of the FPA, it will evaluate whether the merger or transaction will have an adverse impact on: competition in wholesale electric power markets; the rates for wholesale power sales or electric transmission services; or state or federal regulation.

The FERC will review these factors to determine whether the merger is consistent with the public interest. If the FERC finds that the merger would adversely affect competition in wholesale electric power markets, the rates for wholesale power sales or electric transmission services, or regulation, or that the merger would result in cross-subsidization or pledges or encumbrances that are not consistent with the public interest, it may, pursuant to the FPA, condition its approval in such a manner as necessary to mitigate such adverse effects, or it may decline to approve the merger.

The FERC is required to rule on a merger application not later than 180 days from the date on which the completed application is filed. The FERC may, however, for good cause, issue an order extending the time for consideration of the merger application by an additional 180 days. If the FERC does not issue an order within the statutory deadline, then the transaction is deemed to be approved.

In addition, while not a condition to the consummation of the merger, Hydro One and the Company may mutually determine that filings with or approvals of certain other regulatory authorities are necessary. While the Company believes the parties will be able to obtain the required approvals, there is no assurance that the relevant jurisdictions will approve the merger or that such approvals will not include terms, conditions or restrictions that are unacceptable to the parties in light of the requirements imposed under the merger agreement.

For a description of Hydro One’s and the Company’s respective obligations under the merger agreement with respect to regulatory approvals, please see the section of this proxy statement entitled “The Merger Agreement—Efforts to Obtain Regulatory Approvals” beginning on page 86.

Delisting of the Company Common Stock

If the merger is completed, the shares of Company common stock will be delisted from the NYSE and shares of Company common stock will no longer be publicly traded.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the primary contractual document that governs the merger.

Additional information about the Company and Hydro One may be found elsewhere in this proxy statement and in other public reports and documents filed with the SEC. Please see the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 103.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. The merger agreement is not intended to be a source of factual, business or operational information about the Company, Hydro One, US Parent or Merger Sub, and the following summary of the merger agreement and the copy thereof attached hereto as Annex A are not intended to modify or supplement any factual disclosure about the Company in any documents it publicly files with the SEC. The representations, warranties and covenants made in the merger agreement by the Company, Hydro One, US Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Hydro One, US Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may or may not be fully reflected in this proxy statement or the Company’s public disclosures. Accordingly, you should not rely on the representations and warranties as being accurate or complete or characterizations of the actual state of facts as of any specified date.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger as an indirect, wholly owned subsidiary of Hydro One. The merger agreement provides that the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving corporation, to serve until their respective successors are duly elected or appointed and qualified (including in accordance with Hydro One’s commitment to effectuate a nine member board of directors as described in more detail below) or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation, provided, however, that within one business day immediately following the effective time, Hydro One will take, or will cause US Parent and the surviving corporation to take, all such actions as are necessary to cause the board of directors of the surviving corporation to consist of nine members, determined as follows: (i) two directors designated by the sole shareholder of the surviving corporation who are executives of Hydro One or any of its subsidiaries; (ii) three directors who are not officers, employees or directors (other than an independent director of the surviving corporation) of Hydro One or any of its affiliates and who are residents of the Pacific Northwest region, to be designated by the sole shareholder of the surviving corporation; (iii) three directors who, as of immediately prior to the effective time were members of the board of directors of the Company, including the chairman of the board of the directors of the Company (if such person is different from the chief executive officer of the surviving corporation); and (iv) the chief executive officer of the surviving corporation.

The merger agreement also provides, among other commitments (described in the merger agreement), that immediately following the effective time of the merger, the surviving corporation will maintain (i) its corporate headquarters in Spokane, Washington and its office locations in each of its other service territories, (ii) no less of a significant presence in the immediate location each of such office locations than what the Company maintained immediately prior to the effective time, (iii) at least the surviving corporation’s existing levels of community involvement and support initiatives in such existing service territories, (iv) a $4 million annual budget for charitable contributions by the surviving corporation, make a $7 million initial contribution to the surviving corporation’s charitable foundation at or promptly following the effective time and make a $2 million annual contribution to the surviving corporation’s charitable foundation, (v) its existing levels of economic development and capital investment in strategic and economic development items, and (vi) safety and reliability standards and policies and service quality measures in a manner that is substantially comparable to, or better than, those currently maintained by the Company as of the effective time.

Immediately following the effective time of the merger, the officers of the Company immediately prior to the effective time of the merger will become the officers of the surviving corporation, to serve until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.

At the effective time of the merger, the articles of incorporation of the Company will, by virtue of the merger, be amended in their entirety to read as the articles of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger (and any changes necessary to effectuate the governance commitments described above) and, as so amended and restated, will be the articles of incorporation of the surviving corporation until thereafter amended in accordance with their terms or applicable law. At the effective time of the merger, the bylaws of the Company will, by virtue of the merger, be amended and restated in their entirety to read as the bylaws of the Merger Sub as in effect immediately prior to the effective time of the merger (and any changes necessary to effectuate the governance commitments described above), as so amended and restated, will be the bylaws of the surviving corporation, until thereafter amended in accordance with their terms, the articles of incorporation of the surviving corporation or applicable law.

Closing and Effective Time of the Merger

The closing of the merger, which we refer to as the “closing,” will take place on the third business day following the date on which the conditions to closing (described in the section below entitled “—Conditions to the Merger”), other than those conditions that by their nature are to be satisfied at the closing (but subject to the satisfaction or waiver of those conditions at closing), have been satisfied or (to the extent permitted by applicable law) waived, or on such other date as is agreed to in writing by the Company, Hydro One, US Parent and Merger Sub.

The merger will become effective at such time as the articles of merger are duly filed with the Secretary of State of the State of Washington, or at such later time (to the extent permitted under the WBCA) as Hydro One and the Company agree and specify in the articles of merger.

Merger Consideration and Conversion of Company Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than (i) shares owned by Hydro One, US Parent, Merger Sub or any of their respective subsidiaries and (ii) shares held by a shareholder who did not vote in favor of the merger (or consent thereto in writing) and who is entitled to demand and properly demands payment of fair value of such shares pursuant to, and complies in all respects with, the provisions of Washington law, will be converted automatically into the right to receive the merger consideration, without interest, subject to adjustment as described in the following sentence. If at any time during the period between the date of the merger agreement and the effective time of the merger, any change in the number of outstanding shares of Company common stock occurs as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, the merger consideration will be equitably adjusted to reflect such change.

At the effective time of the merger, each share of Company common stock owned by Hydro One, US Parent or Merger Sub or any of their respective wholly owned subsidiaries will be automatically canceled without payment of merger consideration.

Exchange and Payment Procedures

At or prior to the effective time, Hydro One will cause US Parent to and US Parent will deposit, or cause to be deposited, with a designated bank or trust company reasonably acceptable to the Company (the “paying agent”) cash in an amount sufficient to pay the aggregate merger consideration payable to holders of Company common stock in accordance with the merger agreement. As promptly as practicable after the effective time of the merger (but in no event more than three business days following the effective time of the merger), the surviving corporation will cause the paying agent to mail to each holder of record of Company common stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of such holder’s certificates or book-entry shares in exchange for payment of merger consideration. You will not be entitled to receive the merger consideration until you surrender your certificates or book-entry shares along with a duly executed letter of transmittal to the paying agent. You should not return your certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Each of Hydro One, US Parent, the Company, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable required taxes from the merger consideration. In the event any amount is withheld from the merger consideration otherwise payable to any person (and is timely paid over to the applicable taxing authorities), that amount will be treated as having been paid to that person (excluding any amounts attributable to Canadian federal or provincial taxes required to be withheld as a result of Hydro One or any of its subsidiaries being resident in Canada or any province thereof).

At the effective time of the merger, the stock transfer books of the Company will be closed and there will be no further registration of transfers thereafter on the records of the Company. On or after the effective time, any certificates or book-entry shares presented to the surviving corporation for any reason will be cancelled and exchanged for the merger consideration as described above.

The paying agent will invest the aggregate merger consideration deposited with it in accordance with the merger agreement. Any interest and other income resulting from any such investments shall be income of US Parent and become part of the funds held by the paying agent. To the extent that there are losses with respect to such investments, Hydro One shall cause US Parent to promptly replace any funds deposited with the paying agent and lost through such investments. Following the effective time of the merger, Hydro One will make available to the paying agent, from time to time as needed, additional cash to pay the merger consideration as described above, without interest.

Any portion of the aggregate merger consideration deposited with the paying agent (including any interest received with respect thereto) that remains undistributed to holders of shares of Company common stock following the date that is one year after the effective time of the merger will be delivered to US Parent, upon demand. Holders of shares of Company common stock who have not complied with the exchange and payment procedures described above may thereafter look only to US Parent and the surviving corporation for payment of the merger consideration, without interest. None of Hydro One, US Parent, the surviving corporation, the Company or the paying agent will be liable to any person for any merger consideration delivered to a public official pursuant to any abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of shares of Company common stock at such time at which any merger consideration would otherwise escheat to or become property of a governmental entity will, to the extent permitted by law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

Lost Certificates

If any certificate has been lost, stolen or destroyed, then the person claiming the certificate to be lost, stolen or destroyed must make an affidavit of that fact in order to be entitled to receive the merger consideration in respect of such certificate and, if required by the surviving corporation or the paying agent, such person must post a bond in a reasonable amount directed by Hydro One (on behalf of US Parent) or US Parent as indemnity against any claim with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Treatment of Equity Awards

At the effective time of the merger:

•	each performance award that is outstanding immediately prior to the effective time (including any performance award with respect to which the applicable performance period has ended, but which performance award has not been settled) will be cancelled and the holder thereof will then become entitled to receive, in full satisfaction of such holder’s rights with respect thereto, a lump-sum cash payment equal to the product of (i) the performance award amount, and (ii) the merger consideration, subject to any withholding taxes required by law to be withheld in accordance with the merger agreement; and all accumulated dividends, if any, accrued but unpaid with respect to performance awards will, by virtue of the merger and without any action on the part of a holder thereof, automatically become fully vested and be paid to such holder;

•	each RSU that is outstanding immediately prior to the effective time and which by its terms would vest before the calendar year or in the calendar year in which the effective time occurs will be cancelled and the holder thereof will then become entitled to receive, in full satisfaction of such holder’s rights with respect thereto, a lump-sum cash payment equal to the product of (i) the number of shares of Company common stock subject to such cancelled RSU immediately prior to the effective time and (ii) the merger consideration; and all accumulated dividends, if any, accrued but unpaid with respect to such cancelled RSUs will, by virtue of the merger and without any action on the part of a holder thereof, automatically become fully vested and be paid to such holder; and

•

each RSU that is outstanding immediately prior to the effective time and which by its terms would vest in any calendar year following the calendar year in which the effective time occurs will be adjusted as necessary to provide that, at the effective time, each such RSU will be converted into a Converted RSU, and each such Converted RSU will not be accelerated except as provided in the RSU Agreement. At the effective time, Hydro One will assume all obligations of the Company with respect to the Company stock plans and each outstanding Converted RSU and the RSU Agreements evidencing the grants thereof. As soon as practicable after the effective time, Hydro One will deliver to the holders of Converted RSUs appropriate notices setting forth such holders’ rights, and the RSU Agreements evidencing the grants of such Converted RSUs will continue in effect on the same terms and conditions (subject to the adjustments required by the merger agreement after giving effect to the merger). The Converted RSUs will be settled in shares of common stock of Hydro One, which will not be subject to any Canadian hold period and may be resold by the holder of the Converted RSU on the Toronto Stock Exchange without any applicable U.S. restricted period having elapsed, or cash, as determined by

Hydro One, and Hydro One will take all corporate action necessary to effectuate the foregoing. Notwithstanding the foregoing, and for the purpose of clarity, it is understood by Hydro One, the Company and the surviving corporation that the Converted RSUs will be awarded and issued under the Parent LTIP. For the avoidance of doubt, the terms and conditions applicable to such Converted RSUs will be the same as the terms and conditions set forth in the Company stock plans and the RSU Agreements pursuant to which such Converted RSUs were granted, notwithstanding that the Converted RSUs will be issued under the Parent LTIP.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company, Hydro One, US Parent and Merger Sub to each other. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including in the disclosure schedule delivered by the Company to Hydro One in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

The Company made customary representations and warranties (including, in certain cases, with respect to its subsidiaries) to Hydro One, US Parent and Merger Sub in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection with the merger agreement. These representations and warranties relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to carry on its business;

•	capitalization of the Company and the absence of preemptive rights;

•	the due organization, valid existence, good standing and corporate authority to carry on the business of each significant subsidiary of the Company;

•	ownership of the capital stock of each subsidiary;

•	the authority of the Company and its subsidiaries to own, operate, lease or otherwise hold its properties and assets, and to conduct its businesses as presently conducted;

•	the ownership interest of joint ventures to which the Company is a party;

•	the absence of outstanding obligations to issue, deliver or sell, or repurchase, redeem or otherwise acquire any equity interests in the Company or its subsidiaries;

•	corporate authority to execute and deliver, to perform the Company’s obligations under and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against the Company;

•	the adoption of the plan of merger set forth in the merger agreement, including the merger, by the Board, and the resolution by the Board, subject to the provisions of the merger agreement described below under “—Changes in the Board’s Recommendation,” to recommend that the Company’s shareholders approve the merger agreement and the plan of merger set forth therein;

•	the absence of violations of, or conflicts with, the Company’s or its subsidiaries’ organizational documents, applicable law and certain contracts, as a result of the Company entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	regulatory filings and governmental consents and approvals;

•	the Company’s SEC filings since January 1, 2015 and the financial statements included therein;

•	the establishment and maintenance of disclosure controls and procedures and internal control over financing reporting;

•	the absence of certain undisclosed liabilities;

•	the absence of a Company material adverse effect (as defined below) since December 31, 2016;

•	the conduct of business in the ordinary course since December 31, 2016;

•	the absence of legal proceedings and injunctions, orders, judgments, rulings or decrees imposed by a governmental authority;

•	compliance with applicable laws, governmental orders and permits;

•	the filing of tax returns, the payment of taxes and other tax matters;

•	employee benefits and labor matters;

•	environmental matters and compliance with environmental laws;

•	intellectual property matters;

•	the inapplicability of anti-takeover laws to the merger;

•	real property owned or leased by the Company or its subsidiaries or with respect to which the Company or its subsidiaries hold easement or other rights and title to such real property;

•	material contracts and compliance with such material contracts;

•	opinion of financial advisor;

•	the absence of broker’s or finder’s fees; and

•	the vote of the Company’s shareholders required to approve the merger agreement, the plan of merger set forth therein and the merger.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “Company material adverse effect.” For purposes of the merger agreement, “Company material adverse effect” means any circumstance, change, event, development, occurrence or effect that (i) has, individually or in the aggregate, a material adverse effect on the business, properties, assets, results of operations or financial condition of the Company and its subsidiaries taken as a whole, or (ii) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay the consummation by the Company of the merger. Circumstances, changes, events, developments, occurrences or effects directly or indirectly arising out of, resulting from or relating to the following, individually or in the aggregate, are excluded in determining whether a Company material adverse effect of the type described in clause (i) has occurred:

•	the announcement, pendency of or performance of the merger, including by reason of the identity of Hydro One or US Parent or any communication by Hydro One or US Parent regarding its plans or intentions for the conduct of the business of the Company or its subsidiaries, or the impact of the foregoing on relationships with customers, suppliers, distributors, collaboration partners, joint venture partners, employees or regulators;

•	any action taken by the Company or its subsidiaries that is required or permitted by the terms of merger agreement or with the consent or at the direction of Hydro One, US Parent or Merger Sub;

•	any change in the market price or trading volume of the Company capital stock (it being understood that the facts or occurrences giving rise or contributing to such change will be taken into account in determining whether there has been a Company material adverse effect);

•

any failure by the Company or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any analysts’

recommendations or ratings regarding the Company or its subsidiaries (it being understood that the underlying facts or occurrences giving rise to such failure will be taken into account in determining whether there has been a Company material adverse effect, subject to certain exceptions);

•	any change or effect arising from any rate rate case directly related to the Company or any of its subsidiaries;

•	any circumstance, development, change, event, occurrence or effect that results from any shutdown or suspension of operations at any third-party facilities (including with respect to electricity and power plants) from which the Company or any of its subsidiaries, obtains natural gas or electricity; and

•	any pending, initiated or threatened transaction litigation.

The following events are also excluded in determining whether a Company material adverse effect of the type described in clause (i) has occurred, but will be taken into account to the extent such matters adversely affect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the business and industries in which the Company and its subsidiaries operate:

•	any circumstance, development, change, event, occurrence or effect in the industries or markets in which the Company or its subsidiaries operates, including electric generation, transmission or distribution or natural gas distribution or transmission industries (including any changes in the operations thereof or with respect to system-wide changes or developments in electric generation, transmission or distribution or natural gas distribution or transmission systems);

•	any enactment of, or change in, or change in the interpretation of any law, GAAP or any governmental policy;

•	general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its subsidiaries conducts business;

•	any changes or developments in wholesale or retail electric power prices or any change in the price of natural gas or any other raw material, mineral or commodity used or sold by the Company or any of its subsidiaries or in the cost of hedges relating to such prices, any change in the price of interstate electricity or natural gas transportation services, or any change in customer usage patterns or customer selection of third-party suppliers for natural gas or electricity; and

•	any acts of God, natural disasters, terrorism, armed hostilities, sabotage or war, or any escalation or worsening of acts of terrorism, armed hostilities or war.

The representations and warranties (subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered by Hydro One in connection with the merger agreement) made by Hydro One, US Parent and Merger Sub to the Company are more limited and relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to carry on its business;

•	corporate authority to execute and deliver, to perform Hydro One’s, US Parent’s and Merger Sub’s obligations under, and to consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement against Hydro One, US Parent and Merger Sub;

•	the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts as a result of Hydro One, US Parent and Merger Sub entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	regulatory filings and governmental consents and approvals;

•	the absence of broker’s or finder’s fees other than Moelis & Company LLC;

•	the ownership and operations of US Parent and Merger Sub;

•	the availability of funds at the time of the merger to pay the aggregate merger consideration and all other required amounts in connection with the merger;

•	the absence of any beneficial ownership by Hydro One, US Parent or Merger Sub of shares of Company common stock equal to or greater than five percent of the issued and outstanding shares of Company common stock; and

•	the absence of legal proceedings and injunctions, orders, judgments, rulings or decrees imposed by a governmental authority.

Certain of the representations and warranties of Hydro One, US Parent and Merger Sub are qualified as to, among other things, “materiality” or “Parent material adverse effect,” which means any change, circumstance, development, event, occurrence or effect that individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect on the ability of Hydro One, US Parent or Merger Sub to consummate or that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by Hydro One, US Parent or Merger Sub of the merger.

The representations and warranties contained in the merger agreement will terminate upon the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Covenants Relating to the Conduct of Business

The Company has agreed to covenants in the merger agreement that affect the conduct of its business of the Company and its subsidiaries between the date of the merger agreement and the effective time of the merger.

Prior to the earlier of effective time of the merger and the termination of the merger agreement pursuant to its terms, except as contemplated or permitted by the merger agreement, as required by applicable laws, as contemplated by the Company’s disclosure schedule delivered in connection with the merger agreement, or with prior written consent of Hydro One (which shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course and to preserve intact its present lines of business, maintain its rights and franchises and preserve satisfactory relationships with governmental authorities, employees, customers and suppliers.

In addition, except as contemplated or permitted by the merger agreement, as required by applicable laws, as contemplated by the Company’s disclosure schedule delivered in connection with the merger agreement, or with prior written consent of Hydro One (which shall not be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries are restricted from (subject, in many cases, to ordinary course of business or other specified exceptions), among other things:

•	issuing, selling or granting any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, subject to certain exceptions, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock (subject to certain exceptions);

•	redeeming, purchasing or otherwise acquiring any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock (subject to certain exceptions);

•	declaring, authorizing, setting aside for payment or paying any dividend on, or making any other distribution in respect of, any shares of its capital stock, other than (a) quarterly cash dividends not to exceed the current annual per share dividend rate by more than $0.06 per fiscal year, with record dates and payment dates consistent with the Company’s current dividend practice, or (b) “stub period” dividends for the last quarter prior to the effective time;

•	incurring any indebtedness in an outstanding principal amount in excess of $250,000,000 in the aggregate, except for indebtedness (1) incurred to replace, renew, extend, refinance or refund any existing indebtedness in a principal amount not in excess of the principal amount of the existing indebtedness that is the subject of such replacement, renewal, extension, refinancing or refunding, (2) for borrowed money incurred pursuant to (and up to the maximum amount permitted under) any contract relating to indebtedness as in effect as of the date of the merger agreement or (3) among the Company and any of its wholly owned subsidiaries or among any of such wholly owned subsidiaries;

•	selling, pledging, disposing of, transferring, leasing, licensing or encumbering any properties or assets except (a) dispositions as to which the sales price is not in excess of $25,000,000 in the aggregate in any calendar year, (b) pursuant to a Company material contract in effect as of the date of the merger agreement, (c) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its subsidiaries or (iv) transfers among the Company and its wholly owned subsidiaries;

•	making capital expenditures, except for an aggregate amount of capital expenditures in any calendar year equal to the aggregate amount budgeted in the Company’s current long term plan that was made available to Hydro One prior to the date of the merger agreement for such year (plus a 10% variance), excluding any acquisition expenditures described below;

•	making any acquisitions (including by merger) of, or investments in, the capital stock, equity securities, membership interest or a material portion of the assets of another person, for consideration in excess of $25,000,000 in the aggregate in any calendar year, excluding certain capital expenditures described above;

•	increasing the compensation or benefits of any of its directors, executive officers or Company employees (provided that payments of bonuses and other grants and awards shall be made in the ordinary course of business consistent with past practice); granting to any director or employee of the Company or any of its subsidiaries any increase in change-in-control, severance, retention or termination pay, or entering into or amending any change-in-control, severance, retention or termination agreement with any Company employee; or taking any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company benefit plan (subject to certain exceptions);

•	establishing, adopting, amending or terminating any Company benefit plan (or any plan that would be a Company benefit plan if in existence on the date hereof) (subject to certain exceptions);

•	making any material change to its methods of accounting (subject to certain exceptions);

•	amending the Company’s charter documents or organizational documents of any subsidiary of the Company (except for immaterial or ministerial amendments);

•	adopting or consummating a plan or agreement of complete or partial liquidation or dissolution;

•	entering into, modifying or amending in any material respect, or terminating or waiving any material right under, any Company material contract (subject to certain exceptions);

•	settling or compromising any material claim against the Company or any of its subsidiaries (subject to certain exceptions);

•	making or changing any material tax election, changing any material method of tax accounting, amending any material tax return, settling or compromising any material tax liability, surrendering any claim for a refund of material taxes, entering into any closing agreements relating to material taxes or granting any waiver of any statute of limitations with respect to, or any extension of any period of assessment of, any material taxes;

•	permitting any material insurance policy to terminate or lapse without replacing such policy with substantially comparable coverage;

•	entering into any derivative transactions other than in the ordinary course of business and in a manner consistent with and in compliance with hedging policies and procedures existing as of the date hereof, or materially changing any of its energy price or interest rate risk management guidelines;

•	entering into any new material line of business;

•	taking any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the merger; and

•	agreeing in writing to take any of the foregoing actions.

Notwithstanding any of the restrictions described above, the Company may, and may cause any of its subsidiaries to:

•	take reasonable actions in compliance with applicable law with respect to any operational emergencies (including restoration measures in response to any act of terrorism, hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development), equipment failures, outages or threat to the environment or health or safety of natural persons.

Between the date of the merger agreement and the effective time, the Company and its subsidiaries:

•	shall continue to make regulatory filings in the ordinary course of business consistent with past practice;

•	may respond (after reasonable consultation with Hydro One) to regulatory filings made by the other parties in which the Company or one or more of its subsidiaries is an interested party; and

•	may take any other action contemplated by or described in any such state or federal filings or other submissions filed or submitted in connection with regulatory filings in the ordinary course of business; provided, however, that, without in any way limiting the rights of the Company and its subsidiaries, the Company will (i) keep Hydro One promptly informed of any material communications or meetings with any governmental authority with respect to rate cases and shall provide copies of any written communications or materials submitted to or received from any governmental authority in connection therewith, (ii) consult with Hydro One and give Hydro One a reasonable opportunity, within the time constraints imposed in such rate cases, to comment on material written communications or materials submitted to any governmental authority, in each case with respect to any rate cases, which the Company shall consider in good faith, and (iii) at the request of Hydro One, provide Hydro One a reasonable opportunity to participate in any material meeting or communications related thereto. Hydro One will have the opportunity to review and comment on all economic aspects of any rate case filing and shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) any settlement of any rate case and rate case filing insofar as it would reasonably be expected to result in an outcome for the surviving corporation or any of its subsidiaries that would be materially adverse to the surviving corporation or any of its subsidiaries after the effective time, taking into account the requests made by the Company to the applicable governmental authority in connection with such rate case and the resolution of similar recent rate cases by the Company.

Hydro One, US Parent and Merger Sub have also agreed not to take any action, and to cause Hydro One’s subsidiaries not to take any action, between the date of the merger agreement and the effective time of the merger that would reasonably be expected to prevent or materially impede, interfere with, or delay the consummation of the merger by Hydro One, US Parent or Merger Sub.

The merger agreement is not intended to give Hydro One, US Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the effective time of the merger. Prior to the effective time of the merger, the Company will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.

No Solicitation by the Company

The Company has agreed under the merger agreement, subject to certain exceptions described below, that the Company will, and will cause its subsidiaries and its and their respective directors, officers and employees to, and will use reasonable best efforts to cause its other representatives to, as of the date of the merger agreement: immediately cease all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any bona fide inquiry, proposal or offer from any person (other than Hydro One, US Parent, Merger Sub and any of their affiliates) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (a) assets of the Company and its subsidiaries (including securities of subsidiaries) that account for 15% or more of the Company’s consolidated assets or from which 15% or more of the Company’s revenues or earnings on a consolidated basis are derived or (b) 15% or more of the outstanding Company common stock pursuant to a merger, consolidation or other business combination, sale or issuance of shares of capital stock, tender offer, share exchange, recapitalization or similar transaction involving the Company, in each case other than the merger (a “takeover proposal”).

The Company has also agreed under the merger agreement, subject to certain exceptions described below, that the Company will not, will cause its subsidiaries and its and their directors, officers and employees not to, and will use reasonable best efforts to cause its other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage, or knowingly facilitate any takeover proposal or the making or consummation of a takeover proposal;

•	enter into or otherwise participate in any discussions or negotiations regarding or furnish to any person any material non-public information in connection with any takeover proposal;

•	terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any person (unless the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that failure to take any such actions would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law); or

•	cause or permit the Company or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment (other than a confidentiality agreement described in the second bullet of the next paragraph) constituting, or that would reasonably be expected to lead to, any takeover proposal.

Notwithstanding the restrictions described above, in response to an unsolicited written takeover proposal that was made after the date of the merger agreement and prior to the receipt of the Company shareholder approval, the Company, the Board (or a duly authorized committee thereof) and the Company’s representatives may engage in negotiations and discussions with, or furnish any information and other access to, any person making such takeover proposal and any of its representatives or potential sources of financing:

•	if the Board has determined in good faith, after consultation with its outside financial and legal advisors, that such bona fide takeover proposal either constitutes a superior proposal (as defined below) or could reasonably be expected to lead to a superior proposal and that failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and

•	the person making such takeover proposal and the Company enter into a confidentiality agreement on terms that are not materially less favorable in the aggregate to the Company than those contained in the confidentiality agreement between the Company and Hydro One.

Under the merger agreement, a “superior proposal” is an unsolicited written takeover proposal (except that references to “15%” in the definition of takeover proposal shall be deemed to be references to “50%”) on terms which the Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable to the holders of Company common stock than the merger (taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and the merger agreement that the Board considers relevant, including the prospects for receipt of any required regulatory approvals and taking into account the commitments agreed to in the merger agreement).

The Company has agreed under the merger agreement to promptly (and in any event within the later of twenty-four hours and 5:00 p.m., Pacific time, on the next business day) notify Hydro One in writing of the receipt of any such takeover proposal, the material terms and conditions of any such takeover proposal and the identity of the person making such takeover proposal. The Company has further agreed under the merger agreement to keep Hydro One promptly informed in all material respects (and in any event within the later of twenty-four hours and 5:00 p.m., Pacific time, on the next business day) of material communications relating to such takeover proposal (including any change in the price or any other material terms thereof).

Changes in the Board’s Recommendation

The Company has agreed under the merger agreement, subject to certain exceptions described below, that neither the Board nor any committee thereof will (i) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, the Board’s recommendation that the Company’s shareholders approve the merger agreement and the plan of merger set forth therein (such recommendation, the “Board recommendation”) in a manner adverse to Hydro One; (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any takeover proposal; (iii) fail to include the Board recommendation in this proxy statement; or (iv) fail to announce publicly its recommendation against any takeover proposal that is a tender offer within 10 business days after Hydro One requests in writing that the Board make such a recommendation (any such action, “a change of recommendation”).

Notwithstanding the general restrictions described above, at any time prior to the approval of the merger agreement and the plan of merger set forth therein by the Company’s shareholders, the Board (or a duly authorized committee thereof) may make a change of recommendation under the following circumstances and subject to the following procedures:

•

if the Company has received a superior proposal (other than as a result of a breach of the provisions in the merger agreement described above under “—No Solicitation by the Company” and in this section (other than an immaterial breach) and the Board (or a duly authorized committee thereof) has determined in good faith after consultation with its outside legal counsel, that a failure to make a change of recommendation in response to the receipt of such superior proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; provided that the Board will not be entitled to exercise its right to make a change of recommendation in the foregoing circumstances unless (i) the Company has provided to Hydro One prior written notice of its intent to make a change of recommendation and terminate the merger agreement at least four business days prior to taking such action to the effect that, absent any modification to the terms and conditions of the merger agreement, the Board has resolved to effect a change of recommendation and terminate the merger agreement (which notice will specify the basis for such change of recommendation and attach the most current draft of any acquisition agreement with respect to such superior proposal (or if no such draft exists, a written summary of the material terms and conditions of such superior proposal), (ii) if requested to do so by Hydro One, the Company has made its representatives reasonably available during such four business day period to negotiate in good faith with Hydro One and its representatives regarding any modifications to the terms and conditions of the merger agreement Hydro One proposes to make, and (iii) at the end of such four business day period and taking into account any modifications to the terms and conditions of the merger agreement proposed by Hydro One to the Company in a written, binding and irrevocable offer, the Board (or a duly authorized committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to make such change of recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and that such takeover proposal still constitutes a superior proposal. In the event of any change in the price or material revision or amendment to the terms of a superior proposal, the Company must deliver an additional written notice summarizing the change, revision or amendment and comply anew with the obligations described in this paragraph, except that, in the case of such a new notice with respect to an amended superior proposal, the four business day period referred to above shall instead be deemed to refer to a three business day period; and

•	in response to an “intervening event,” which is any circumstance, development, change, event, occurrence or effect that was not known (or if known, the magnitude or material consequences of which were not known) to the Board prior to the date of the merger agreement, and which becomes known to the Board prior to the approval of the merger agreement by the Company’s shareholders (and in no event will any a takeover proposal or any consequences thereof constitute an intervening event), if the Board (or a duly authorized committee thereof) has determined in good faith, after consultation with its outside legal counsel that failure to make a change of recommendation as a result of the occurrence of such intervening event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; provided that Board will not be entitled to exercise its right to make a change of recommendation in the foregoing circumstances unless (i) the Company has provided to Hydro One prior written notice of its intent to make a change of recommendation at least four business days prior to taking such action to the effect that, absent any modification to the terms and conditions of the merger agreement, the Board has resolved to effect a change of recommendation (which notice must provide a reasonably detailed description of the intervening event), (ii) if requested to do so by Hydro One, the Company has made its representatives reasonably available during such four business day period to negotiate in good faith with Hydro One and its representatives regarding any modifications to the terms and conditions of the merger agreement Hydro One proposes to make, and (iii) at the end of such four business day period and taking into account any changes or modifications to the terms of the merger agreement proposed by Hydro One to the Company in a written, binding and irrevocable offer, the Board (or a duly authorized committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that failure to make a change of recommendation in response to such intervening event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Nothing contained in the merger agreement prohibits the Company or the Board (or a duly authorized committee thereof) from (i) taking and disclosing to shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the shareholders of the Company if the Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably likely to be inconsistent with applicable law, (iii) informing any person of the existence of the provision is in the merger agreement described above under “—No Solicitation by the Company” and “—Changes in the Board’s Recommendation,” or (iv) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company).

Shareholders’ Meeting

The Company has agreed under the merger agreement to give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable after the date of the mailing of the definitive proxy statement to the Company’s shareholders, to consider and vote on approval of the merger agreement and the plan of merger set forth therein and any other matters reasonably required to be voted on by the Company’s shareholders in connection with the merger. The Company may delay or postpone convening the special meeting in certain specified situations. The Company has also agreed under the merger agreement to use its reasonable best efforts to solicit and secure the Company’s shareholders’ approval of the merger agreement, unless there has been a change of recommendation as described above under “—No Solicitation by the Company” and “—Changes in the Board’s Recommendation.”

Efforts to Obtain Regulatory Approvals

The merger agreement requires each of the parties to use its respective reasonable best efforts to (i) cause the merger to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under applicable antitrust laws or to governmental authorities with respect to the merger, (iii) promptly furnish information required in connection with such submissions and filings to such governmental authority or under such antitrust laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings to such governmental authorities or under antitrust laws, and (v) obtain all actions or non-actions, clearances, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any third party and/or governmental authority necessary to consummate the merger as soon as practicable. In furtherance and not in limitation of the above (but subject to the other terms and conditions of the merger agreement), the Company and Hydro One have agreed under the merger agreement that:

•	Hydro One, US Parent and Merger Sub will take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under antitrust laws or other applicable laws that may be required by any governmental authority, so as to enable the parties to consummate the merger as soon as practicable, including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Hydro One or the Company or any of their respective subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Hydro One or the Company or their respective subsidiaries, and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Hydro One or the Company or their respective subsidiaries (each, a “remedial action”), except that any remedial action may, at the discretion of the Company or Hydro One, be conditioned upon consummation of the merger;

•	in the event that any litigation or other administrative or judicial action or proceeding challenging the merger is commenced, threatened or is reasonably foreseeable and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the merger, Hydro One will take or cause to be taken any and all actions, including a remedial action, to avoid or resolve any such litigation, action or proceeding as promptly as practicable;

•	the Company, Hydro One, US Parent and Merger Sub will cooperate with each other and use their respective reasonable best efforts to contest, defend and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the merger as promptly as practicable; and

•	until the earlier of the effective time of the merger and the termination of the merger agreement as described below under “—Termination of the Merger Agreement,” neither Hydro One, US Parent nor Merger Sub will, nor will they permit their respective subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under antitrust laws or other applicable laws with respect to the merger, or would reasonably be expected to materially prevent or prohibit or materially impede, interfere with or delay obtaining any applicable clearance, consent, approval or waiver under antitrust laws or other applicable laws with respect to the merger.

Notwithstanding the general obligations described above, the Company has agreed under the merger agreement that Hydro One and its affiliates will not be required to, in connection with obtaining any actions or non-actions, clearances, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any governmental authority in connection with the merger agreement, the merger or the other transactions contemplated thereby, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, or sanction (including any remedial action), that constitutes a burdensome condition. The Company will not, and will not permit any of its subsidiaries to, in connection with obtaining any actions or non-actions, clearances, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any governmental authority in connection with the merger agreement or the merger or the other transactions contemplated thereby (x) offer to agree to any undertaking, term, condition, liability, obligation, commitment or sanction (including any remedial action) that would reasonably be expected to be material and adverse to Hydro One’s ability to obtain the required regulatory approvals on substantially the terms that Hydro One reasonably expects, or (y) accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment or sanction (including any remedial action), except that the Company and its subsidiaries will take any remedial action requested by Hydro One if such remedial action is conditioned upon the consummation of the merger. A “burdensome condition” would occur if any undertakings, terms, conditions, liabilities, obligations, commitments, or sanctions (including any remedial action), in the aggregate, would have or would be reasonably likely to have, a material adverse effect on the financial condition, businesses or results of operations of the Company and its subsidiaries, taken as a whole, or of Hydro One and its subsidiaries, taken as a whole (and after giving effect to the merger, but for the purpose of determining whether a burdensome condition has occurred Hydro One and its subsidiaries (including the surviving corporation and its subsidiaries) will be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size and scale of the Company and its subsidiaries, taken as a whole as of immediately prior to the effective time), except that certain voluntary undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures taken by Hydro One and described in the merger agreement will not be taken into account for the purpose of determining whether a burdensome condition has occurred.

Access to Information

The Company has agreed that, prior to the effective time of the merger (or the termination of the merger agreement in accordance with its terms) and upon reasonable advance notice, it will afford to Hydro One and to its officers, employees, accountants, counsel, lenders, financial advisors and other representatives (its “representatives”) reasonable access during normal business hours to properties (but not for the conduct of Phase II environmental assessments or testing), employees, books, contracts and records and will furnish as promptly as reasonably practicable to Hydro One or its representatives such information concerning the Company’s business, properties, contracts, assets and liabilities as Hydro One may reasonably request (other than any publicly available document filed by the Company or its subsidiaries pursuant to the requirements of federal or state securities laws). Hydro One has agreed that it and its representatives will conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and its subsidiaries and joint ventures and that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable law or a contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose the Company or its subsidiaries to risk of liability for disclosure of sensitive or personal information. Hydro One has further agreed that the Company may redact any correspondence, filing, submission or communication to the extent such correspondence, filing, submission or communication contains competitively or commercially sensitive information, including information relating to the valuation of the merger.

Takeover Laws

The Company has agreed under the merger agreement that if any state takeover statute or similar statute or regulation is or becomes applicable to the merger, the Company and the Board will use reasonable best efforts to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger.

Director and Officer Indemnification and Insurance

Under the merger agreement, Hydro One has agreed to, and to cause the surviving corporation to, indemnify, defend and hold harmless each individual who is or was a director, officer or employee of the Company or a subsidiary of the Company at or prior to the effective time of the merger and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its subsidiaries against all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses in connection with any actual or threatened claim, suit, action, proceeding or investigation, whenever asserted, arising out of, relating to or in connection with any acts or omissions by such individual in such capacity at any time prior to the effective time of the merger to the fullest extent permitted by applicable law or required by the organizational documents of the Company or its subsidiaries or the indemnification agreements in effect as of the date of the merger agreement (but only to the extent such indemnification agreements were made available to Hydro One prior to the date of the merger agreement).

Hydro One has agreed that, for a period of six years following the effective time of the merger, it will cause to be maintained in effect directors’ and officers’ liability insurance and fiduciary liability insurance coverage that is no less favorable to the insured persons than the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance that were maintained by the Company and its subsidiaries and in effect as of the date of the merger agreement with respect to matters arising on or before the effective time of the merger, either through the Company’s existing insurance provider or another provider reasonably selected by Hydro One. The Company has agreed that Hydro One will not be required to pay an aggregate premium for such policies in excess of 300% of the annual premium currently paid by the Company for such coverage, in which case the Company will purchase as much coverage as reasonably practicable for such amount. In lieu of maintaining the insurance coverage described above, the Company may purchase “tail” insurance coverage, at a cost no greater than the aggregate amount which Hydro One, US Parent or the surviving corporation would be required to spend during the six–year period described in the previous sentence, that provides coverage no less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage that were maintained by the Company and its subsidiaries as of the date of the merger agreement with respect to matters arising on or before the effective time of the merger.

The individuals who are or were directors, officers or employees of the Company or a subsidiary of the Company at or prior to the effective time of the merger are third-party beneficiaries of the provisions described above, and such individuals will have the right to enforce those provisions of the merger agreement.

Employee Benefit Matters

For a period of three years following the effective time (the “continuation period”), or until the employee’s termination of employment, if earlier, Hydro One or its subsidiaries will provide, or will cause to be provided, to each individual who is employed by the Company or any of its subsidiaries (including the surviving corporation and its subsidiaries) immediately prior to the effective time (each, a “Company Employee”), annual base salary or hourly rate, as applicable, annual cash bonus and long-term incentive compensation opportunities (including target bonus amounts that are payable subject to the satisfaction of performance criteria in effect immediately prior to the effective time) and employee benefits, in each case, that are no less favorable than such annual base salary and base wages, annual cash bonus and long-term incentive compensation opportunities and employee benefits provided to such Company Employee, in the aggregate, immediately prior to the effective time. Notwithstanding the foregoing, with respect to equity based long-term incentive compensation, Hydro One or its subsidiaries may provide equity based long-term incentive compensation to the Company Employees in accordance with (and in a manner no less favorable than) its incentive objectives with respect to Hydro One’s and its subsidiaries’ employees, and any such equity based long-term incentive compensation will be included in determining whether the long-term incentive compensation opportunities set forth above have been provided as required.

Hydro One has agreed to ensure that each Company Employee is credited with his or her years of service before the effective time for all purposes (other than pension benefit accruals) under the employee benefit plans of Hydro One and its Subsidiaries as long as such service crediting would not result in a duplication of benefits. Hydro One and its Subsidiaries will cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all benefit plans of Hydro One or its affiliates to the extent coverage under such new plan is replacing comparable coverage under a Company benefit plan in which such Company Employee participated immediately before the effective time. For purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Hydro One and its subsidiaries will (or, in the case of a new plan that is insured by a third party insurance company, will use commercially reasonable efforts to cause such insurance company to) waive all pre-existing condition exclusions and actively-at-work requirements of such new plan for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company benefit plan immediately prior to the effective time. Hydro One’s or its subsidiaries’ new plans will also recognize any eligible expenses incurred by any Company Employee and his or her covered dependents under a Company benefit plan for a year to be taken into account under an analogous new plan for the remainder of such year for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents.

Each retired employee of the Company or any of its subsidiaries who is eligible to participate in the Company’s retiree medical plan as of the effective time, including those individuals who waived participation in such retiree medical plan but are still eligible pursuant to the terms of such retiree medical plan (a “Company Retired Employee”), who becomes eligible to participate in Hydro One’s or its subsidiaries’ retiree medical plan will be credited with his or her years of service before the effective time to the same extent such service was credited under the Company’s retiree medical plan. Hydro One or its subsidiaries will provide postretirement medical benefits (including the employer contribution toward the cost of such postretirement medical benefits) to eligible retirees that, during the continuation period, are no less favorable than those provided under the Company’s postretirement medical program in effect as of the date of the merger agreement, and, following the continuation period, are no less favorable than those provided to similarly situated employees and retirees who participate in the post-retirement programs of Hydro One or its subsidiaries. For this purpose, “eligible retirees” means Company Retired Employees and Company Employees who are or become eligible to participate in the Company’s retiree health plan as in effect on January 1, 2016 during or after the continuation period.

From and after the effective time, Hydro One will cause the surviving corporation and its subsidiaries to assume, honor, and continue all obligations under the Company benefit plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the effective time (including the Change of Control Agreements), and the merger will be deemed to constitute a “change in control,” “change of control,” “corporate transaction” or similar words to such effect under all such Company benefit plans, arrangements or agreements.

To the extent that the effective time occurs (i) in 2018 or (ii) following the end of the 2018 performance period with respect to the Company’s annual incentive plans or any other applicable annual bonus plan, but, in each case, prior to payment of the bonuses for such 2018 performance period, Hydro One will cause the surviving corporation to pay to each Company Employee the bonus to which the Company Employee would be entitled for such 2018 performance period based on actual performance, with such payment to occur no later than March 15, 2019, consistent with past practice. In addition, in the event that the effective time occurs in 2019, Hydro One will cause the surviving corporation to pay to each Company Employee any bonus that such Company Employee would be entitled to receive under the Company’s annual incentive plans and any other applicable annual bonus plan for the 2019 performance period based on such Company Employee’s actual performance for such 2019 performance period, with such payment to occur no later than March 15, 2020, consistent with past practice.

With respect to all employment terms and conditions affecting Company Employees covered by a collective bargaining agreement (“CBA”), Hydro One will assume any liabilities or obligations contained in the CBAs and provide to such Company Employees terms and conditions of employment, including all compensation and benefits, as required by the applicable CBAs.

Other Covenants and Agreements

The merger agreement contains additional agreements between the Company and Hydro One relating to, among other things, the following:

•	preparation of this proxy statement;

•	furnishing the other party with all information as may be necessary or advisable in connection with this proxy statement or any other state, filing notice or application to any third-party or any governmental authority in connection with the merger;

•	keeping the other party apprised of the status of matters relating to the completion of the merger, including promptly furnishing the other party with any information or notices or other correspondence received from any third-party or any governmental entity;

•	public announcements;

•	transaction litigation;

•	ensuring exemptions of certain transactions in connection with the merger under Section 16 of the Exchange Act; and

•	cooperation in connection with financing to be obtained by Hydro One in connection with the merger.

Conditions to the Merger

The respective obligations of the Company, Hydro One, US Parent and Merger Sub to effect the merger are subject to the satisfaction or (if permissible under applicable law) waiver, on or prior to the closing date, of the following conditions:

•	the approval of the merger agreement and the plan of merger set forth therein by the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting;

•	the expiration or termination of all waiting periods (and any extensions thereof) under the HSR Act and approvals and filings required by, and compliance with other applicable requirements of, or clearance of, the IPUC, MPSC, OPUC, RCA, WUTC, FERC, FCC and CFIUS; and

•	the absence of any laws, statutes, ordinances, codes, rules, regulations, rulings, decrees, judgments, injunctions, writs, assessments, arbitrations and orders of a governmental authority enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal.

The obligations of Hydro One, US Parent and Merger Sub to effect the merger are further subject to the satisfaction or (if permissible under applicable law) waiver by Hydro One, US Parent and Merger Sub, on or prior to the closing date, of the following additional conditions:

•

(i) each of the representations and warranties of the Company set forth in the merger agreement (other than the representations and warranties of the Company regarding capitalization matters, authority to execute and deliver the merger agreement and consummate the merger, the absence of a Company material adverse effect and the required approval of the Company’s shareholders) shall be true and correct (without giving effect to any limitation as to materiality or Company material adverse effect set forth therein), except where the failure to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect, (ii) each of the representations and warranties of the Company regarding capitalization matters shall be true and correct, except where the failure of any such representation or warranty to be true and correct would be de minimis, (iii) each of the representations and warranties of the Company regarding authority to execute and deliver the merger agreement and consummate the merger and the required approval of the Company’s shareholders shall be true and correct in all material respects, and (iv) the representations and warranties of the Company regarding the absence of a Company material adverse effect shall be true and correct in all respects; in the case of each of clause (i), (ii) (iii) and (iv), as of the effective time of the merger as though made at and as of the effective time of the merger (except to the extent that such representation and warranty is expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such specific date) (the “Company representation and warranties condition”), and Hydro One shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction of this condition;

•	the Company’s performance in all material respects of the covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (the “Company covenant condition”), and Hydro One shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction of this condition;

•	since the date of the merger agreement, no circumstance, change, event, development, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect on the Company has occurred and is continuing; and

•	the final orders with respect to the regulatory approvals shall not impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions (including any remedial actions described above under “—Efforts to Obtain Regulatory Approvals”) that individually or in the aggregate, constitute a burdensome condition (as described above under “—Efforts to Obtain Regulatory Approvals”).

The obligation of the Company to effect the merger is further subject to the satisfaction or (if permissible under applicable law) waiver by the Company, on or prior to the closing date, of the following additional conditions:

•	the representations and warranties of Hydro One, US Parent and Merger Sub set forth in the merger agreement shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) as of the effective time of the merger with the same effect as though made on and as of the effective time of the merger (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct has not had and would not reasonably be expected to have a material adverse effect on Hydro One, and the Company shall have received a certificate signed on behalf of Hydro One by an executive officer of Hydro One certifying the satisfaction of this condition; and

•	Hydro One’s, US Parent’s and Merger Sub’s performance in all material respects of the covenants and agreements required to be performed by them under the merger agreement at or prior to the closing date, and the Company shall have received a certificate signed on behalf of Hydro One by an executive officer of Hydro One certifying the satisfaction of this condition.

The receipt or availability of funds or financing is not a condition to the consummation of the merger.

Before the closing, the Company, Hydro One, US Parent and Merger Sub each may waive any of the conditions to their respective obligations to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

None of Hydro One, US Parent, Merger Sub or the Company may rely on the failure of any closing condition to be satisfied if such failure was primarily caused by such party’s breach of the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated upon the mutual written consent of the Company and Hydro One.

The merger agreement also may be terminated by either the Company or Hydro One if any of the following events occurs:

•	the merger is not consummated on or before September 30, 2018 (the “end date”), except that:

•	the end date may be extended by either Hydro One or the Company to a date not later than March 31, 2019 if, on the end date, all conditions to closing other than those relating to (a) regulatory approvals, (b) the absence of legal restraints preventing the consummation of the merger, or (c) the absence of a burdensome effect, have been satisfied or are capable of being satisfied;

•	a party does not have this right to terminate the merger agreement due to the occurrence of the end date or to extend the end date if such party is in breach of any of its covenants or agreements under the merger agreement and such breach has primarily caused or resulted in either (1) the failure to satisfy the conditions to its obligation to consummate the merger set forth in the merger agreement prior to the end date or (2) the failure of the closing to have occurred by the end date;

•	if any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, injunction, writ, assessment, arbitration or order of a governmental authority enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect and, in the case of any ruling, decree, judgment, injunction, writ, assessment, arbitration or order of any governmental authority (each, a “restraint”), shall have become final and non-appealable; provided, however, that the right to terminate the merger agreement in such situation shall not be available to a party if the issuance of such final, non-appealable restraint was primarily due to the breach by such party of any of its covenants or agreements under the merger agreement, including the obligations described above under “—Efforts to Obtain Regulatory Approvals”;

•	the Company shareholder approval is not obtained at a duly convened shareholders meeting (including any adjournments thereof); or

•	the other party breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure (a) would give rise to the failure of the applicable condition to the non-breaching party’s obligation to consummate the merger and (b) cannot be cured by the breaching party by the end date or is not cured within 30 days following receipt of written notice from the non-breaching party stating the non-breaching party’s intention to terminate the merger agreement for such breach or failure and the basis for such termination. A party does not have the right to terminate the merger agreement under these circumstances if such party is then in material breach of this merger agreement.

Hydro One also may terminate the merger agreement if, prior to the receipt of the Company shareholder approval, the Board (or a duly authorized committee thereof) makes a change of recommendation.

The Company also may terminate the merger agreement if, prior to the receipt of the Company shareholder approval, the Board (or a duly authorized committee, thereof) makes a change of recommendation with respect to a superior proposal and the Company is in compliance in all material respects with the no solicitation and change of Board recommendation provisions of the merger agreement (described above under “—No Solicitation by the Company” and “—Changes in the Board’s Recommendation”) and substantially concurrently enters into a definitive agreement with respect to such superior proposal, but only if the Company pays the termination fee to Hydro One substantially concurrently with such termination of the merger agreement.

Termination Fees

The Company will be required to pay to Hydro One a termination fee equal to $103,000,000 if:

•	Hydro One terminates the merger agreement in response to the Board making a change of recommendation;

•	the Company terminates the merger agreement prior to receipt of the Company shareholder approval as a result of a change of recommendation with respect to a superior proposal as described above; or

•	both of the following circumstances occur:

•	the merger agreement is terminated:

•	by Hydro One or the Company for failure to consummate the merger by the end date and, after the date of the merger agreement but prior to the termination of the merger agreement, a takeover proposal has been publicly disclosed or made to the Company and not publicly withdrawn;

•	by Hydro One or the Company as a result of the Company shareholder approval not being obtained and, after the date of the merger agreement but prior to the date of the shareholders meeting, a takeover proposal has been publicly disclosed or made to the Company and not publicly withdrawn; or

•	by Hydro One as a result of the Company breaching or failing to perform any of its covenants set forth in the merger agreement, which breach or failure to perform would give rise to the failure of the applicable condition of Hydro One’s, US Parent’s and Merger Sub’s obligations to consummate the merger and, after the date of the merger agreement but prior to the termination of the merger agreement, a takeover proposal has been publicly disclosed or made to the Company and not publicly withdrawn;

and

•	within 12 months of the date of termination of the merger agreement, the Company consummates or enters into a definitive agreement with respect to a takeover proposal (except that for these purposes references to “15%” in the definition of takeover proposal shall be deemed to be references to “50%”).

Hydro One will be required to pay to the Company a termination fee equal to $103,000,000 if:

•	the merger agreement is terminated by Hydro One or the Company:

•	for failure to consummate the merger by the end date if, at the time of termination of the merger agreement the conditions to consummation of the merger relating to (a) regulatory approvals or (b) the absence of legal restraints preventing the consummation of the merger (if, and only if, the applicable restraint arises in connection with the regulatory approvals), shall not have been satisfied; or

•	if any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, injunction, writ, assessment, arbitration award or order of a governmental authority enjoining, restraining, preventing or prohibiting consummation the consummation of the merger or making the consummation of the merger illegal shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect and, in the case of any such ruling, decree, judgment, injunction, writ, assessment, arbitration award or order shall have become final and non-appealable (if, and only if, the applicable restraint (as defined above under “—Termination of the Merger Agreement”) arises in connection with the regulatory approvals); or

•	the merger agreement is terminated by the Company because of Hydro One’s failure to comply with its obligations described above under “—Efforts to Obtain Regulatory Approvals,” which failure would give rise to the failure of the applicable condition of the Company’s obligation to consummate the merger;

provided that, at the time of such termination of the merger agreement as described in the foregoing bullet points, the following conditions shall have been satisfied or waived (except for any such conditions that have not been satisfied as a result of a breach by Hydro One, US Parent or Merger Sub of its respective obligations under the merger agreement):

•	the Company shareholder approval shall have been received;

•	the Company representations and warranties condition has been satisfied;

•	the Company covenant condition has been satisfied; and

•	since the date of the merger agreement, no circumstance, change, event, development, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to result in a Company material adverse effect shall have occurred and be continuing.

In the event the termination fee is payable by the Company to Hydro One or by Hydro One to the Company under the circumstances described above, and such termination fee is paid, the payment of such termination fee (and any related costs of collection) will be the sole and exclusive remedy of Hydro One, US Parent and Merger Sub against the Company, or of the Company against Hydro One, US Parent and Merger Sub, as applicable.

Specific Enforcement

The parties to the merger agreement have agreed that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties have agreed that, if for any reason Hydro One, US Parent, Merger Sub or the Company fails to perform its obligations under the merger agreement or otherwise breached the merger agreement, then the party seeking to enforce the merger agreement against such nonperforming party under the merger agreement will be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties have further agreed to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity. If any party to the merger agreement brings any claim to enforce specifically the performance of the terms and provisions of the merger agreement when expressly available to such party pursuant to the terms of the merger agreement, the end date will automatically be extended by the period of time between the commencement of such claim and ten (10) business days following the date on which such claim is fully and finally resolved.

Amendment of the Merger Agreement

At any time prior to the effective time of the merger, the merger agreement may be amended or supplemented in any and all respects by written agreement of the parties thereto. However, following receipt of the Company shareholder approval, there may be no amendment or change to the provisions of the merger agreement which by law would require further approval by the shareholders of the Company without such approval and after the effective time of the merger, the merger agreement may not be amended or supplemented in any respect.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the

State of Delaware, except that matters related to the fiduciary obligations of the Board and matters that are specifically required by the Washington law in connection with the merger are governed by the laws of the State of Washington.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Company common stock held beneficially, as of August 31, 2017, by (i) each director, (ii) each of Company named executive officers (“NEOs”), (iii) all current directors and executive officers as a group and (iv) each person who is known to the Company to be the beneficial owner of more than 5% of the Company common stock. As of August 31, 2017, there were 64,413,108 shares of Company common stock outstanding.

Beneficial ownership, as shown below under the heading “Shares Beneficially Owned,” has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon the exercise of an option or warrant or the vesting of an equity award) within 60 days of the date as of which the information is provided. Shares shown under the heading “Other” are not considered beneficially owned in accordance with Rule 13d-3, but are considered by the Company in determining whether an individual has met the Company’s share ownership guidelines. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the table may not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Company common stock shown as beneficially owned by them.

	Shares Beneficially Owned			Other
Name	Direct	Indirect		Other Deferred Shares(1)	RSUs Not Yet Vested(2)	Total	Percent of Class
Directors and NEOs
Erik J. Anderson	20,336					20,336	*
Kristianne Blake	21,636			2,519		24,155	*
Donald C. Burke	14,540					14,540	*
Marian M. Durkin	71,043				6,600	77,643	*
Karen S. Feltes	21,490				6,624	28,114	*
Rebecca A. Klein	19,225					19,225	*
Scott H. Maw	4,184					4,184	*
Scott L. Morris	183,730	164	(3)			183,894	*
Marc F. Racicot	16,694					16,694	*
Heidi B. Stanley	15,381	10,248	(4)			25,629	*
R. John Taylor	1,554	9,179	(5)	5,496		16,229	*
Mark T. Thies	84,178	5,751	(6)		8,439	98,368	*
Dennis P. Vermillion	32,884	90	(3)		8,599	41,573	*
Janet D. Widmann	5,726					5,726	*
All directors and executive officers as a group, including those listed above (22 individuals)	555,401	42,734		10,813	54,749	663,697	*
5% Beneficial Owners
BlackRock, Inc.(7)	11,075,357					11,075,357	17.3%
The Vanguard Group, Inc.(8)	6,020,939					6,020,939	9.38%

Footnotes:

*	As of August 31, 2017, the officers and directors as a group hold 1.1% of the shares outstanding. No director or executive officer owns in excess of 1% of the shares outstanding. None of the directors or NEOs has pledged Company common stock as security.

(1)	Shares deferred under the Executive Deferred Compensation Plan or under the former Non-Employee Director Stock Plan.

(2)	Time-based RSUs that have been granted to the executive officers, but have not yet vested. RSUs vest in three equal annual increments, provided the officer remains employed by the Company. If the employment of an executive officer terminates, all unvested shares are forfeited.

(3)	Shares held in the ESOP.

(4)	Shares held by Ms. Stanley’s spouse, Ronald Stanley, in a profit-sharing plan not administered by the Company.

(5)	Shares held by Mr. Taylor in his ESOP, IRA and Profit Sharing Plan, over which he has sole voting power and sole investment power.

(6)	Shares held by Mr. Thies’ spouse, Elizabeth Thies.

(7)	As shown on Schedule 13G filed with the SEC on January 12, 2017, by BlackRock, Inc., a parent holding company, the beneficial owner has sole voting power over 10,894,556 shares and sole dispositive power over 11,075,357 shares. The mailing address of the beneficial owner is 55 East 52nd Street, New York, New York 10055.

(8)	The Vanguard Group, Inc. is the holder of the Company’s ESOP accounts. As shown on Schedule 13G filed with the SEC on February 10, 2017, Vanguard has sole voting power over 87,662 shares, shared voting power over 6,900 shares, sole dispositive power over 5,941,596 shares and shared dispositive power over 79,343 shares. The address of the beneficial owner is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

DISSENTERS’ RIGHTS

In accordance with Chapter 13 of the WBCA, Avista’s shareholders have the right to dissent from the merger and to receive payment in cash for the “fair value” of their Company common stock.

Avista’s shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 13 of the WBCA in order to perfect their rights. Avista and Hydro One will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by an Avista shareholder in order to dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Annex C.

A shareholder who wishes to assert dissenters’ rights must (i) deliver to Avista before the vote is taken by Avista shareholders notice of the shareholder’s intent to demand payment for the shareholder’s shares if the merger is effected, and (ii) not vote such shares in favor of the merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Avista at the following address prior to the special meeting of the shareholders:

Avista Corporation

1411 East Mission Avenue

Spokane, Washington 99202-2600

Attention: Corporate Secretary

or deliver such notice at the special meeting of shareholders prior to the vote being taken by Avista shareholders.

A shareholder who wishes to exercise dissenters’ rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to Avista a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. A beneficial shareholder may assert dissenters’ rights directly by submitting to Avista the record shareholder’s written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

A shareholder who does not deliver to Avista prior to the vote being taken by Avista shareholders a notice of the shareholder’s intent to demand payment for the “fair value” of the shares will lose the right to exercise dissenters’ rights. In addition, any shareholder electing to exercise dissenters’ rights must either vote against the merger agreement or abstain from voting. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Company common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s statutory dissenters’ rights.

If the merger is effected, the surviving corporation shall, within ten days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenters’ rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things: (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed transaction and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date; and (iv) set a date by which the surviving corporation must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

A shareholder wishing to exercise dissenters’ rights must timely file the payment demand, certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the proposed transaction, and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters’ rights.

Within thirty (30) days after the merger occurs or receipt of the payment demand, whichever is later, the surviving corporation shall pay each dissenter with properly perfected dissenters’ rights the surviving corporation’s estimate of the “fair value” of the shareholder’s interest, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own Avista shares prior to the public announcement of the merger, the surviving corporation is not required to make the payment until after the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger unless the exclusion would be inequitable. The rate of interest is generally required to be the average rate currently paid by the surviving corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances. Shareholders should note that investment banker opinions as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the merger are not opinions as to, and do not address in any respect, fair value under Chapter 13 of the WBCA.

A dissenter who is dissatisfied with the surviving corporation’s estimate of the fair value or believes that interest due is incorrectly calculated may notify the surviving corporation of the dissenter’s estimate of the fair value and amount of interest due. If surviving corporation does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value then the surviving corporation must, within 60 days after receiving the payment demand, petition a court to determine the fair value.

MARKET PRICE AND DIVIDEND INFORMATION

The Company common stock is listed on the NYSE under the symbol “AVA.” The Company’s common stock began trading on the NYSE on September 25, 1952. The table below provides the high and low prices of the Company common stock for the periods indicated, as reported in the consolidated reporting system.

	High	Low
Year ending December 31, 2017
Third quarter (through September 13, 2017)	$52.83	$41.21
Second quarter	$44.45	$38.35
First quarter	$40.37	$37.78

Year ended December 31, 2016
Fourth quarter	$43.00	$38.69
Third quarter	$45.22	$40.30
Second quarter	$44.81	$38.48
First quarter	$41.31	$34.31

Year ended December 31, 2015
Fourth quarter	$37.78	$32.57
Third quarter	$34.15	$29.77
Second quarter	$34.49	$30.10
First quarter	$38.34	$32.10

The Company has historically paid quarterly cash dividends on Company common stock and the last dividend was paid on June 15, 2017. Under the terms of the merger agreement, the Company may continue paying its regular quarterly cash dividends (when and if declared by the Board and as may be increased by no more than $0.06 per fiscal year), without the prior written consent of Hydro One.

On July 18, 2017, the last trading day prior to the Board’s approval of the merger agreement, the reported last sale price for the Company common stock was $42.74 per share as reported in the consolidated reporting system. On September 13, 2017, the latest practicable trading date before the filing of this proxy statement, the last sale price for the Company common stock was $51.33 as reported in the consolidated reporting system. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of the close of business on the record date, there were [●] shares of Company common stock outstanding and entitled to vote, held by [●] shareholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

HOUSEHOLDING

The Company understands that, if two or more beneficial owners of Company common stock share the same address, the brokerage firm or other intermediary through which these shares are held may, unless contrary instructions are received from any such beneficial owner, deliver a single copy of the proxy statement and related proxy soliciting materials for all beneficial owners at that address. This procedure is called “householding.” Beneficial owners of Company common stock who receive multiple copies of the proxy statement and other proxy soliciting materials and would prefer “householding” should contact their broker. Beneficial owners subject to “householding” who would prefer to receive separate copies of the proxy soliciting materials for each beneficial owner at their address should contact their broker and revoke their consent to “householding.” Alternatively, beneficial owners may request a separate set of the proxy soliciting materials from the Company in writing sent to Avista, Investor Relations, 1411 E. Mission Avenue, Spokane, Washington 99202-2600 or by telephone at (509) 495-4203.

The Company and its transfer agent do not engage in “householding” for registered holders of Company common stock.

SHAREHOLDER PROPOSALS

If the merger is completed, we will no longer have public shareholders and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and to participate in our shareholders’ meetings. We intend to hold an annual shareholders’ meeting in 2018, and shareholder proposals will be eligible for consideration for presentation at the meeting and inclusion in the proxy statement and form of proxy for the meeting in accordance with the Company’s bylaws and Rule 14a-8 under the Exchange Act, as described below.

The 2018 annual meeting is currently scheduled for Thursday, May 18, 2018 in Spokane, Washington. The date and location of the 2018 annual meeting are subject to change. Any such change, and any resulting change in the dates referred to below, would be specified by the Company in a report filed with the SEC. In addition, any change in the dates referred to below that results from a change in SEC rules or the Company’s bylaws would be similarly reported by the Company.

Notice of Nominations and Other Business to Be Presented at Annual Meeting

Notice of nominations of directors and other business to be presented by a shareholder at the 2018 Annual Meeting must be delivered to the Company as follows:

•	written notice of a shareholder’s intent to nominate a person for election as a director at the 2018 annual meeting must be delivered to the principal executive offices of the Company to the attention of the Corporate Secretary on or before February 12, 2018, but not before November 10, 2017; and

•	written notice of a shareholder’s intent to propose other business to be brought before the 2018 annual meeting must be delivered to the principal executive offices of the Company to the attention of the Corporate Secretary on or before February 12, 2018, but not before November 10, 2017.

In any case, the written notice of the shareholder must, in order for the matter to be eligible to be presented at the meeting, comply with all of the requirements and contain all of the information specified in the Company’s bylaws, without regard to whether the proposed nomination or other business is to be included in management’s proxy soliciting materials or those of any other person.

Notice of Proposals to be Included in Management’s Proxy Materials

Proposals that shareholders seek to have included in management’s proxy soliciting materials must be received by the Corporate Secretary on or before December 1, 2017, and, in order to be so included, must contain the information required by the SEC’s Rule 14a-8 and otherwise comply with SEC rules. However, in order for a proposal to be eligible to be presented at the meeting, the shareholder must also comply with all of the requirements specified in the Company’s bylaws for nominating a person for election as a director and/or bringing other business before the meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents contain important business and financial information. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

The Company will make available a copy of the documents we file with the SEC on the “Investor Relations” section of our website at www.avistacorp.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website or by contacting our Investor Relations department by telephone at (509) 495-4203, or by mail at Avista, Attn: Investor Relations Department, 1411 E. Mission Ave., Spokane, Washington 99202-2600.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We are incorporating by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting; it being understood that information that is “furnished” but not “filed” in accordance with SEC rules, will not be deemed incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 22, 2017;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, filed with the SEC on May 3, 2017 and August 2, 2017, respectively;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2017, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016; and

•	our Current Reports on Form 8-K filed with the SEC on March 2, 2017, May 17, 2017, June 1, 2017, June 14, 2017, July 19, 2017, August 14, 2017 and September 14, 2017.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of July 19, 2017,

by and among

HYDRO ONE LIMITED,

OLYMPUS HOLDING CORP.,

OLYMPUS CORP.

and

AVISTA CORPORATION

i

TABLE OF CONTENTS (CONT’D)

EXHIBITS

EXHIBIT A – Governance Requirements

EXHIBIT B – Post-Closing Matters

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 19, 2017 (this “Agreement”), is entered into by and among Hydro One Limited, a corporation organized under the laws of the Province of Ontario (“Parent”), Olympus Holding Corp., a Delaware corporation (“US Parent”), Olympus Corp., a Washington corporation and a wholly owned Subsidiary of US Parent (“Merger Sub”), and Avista Corporation, a Washington corporation (the “Company”). Defined terms used herein have the respective meanings set forth in Section 8.13.

W I T N E S S E T H

WHEREAS, the parties hereto intend that, at the Effective Time, Merger Sub will, in accordance with the Washington Business Corporation Act (the “WBCA”), merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its shareholders for the Company to enter into this Agreement, (b) adopted the plan of merger set forth in this Agreement and approved the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the WBCA) and (c) resolved to recommend that the shareholders of the Company approve this Agreement and the plan of merger set forth in this Agreement and directed that this Agreement be submitted to the shareholders of the Company for approval at a duly held meeting of such shareholders for such purpose;

WHEREAS, the board of directors of each of Parent and US Parent has (a) determined that it is in the best interests of each of Parent and US Parent and their respective stockholders for each of Parent and US Parent to enter into this Agreement and (b) approved Parent’s and US Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the WBCA);

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its sole shareholder for Merger Sub to enter into this Agreement, (b) adopted the plan of merger set forth in this Agreement and approved Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the WBCA) and (c) submitted this Agreement to US Parent, in its capacity as Merger Sub’s sole shareholder, and recommended that US Parent, in such capacity, approve this Agreement and the plan of merger set forth in this Agreement;

WHEREAS, US Parent, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement and the plan of merger set forth in this Agreement by written consent; and

WHEREAS, Parent, US Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, US Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become, as a result of the Merger, an indirect, wholly owned subsidiary of Parent.

Section 1.2 Closing. The consummation of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 655 Fifteenth Street, N.W., Washington D.C. 20005 at 10:00 a.m. (local time) on the date that is three (3) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date and at such other time or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company shall file with the Secretary of State of the State of Washington (the “Washington Secretary of State”) articles of merger (the “Articles of Merger”) executed in accordance with, and containing such information as is required by, Section 23B.11.050(1) of the WBCA and, on or after the Closing Date, shall make all other filings or recordings required under the WBCA to effectuate the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Washington Secretary of State or at such later time as is permissible under the WBCA and is specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”). This Agreement together with the articles of incorporation of the Surviving Corporation shall be deemed the “plan of merger” under Chapter 11 of the WBCA and shall be filed with the Articles of Merger pursuant to Section 23B.11.050(1) of the WBCA.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the WBCA.

Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation and bylaws of the Company, in each case as amended to date and as in effect immediately prior to the Effective Time (collectively, the “Company Charter Documents”), shall be amended as of the Effective Time to be in the form of (except with respect to the name of the Company (which shall remain “Avista Corporation”) and any changes necessary so that they shall be in compliance with Section 5.8 and the requirements set forth on Exhibit A attached hereto) the articles of incorporation and bylaws of Merger Sub as of the date hereof and as so amended shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section  5.8).

Section 1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, to serve until their respective successors are duly elected or appointed and qualified (including in accordance with Section 1.7 and Exhibit B attached hereto)

or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation; provided, however, that within one (1) Business Day immediately following the Effective Time, Parent shall take, or shall cause US Parent and the Surviving Corporation to take, all such actions as are necessary to cause the board of directors of the Surviving Corporation to consist of persons determined in accordance with the requirements set forth in Exhibit B attached hereto, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, to serve until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.7 Post-Merger Operations. Parent hereby confirms that, subject to the occurrence of the Effective Time, it intends to, or intends to cause US Parent or the Surviving Corporation to, effectuate the matters set forth or described in Exhibit B attached hereto, subject to the approval requirements set forth therein.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, US Parent or Merger Sub or any holder of any shares of common stock, no par value, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub; Issuance of Common Stock by Surviving Corporation. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation. In consideration for US Parent paying, or causing to be paid the Merger Consideration as provided herein, the Surviving Corporation shall issue ten million (10,000,000) fully paid and non-assessable shares of common stock, no par value per share, of the Surviving Corporation to US Parent or as otherwise directed by US Parent.

(b) Cancellation of Parent-Owned Stock. Any shares of Company Common Stock that are owned by Parent, US Parent or Merger Sub or any of their respective Subsidiaries, in each case immediately prior to the Effective Time, shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than Dissenting Shareholder Shares and shares to be cancelled in accordance with Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent solely the right to receive an amount in cash equal to $53.00 without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 2.2(b) (subject to any withholding of applicable Tax in accordance with Section 2.5) and any “stub period” cash dividend declared in accordance with Section 5.1(a)(iii).

(d) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands payment of fair value of such shares pursuant to, and complies in all respects with, the provisions of Chapter 23B.13 of the WBCA (the “Dissenting Shareholder Shares”, and each shareholder holding Dissenting Shareholder Shares, a “Dissenting Shareholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such Dissenting Shareholder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Chapter 23B.13 of the WBCA (and at the Effective Time, such Dissenting Shareholder Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Shareholder shall cease to have any rights with respect thereto, except the rights set forth in Chapter 23B.13 of the WBCA), unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand for payment of fair value under Chapter 23B.13 of the WBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Shareholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(c), without any interest thereon and subject to any applicable withholding Tax. The Company shall give Parent (i) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other written instruments served pursuant to the WBCA and received by the Company relating to shareholders’ rights to demand payment of fair value and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment of fair value under the WBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for payment of fair value or settle or offer to settle any such demands.

Section 2.2 Exchange of Certificates.

(a) Paying Agent; Investment by Paying Agent of Funds. Prior to the Effective Time, Parent shall designate a bank, trust company or nationally recognized financial institution or transfer services company reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration and enter into an agreement reasonably acceptable to the Company with the Paying Agent relating to the services to be performed by the Paying Agent. Parent shall cause US Parent to and US Parent shall irrevocably deposit, or cause to be deposited (subject to Section 2.2(e)), the aggregate Merger Consideration with respect to all shares of Company Common Stock (other than Dissenting Shareholder Shares and shares to be cancelled in accordance with Section 2.1(b)) with the Paying Agent at or prior to the Effective Time. The aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to holders of shares of Company Common Stock and as reasonably directed by Parent (on behalf of US Parent), be invested by the Paying Agent in (i) short-term commercial paper obligations of issuers organized under the Laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000, or in mutual funds investing in such assets or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the funds held by the Paying Agent for purposes of paying the Merger Consideration. No investment or investment losses resulting from such investment by the Paying Agent of the aggregate Merger Consideration shall relieve Parent, US Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II, and Parent shall cause US Parent to and US Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.2(a); provided that any interest and other income retained pursuant to the preceding sentence shall be used to replace such funds prior to determining Parent’s obligation to replace or causing US Parent to replace such funds. No investment by the Paying Agent of the aggregate Merger Consideration shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Following the Effective Time, Parent agrees to make or cause to be made available to the Paying Agent, from time to time as needed, additional cash to pay the Merger Consideration as contemplated by this Article II without interest.

(b) Payment Procedures. As promptly as practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration, for each share of Company Common Stock surrendered, and any Certificates surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (A) the Person requesting such exchange present proper evidence of transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent (on behalf of US Parent) or US Parent may direct, as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first (1st) anniversary of the Closing Date, US Parent shall be entitled to require the Paying Agent to deliver to it or as directed by it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to US Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of US Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any other provision of this Agreement, none of Parent, US Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.3 Treatment of Performance Awards and RSUs.

(a) Performance Awards. At the Effective Time, each Performance Award that is outstanding immediately prior to the Effective Time (including any Performance Award with respect to which the applicable performance period has ended, but which Performance Award has not been settled) shall be cancelled and the holder thereof shall then become entitled to receive, in full satisfaction of such holder’s rights with respect thereto, a lump-sum cash payment equal to the product of (i) the Performance Award Amount, and (ii) the Merger Consideration, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.5. For purposes of this Agreement, “Performance Award Amount” means (A) with respect to any outstanding Performance Award for which the performance period has ended as of immediately prior to the Effective Time, (1) in the case of a share-settled Performance Award, the number of shares of Company Common Stock that would be delivered to the holder of such Performance Award, or (2) in the case of a cash-settled Performance Award, the number of shares of Company Common Stock that would be deemed deliverable to the holder for purposes of calculating the cash payment due under such Performance Award, in each case of the foregoing clauses (1) and (2), based on the actual achievement of the performance goals applicable to such Performance Award, as reasonably determined by the Board (or a committee thereof) prior to the Effective Time, and assuming the satisfaction of all other conditions to such delivery, and (B) with respect to any outstanding Performance Award for which the performance period has not ended as of immediately prior to the Effective Time, (1) in the case of a share-settled Performance Award, the number of shares of Company Common Stock subject to such Performance Award that would be delivered to the holder of such Performance Award, or (2) in the case of a cash-settled Performance Award, the number of shares of Company Common Stock that would be deemed deliverable to the holder for purposes of calculating the cash payment due under such Performance Award, in each case of the foregoing clauses (1) and (2), based on deemed satisfaction of the performance goals applicable to such Performance Award for such incomplete performance period at the target level, and in each case, assuming the satisfaction of all other conditions to such delivery. As of the Effective Time, all Accumulated Dividends, if any, accrued but unpaid with respect to Performance Awards shall, by virtue of the Merger and without any action on the part of a holder thereof, automatically become fully vested and be paid to such holder.

(b) Restricted Stock Units. At the Effective Time, each RSU that is outstanding immediately prior to the Effective Time and which by its terms would vest before the calendar year or in the calendar year in which the Effective Time occurs shall be cancelled and the holder thereof shall then become entitled to receive, in full satisfaction of such holder’s rights with respect thereto, a lump-sum cash payment equal to the product of (i) the number of shares of Company Common Stock subject to such cancelled RSU immediately prior to the Effective Time and (ii) the Merger Consideration. As of the Effective Time, all Accumulated Dividends, if any, accrued but unpaid with respect to such cancelled RSUs shall, by virtue of the Merger and without any action on the part of a holder thereof, automatically become fully vested and be paid to such holder. At the Effective Time, each RSU that is outstanding immediately prior to the Effective Time and which by its terms would vest in any calendar year following the calendar year in which the Effective Time occurs will be adjusted as necessary to provide that, at the Effective Time, each such RSU shall be converted into a restricted stock unit award, on the same terms and conditions as were applicable under such RSU immediately prior to the Effective Time (including with respect to vesting, treatment upon employment termination, etc.), with respect to a number of shares of common stock of Parent determined by multiplying the number of shares of Company Common Stock subject to such RSU immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole share (a “Converted RSU”), and each such Converted RSU shall not be accelerated except as provided in the original related RSU agreement issued by the Company (the “RSU Agreement”). At the Effective Time, Parent shall assume all obligations of the Company with respect to the Company Stock Plans and each outstanding Converted RSU and the RSU Agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted RSUs appropriate notices setting forth such holders’ rights, and the RSU Agreements evidencing the grants of such Converted RSUs shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger). The Converted RSUs will be settled in shares of common stock of Parent, which will not be subject to any Canadian hold period and may be resold by the holder of the Converted RSU on the TSX without any applicable U.S. restricted period having elapsed, or cash, as determined by Parent, and Parent shall take all corporate action necessary to effectuate the foregoing. Notwithstanding the foregoing, and for the purpose of clarity, it is understood by Parent, the Company and the Surviving Corporation that the Converted RSUs shall be awarded and issued under Parent’s equity-based long-term incentive compensation plan (the “Parent LTIP”). For the avoidance of doubt, the terms and conditions applicable to such Converted RSUs shall be the same as the terms and conditions set forth in the Company Stock Plans and the RSU Agreements pursuant to which such Converted RSUs were granted, notwithstanding that the Converted RSUs will be issued under the Parent LTIP.

(c) Funding. No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.3. All payments required under this Section 2.3 shall be made through the Surviving Corporation’s payroll not later than the later of (i) the first payroll date immediately following the Effective Time and (ii) five (5) Business Days following the Effective Time.

Section 2.4 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company (or any other securities convertible or exchangeable therefor) shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, the Merger Consideration shall be equitably adjusted; provided, however, that nothing in this Section 2.4 shall be deemed to permit or authorize any party hereto to effect any such change that such party is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.5 Withholding Taxes. Notwithstanding any provision contained herein to the contrary, Parent, US Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code, or under any applicable provision of state, local or foreign Tax Law. To the extent amounts are so withheld and timely paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made (excluding any such amounts required to be withheld under Canadian federal or provincial Law as a result of Parent or any of its Subsidiaries being resident in Canada (or any province thereof) for Canadian federal or provincial Tax purposes). If Parent, US Parent, the Company, the Surviving Corporation, or the Paying Agent determine that any amounts are required to be deducted or withheld (other than any deduction or withholding with respect to any payments constituting compensation for services), Parent, US Parent, the Company, the Surviving Corporation, or the Paying Agent shall use commercially reasonable efforts to, prior to deducting or withholding any such amounts, notify the Person in respect of which such deduction and withholding was made and shall reasonably cooperate in good faith to establish or obtain any exemption from or reduction in the amount of any withholding that otherwise would be required; provided, however, that notwithstanding anything to the contrary contained herein, Parent, US Parent, the Company, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) any amounts at the time it is required to so deduct and withhold under the Code or under any applicable provision of state, local or foreign Tax Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained in Article V, except that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to all other sections or subsections thereof to the extent it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection notwithstanding the omission of a reference or cross reference thereto) or (b) as set forth in any of the Company SEC Documents publicly available prior to the date hereof (excluding any disclosures set forth in any such Company SEC Documents under the headings “Risk Factors” or “Forward Looking Statements,” or any disclosures set forth in any such Company SEC Documents in any other sections that are predictive or primarily cautionary in nature other than historical facts included therein), the Company represents and warrants to Parent, US Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Washington and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Company Charter Documents as in effect on the date of this Agreement.

(b) Section 3.1(b)(i) of the Company Disclosure Schedule sets forth a list of the Subsidiaries of the Company and their jurisdictions of organization. Each Subsidiary of the Company is duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its organization, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and, except as set forth in Section 3.1(b)(ii) of the Company Disclosure Schedule, are owned directly or indirectly by the Company, free and clear of all liens, pledges, security interests and transfer restrictions, except for such transfer restrictions as are contained in the articles of incorporation, bylaws and limited liability company agreements (or any equivalent constituent documents) of such Subsidiary of the Company or for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) and other applicable securities Laws. The Company has made available to Parent true and complete copies of the articles of incorporation, bylaws and limited liability agreements (or equivalent constituent documents) of each Subsidiary of the Company as in effect on the date of this Agreement.

(c) Each of the Company and its Subsidiaries has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect.

(d) Section 3.1(d) of the Company Disclosure Schedule sets forth a list of the Company Joint Ventures, including the name of each entity and the Company’s percentage ownership interest thereof. The Company has made available to Parent true and complete copies of the articles of incorporation, bylaws and limited liability agreements (or equivalent constituent documents) of each Company Joint Venture as in effect on the date of this Agreement.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock (“Company Preferred Stock”). At the close of business on July 18, 2017, (a) 64,411,244 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, (c) 109,089 shares of Company Common Stock were subject to outstanding RSUs, and (d) 493,499 shares of Company Common Stock were subject to outstanding Performance Awards, based on achievement of applicable performance criteria at target levels.

(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the settlement of RSUs and Performance Awards, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right. Except (i) as set forth in Section 3.2(b) of the Company Disclosure Schedule, (ii) as set forth in Section 3.2(a), or (iii) pursuant to the terms of this Agreement, as of the date hereof, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, (A) any capital stock of the Company or any Subsidiary of the Company or any securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Subsidiary of the Company or (B) any warrants, calls, options or other rights to acquire from the Company or any Subsidiary of the Company, or any other obligation of the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Subsidiary of the Company (the items specified in the foregoing clauses (A) and (B), collectively, “Equity Securities”). Except pursuant to the Company Stock Plans, there are not any outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities. There is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. No Subsidiary of the Company owns any shares of Company Common Stock. Neither the Company nor any Subsidiary of the Company is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all RSUs and Performance Awards outstanding as of the date of this Agreement, including, with respect to each such award, the holder, the grant date, and the number of shares of Company Common Stock subject thereto (assuming the target level of attainment of the applicable performance conditions).

Section 3.3 Authority; Non-contravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into this Agreement, (ii) adopting the plan of merger set forth in this Agreement and approving the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions, and (iii) resolving to recommend that the shareholders of the Company approve this Agreement and the plan of merger set forth in this Agreement and directing that this Agreement be submitted to the shareholders of the Company for approval at a duly held meeting of such shareholders for such purpose (the “Company Board Recommendation”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of, and performance by, the Company under this Agreement and the plan of merger set forth in this Agreement and the consummation by it of the

Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company does not, and neither the consummation by the Company of the Transactions nor compliance by the Company with any of the terms or provisions hereof will, (i) assuming the Company Shareholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or the organizational documents of any Subsidiary of the Company, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 and the Company Shareholder Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired or been terminated, violate any Law applicable to the Company or any of its Subsidiaries or (iii) assuming that each of the consents and notices specified in Section 3.3(b)(iii) of the Company Disclosure Schedule is obtained or given, as applicable, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or right to any payment or loss of benefit under, any Company Material Contract to which the Company or any of its Subsidiaries is a party or any Company Permit, or result in the creation of a Lien (other than any Permitted Lien), upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4 Governmental Approvals. Except for (a) the filing with the SEC of a proxy statement, in preliminary and definitive form, relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the NYSE in connection with this Agreement and the Merger, (b) the filing of the Articles of Merger with the Washington Secretary of State pursuant to the WBCA, (c) approvals or filings required under, and compliance with other applicable requirements of, the IPUC, MPSC, OPUC, RCA, and WUTC, (d) the FERC Approval, (e) the FCC Approval, (f) the CFIUS Approval, and (g) filings required under, and compliance with other applicable requirements of, the HSR Act (such approvals and filings described in clauses (c) through (f) of this Section 3.4, (the “Required Statutory Approvals”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed with or furnished to the SEC, on a timely basis, all registration statements, reports, proxy statements and other documents that the Company was required to file or furnish since January 1, 2015 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements, reports and documents may have been amended since the date of their filing, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents), or in the case of amendments thereto, as of the date of the last such amendment (but only amendments prior to the date of this Agreement in the case of any Company SEC Document with a filing or effective date prior to the date of this Agreement), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document (but only updates, amendments, restatements or corrections prior to the date of this Agreement in the case of any Company SEC Document with a filing or effective date prior to the date of this Agreement), as of their respective dates of filing with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X under the Exchange Act) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of their operations and cash flows, as of each of the dates and for the periods shown, as applicable, in conformity with GAAP.

(c) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, the Company has disclosed to its auditors and its audit committee (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) which are reasonably likely to adversely affect its ability to record, process, summarize and report its consolidated financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

(d) Neither the Company nor any of its Subsidiaries has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of December 31, 2016 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions or (iv) as would not reasonably be expected to have a Company Material Adverse Effect.

(e) All Regulatory Filings required to be made by the Company or any of its Subsidiaries since January 1, 2015 have been filed or furnished with the applicable Governmental Authority, and all such Regulatory Filings complied, as of their respective dates, with all applicable requirements of the applicable Laws, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Absence of Certain Changes. From the Balance Sheet Date to the date of this Agreement, (a) except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any circumstance, development, change, event, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, Claim against the Company or any of its Subsidiaries, nor is there any Judgment imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Compliance With Laws; Permits. The Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, codes, rules, regulations, rulings, and Judgments of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for instances of non-compliance as would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold, and are in compliance with, all licenses, franchises, permits, certificates, approvals, variances, orders, registrations and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, “Company Permits”), except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Tax Matters.

(a) Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect or as specified in the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are true, correct and complete; (ii) all Taxes required to have been paid by the Company or its Subsidiaries (whether or not shown to be due on such Tax Returns) have been paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved against in accordance with GAAP; (iv) no audit or other administrative or court proceeding or Claim is pending before any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received (other than in respect of any such proceeding that has been resolved); (v) each of the Company and its Subsidiaries has withheld and timely remitted to the appropriate Governmental Authority all Taxes required to be withheld from amounts owing to any employee, creditor or third party and collected and paid all sales Taxes required to be withheld and paid; (vi) neither the Company nor any Subsidiary of the Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax which has not yet expired (excluding extensions of time to file Tax Returns obtained in the ordinary course); (vi) neither the Company nor any Subsidiary of the Company had any liabilities for unpaid Taxes as of the Balance Sheet Date that had not been accrued or reserved on such balance sheet in accordance with GAAP; (vii) neither the Company nor any Subsidiary of the Company has any liability for Taxes of any Person (except for the Company or any Subsidiary of the Company) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor or by contract; (viii) neither the Company nor any Subsidiary of the Company is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement, except for such an agreement or arrangement exclusively between or among the Company and Subsidiaries of the Company or customary Tax provisions contained in commercial agreements the principal subject matter of which is not related to Taxes; (ix) within the past three (3) years, neither the Company or any Subsidiary of the Company has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code; (x) neither the Company nor any Subsidiary of the Company has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4 in any Tax year for which the statute of limitations has not expired; (xi) there are no Liens for Taxes on any of the assets of the Company or any or Subsidiary of the Company (except for any Liens described in clause (a) of the definition of Permitted Liens); (xii) neither the Company nor any Subsidiary of the Company has any Tax rulings, requests for rulings, closing agreements or other similar agreements in effect or filed with any Governmental Authority, and (xiii) neither the Company nor any Subsidiary of the Company has received any notice from a jurisdiction in which it does not file a Tax Return that it is required to file any Tax Return or pay any Taxes in such jurisdiction. This Section 3.9 (and so much of Section 3.10 as it relates to Taxes) constitutes the sole and exclusive representation and warranty of the Company regarding Tax matters.

(b) For purposes of this Agreement: (i) “Taxes” shall mean all federal, state, local or foreign taxes, charges, imposts, levies or other assessments, including all income, gross receipts, business and occupation, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, value added, excise, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, payroll, employee or other withholding, or other tax, including any interest, penalties or additions to tax imposed by any Governmental Authority in connection with any of the foregoing and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and any amendment thereof.

Section 3.10 Employee Benefits Matters.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of each material Company Plan. The Company has made available to Parent copies of (i) the current plan document for each Company Plan, (ii) the most recent annual reports on Form 5500 required to be filed with the Department of Labor with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required and (iv) each trust agreement relating to any Company Plan. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Plan has been maintained and is in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws. There are no Claims pending or, to the Knowledge of the Company, threatened (other than claims for benefits in the ordinary course) with respect to any Company Plan that would reasonably be expected to have a Company Material Adverse Effect. All Company Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination or opinion letter from the IRS or has filed a timely application therefor, or is in the form of a pre-approved document that is the subject of a favorable opinion letter from the IRS. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

(b) With respect to each Company Pension Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) the Company, its Subsidiaries and their respective ERISA Affiliates have complied with the minimum funding requirements under Section 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived, (ii) no reportable event within the meaning of Section 4043 of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the PBGC under 4007 of ERISA have been timely paid, (iv) no liability under Section 4062 through 4071 of ERISA has been or is expected to be incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates (other than for premiums to the PBGC) and (v) proceedings to terminate any such Company Pension Plan have not been instituted under Sections 4041 or 4042 of ERISA except, in each case of clauses (i)—(v), as would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 3.10(c) of the Company Disclosure Schedule lists each Multiemployer Plan. Neither the Company, nor any of its ERISA Affiliates: (i) has incurred a withdrawal (either complete or partial) (as defined in Section 4203 or 4205 of ERISA) from any Multiemployer Plan, or (ii) has incurred a decline in contributions to any Multiemployer Plan such that, if the current rate of contributions continues, a seventy-percent decline in contributions (as defined in Section 4205 of ERISA) will occur within the next three plan years except, in each case of clauses (i) or (ii), as would not be reasonably expected to have a Company Material Adverse Effect. To the Knowledge of the Company, (A) no event has occurred or circumstance exists that constitutes the termination or insolvency of any Multiemployer Plan (within the meanings of ERISA Sections 4041A and 4245, respectively) and (B) no Multiemployer Plan is a party to any pending merger or asset or liability transfer or is subject to any Claim brought by the PBGC, except, in each case of clauses (A) and (B), as would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule or as otherwise required by this Agreement, the consummation of the Transactions alone, or in combination with another event (including any termination of employment before, on or following the Effective Time) will not, except as expressly provided in this Agreement, (i) entitle any employee of the Company to severance pay or any other termination payment or benefit or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation or benefits due to, any such employee.

(e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, no amounts payable under the Company Plans are reasonably expected to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. Section 3.10(e) of the Company Disclosure Schedule lists the directors, officers, employees and service providers entitled to a gross-up, or make whole or other payment as a result of the imposition of taxes under Section 280G, Section 4999 or Section 409A of the Code pursuant to any agreement or arrangement with the Company or any of its Subsidiaries.

(f) This Section 3.10 and Section 3.16 (to the extent related to pensions and employee benefits) constitute the sole and exclusive representation and warranty of the Company regarding pension and employee benefit or liabilities or obligations, or compliance with Laws relating thereto.

Section 3.11 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Company Permits required under Environmental Laws for the operation of their respective businesses, and (i) all such Company Permits are valid and in full force and effect, and (ii) neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Authority unilaterally seeking to modify, revoke or terminate any such Environmental Permits in a manner that would be adverse to the Company; (b) there is no Claim relating to or arising under Environmental Laws (including relating to or arising from the Release, threatened Release or exposure to any Hazardous Material or alleging violation of any Company Permit) that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (c) to the Company’s Knowledge, there are and have been no Releases of, or exposure to, any Hazardous Material on, at, under or from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, that would reasonably be expected to form the basis of any such Claim against the Company or any of its Subsidiaries; (d) neither the Company nor any of its Subsidiaries have transported or arranged for the transportation of any Hazardous Materials generated by the Company or any of its Subsidiaries to any location which is listed on the National Priorities List under CERCLA, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to form the basis of any Claim against the Company or any of its Subsidiaries; and (e) neither the Company nor any of its Subsidiaries has received any written notice of, or entered into, any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations arising under Environmental Laws (including relating to or arising from the Release, threatened Release or exposure to any Hazardous Material). This Section 3.11 constitutes the sole and exclusive representation and warranty of the Company regarding environmental matters, including all matters arising under Environmental Laws.

Section 3.12 Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) (i) the conduct of the Company’s and its Subsidiaries’ business as currently conducted is not infringing or otherwise violating any Person’s Intellectual Property and (ii) there is no Claim of such infringement or other violation pending, or to the Knowledge of the Company, being threatened in writing, against the Company, and (b) (i) to the Knowledge of the Company, no Person is infringing or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries and (ii) no Claims of such infringement or other violation are pending or, to the Knowledge of the Company, being threatened in writing against any Person by the Company or any of its Subsidiaries. This Section 3.12 constitutes the sole and exclusive representation and warranty of the Company with respect to any Intellectual Property matters.

Section 3.13 Takeover Statutes. Assuming that the representations and warranties of Parent, US Parent and Merger Sub set forth in Section 4.7 are true and correct in all respects, the Transactions are not subject to the restrictions on business combinations contained in Chapter 23B.19 of the WBCA, or any other similar anti-takeover Law (each, a “Takeover Statute”) or any similar provision in the Company Charter Documents.

Section 3.14 Real Property.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has either good and marketable title in fee or a valid leasehold interest, easement or other rights to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all Liens (except in all cases for Permitted Liens). Except as would not reasonably be expected to have a Company Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exception, all leases, Rights of Way agreements or other agreements under which the Company or any of its Subsidiaries lease, access or use any real property or real property interest are valid, binding and in full force and effect against the Company or any of its Subsidiaries and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, and neither the Company nor any of its Subsidiaries are in default under any of such leases, Rights of Way or other agreements.

(b) Each of the Company and its Subsidiaries has such consents, easements, rights of way, permits, licenses and other similar real property interests (collectively, “Rights of Way”) from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that would result in, or after notice or lapse of time would result in, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Company Material Adverse Effect. All pipelines owned or operated by the Company and its Subsidiaries are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that materially affect the use thereof, there are no encroachments of improvements of the Company or any of its Subsidiaries outside of the boundaries of such Rights of Way other than encroachments that have not had and would not reasonably be expected to have a Company Material Adverse Effect and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Contracts.

(a) For purposes of this Agreement, “Company Material Contract” means any Contract which is required to be filed or disclosed by the Company pursuant to the Securities Act or the Exchange Act as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Labor.

(a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, to the Knowledge of the Company, since January 1, 2015, no labor union or labor organization (“Union”) has been certified as the exclusive bargaining representative of any employee of the Company or its Subsidiaries. To the Knowledge of the Company, no Union is currently seeking to organize Company Employees for the purpose of collective bargaining. Except for the CBAs as set forth in Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, nor have been since January 1, 2015, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union (the “CBAs”) with respect to any of the respective employees of the Company or its Subsidiaries. There is not, nor has there been since January 1, 2015, any labor strike, lockout or work stoppage, concerted refusal to work overtime or other labor dispute, or, to the Knowledge of the Company, threat thereof, by or with respect to, any employees of the Company or its Subsidiaries, except where such strike, lockout, work stoppage, concerted refusal to work overtime or other labor dispute would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, there are no Claims pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or former employee of the Company or its Subsidiaries or Union alleging violations of local, state or federal Laws relating to labor or employment practices, except as would not reasonably be expected to have a Company Material Adverse Effect.

(c) Since January 1, 2015, neither the Company nor any of its Subsidiaries has engaged in any action that required notifications under the WARN Act.

(d) Section 3.8 and Section 3.10 (in each case, to the extent related to labor and employment matters) and this Section 3.16 constitute the sole and exclusive representation and warranty of the Company regarding labor or employment matters.

Section 3.17 Opinion of Financial Advisor. The Company Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by holders of the Company Common Stock is fair, from a financial point of view, to the holders of the Company Common Stock.

Section 3.18 Brokers and Other Advisors. Except for BofA Merrill Lynch, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.19 Company Shareholder Approval. Assuming the accuracy of the representations and warranties of Parent, US Parent and Merger Sub set forth in Section 4.7, approval of this Agreement and the plan of merger set forth herein by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the plan of merger set forth in this Agreement and the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, US PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”) (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s, US Parent’s or Merger Sub’s covenants contained in Article V, except that any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to all other sections or subsections thereof to the extent it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection notwithstanding the omission of a reference or cross reference thereto), Parent, US Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Corporate Power. Parent is a corporation duly organized and validly existing under the Laws of Province of Ontario, US Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub is a corporation duly organized and validly existing under the Laws of the State of Washington. Each of Parent, US Parent and Merger Sub has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business and is in good standing (where such a concept exists) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Authority; Non-contravention.

(a) Each of Parent, US Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent, US Parent and Merger Sub under this Agreement, and the consummation by Parent, US Parent and Merger Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent, US Parent and Merger Sub (including by the Parent Board, the board of directors of US Parent and the board of directors of Merger Sub) and approved by US Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent, US Parent and Merger Sub is necessary to authorize the execution and delivery of, and performance by Parent, US Parent and Merger Sub under, this Agreement and the plan of merger set forth in this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent, US Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent, US Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of Parent is necessary to adopt or approve this Agreement and the plan of merger set forth in this Agreement and the Transactions.

(b) The execution and delivery of this Agreement by Parent, US Parent and Merger Sub do not, and neither the consummation by Parent, US Parent or Merger Sub of the Transactions, nor compliance by Parent, US Parent or Merger Sub with any of the terms or provisions hereof, will, (i) conflict with or violate any provision of the certificate of incorporation and bylaws or similar organizational documents of Parent, US Parent and Merger Sub, in each case, as in effect on the date of this Agreement or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.3 is obtained (and any condition precedent to any such consent, authorization or approval has been satisfied), and each of the filings referred to in Section 4.3 are made and any applicable waiting periods referred to therein have expired or been terminated, violate any Law applicable to Parent, US Parent, Merger Sub or any of their respective Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or right to any payment or loss of benefit under, any Contract to which Parent, US Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clauses (ii)  and (iii), as would not reasonably be expected to have a Parent Material Adverse Effect.

Section  4.3 Governmental Approvals. Except for (a) the filing with the SEC of the Proxy Statement, and other filings required under, and compliance with other applicable requirements of, Canadian securities laws, the

Exchange Act and the rules of the NYSE and the TSX in connection with this Agreement and the Merger, (b) the filing of the Articles of Merger with the Washington Secretary of State pursuant to the WBCA, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and (d) Required Statutory Approvals, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent, US Parent and Merger Sub and the consummation by Parent, US Parent and Merger Sub of the Transactions, other than as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Brokers and Other Advisors. Except for Moelis & Company LLC, the fees of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.5 Ownership and Operations of Merger Sub. As of the date hereof, and subject to the Restructuring, as of the Effective Time, (i) US Parent and one or more direct or indirect, wholly owned Subsidiaries of Parent will collectively own beneficially and of record all of the outstanding capital stock of Merger Sub, and (ii) a wholly owned Subsidiary of Parent owns and will own, beneficially and of record all of the outstanding capital stock of US Parent, in each case, all of which capital stock is duly authorized, validly issued, fully paid and non-assessable. US Parent, Merger Sub and any other direct or indirect, wholly owned Subsidiaries of Parent that own capital stock of Merger Sub were formed solely for the purpose of engaging in the Transactions. US Parent, Merger Sub and any other direct or indirect, wholly owned Subsidiaries of Parent that own capital stock of Merger Sub have no assets, liabilities or obligations and, since the date of their respective formations, have not engaged in any business activities or conducted any operations except, in each case, as arising from the execution of this Agreement and the performance of their covenants and agreements with respect to the Transactions.

Section 4.6 Sufficient Funds. Parent shall have, and shall cause US Parent to have, available at or prior to the Effective Time, sufficient cash and cash equivalents and other sources of immediately available funds to deliver the aggregate Merger Consideration and make the payments required under Section 2.3, and any other amounts incurred or otherwise payable by Parent, US Parent, Merger Sub or the Surviving Corporation in connection with the Transactions, with no restriction on the use of such cash for such purposes. Parent has sufficient ability to access the capital markets such that Parent shall have, and shall cause US Parent to have, the financial resources and capabilities to fully perform their obligations under this Agreement. Parent, US Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

Section 4.7 Share Ownership. None of Parent, US Parent or Merger Sub is, individually or together with their respective “affiliates” and “associates” (as such terms are defined in Rule 12b-2 of the Exchange Act), a “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act) of a number of shares of Company Common Stock equal to or greater than five percent (5%) of the total number of issued and outstanding shares of Company Common Stock.

Section 4.8 Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, Claims against Parent, US Parent, Merger Sub or any of their respective Subsidiaries, nor is there any Judgment imposed upon Parent, US Parent, Merger Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Authority, that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent, US Parent, Merger Sub and their Affiliates, Parent, US Parent, Merger Sub and their Affiliates have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and forward-looking cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent, US Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent, US Parent and Merger Sub are familiar, that Parent, US Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and forward-looking cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or forward-looking cost-related plans), and that none of Parent, US Parent or Merger Sub has relied upon or will have any claim against the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, each of Parent, US Parent and Merger Sub hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty, express or implied, in respect of the Company, its Subsidiaries, or any of their respective assets, liabilities, businesses or operations other than the representations and warranties expressly set forth in Article III hereof or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans) and none of Parent, US Parent, Merger Sub nor any Affiliate of Parent, US Parent or Merger Sub has relied upon the accuracy or completeness of any express or implied representation, warranty, statement, or information of any nature made or provided by any Person (including in any data room, confidential information memorandum, management presentation or projections) on behalf of the Company, other than the representations and warranties expressly set forth in Article III (it being understood that Parent, US Parent, Merger Sub and any Affiliate of Parent, US Parent or Merger Sub have only relied on such express representations and warranties). Each of Parent, US Parent and Merger Sub, on its own behalf and on behalf of its Affiliates, waives all rights and claims it or they may have against the Company, any of the Company’s Subsidiaries or any of their respective Affiliates with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, any potentially material information regarding the Company or its Subsidiaries, or any of their respective assets, liabilities, businesses or operations, except as expressly set forth in Article III (including any certificates delivered pursuant to Section  6.2(c) with respect to same) hereof.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Except as contemplated or permitted by this Agreement, as required by applicable Laws, as contemplated by any of the matters set forth in Section 5.1(a) of the Company Disclosure Schedule, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, (x) the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to conduct its business in all material respects in the ordinary course and to preserve intact its present lines of business, maintain its rights and franchises and preserve satisfactory relationships with Governmental Authorities, employees, customers and suppliers, and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(i) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, except (A) for the issuance of any shares of Company Common Stock in settlement of RSUs and Performance Awards outstanding as of the date hereof or granted after the date hereof in accordance with Section 5.1(a)(viii) of the Company Disclosure Schedule, in each case, which are subject to settlement in accordance with their terms without regard to the Transactions, or (B) as set forth in Section 5.1(a)(i) of the Company Disclosure Schedule;

(ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (A) pursuant to Company Material Contracts set forth in Section 5.1(a)(ii) of the Company Disclosure Schedule in effect as of the date hereof or (B) in connection with withholding of shares of Company Common Stock to satisfy Tax obligations with respect to RSUs and Performance Awards, or acquisitions in connection with the forfeiture of RSUs and Performance Awards;

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than (1) dividends paid by any Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company, (2) quarterly cash dividends with respect to the Company Common Stock not to exceed the current annual per share dividend rate by more than $0.06 per year, with record dates and payment dates consistent with the Company’s current dividend practice, or (3) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (x) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time, multiplied by (y) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the Effective Time by ninety-one (91) or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(iv) incur any Indebtedness in an outstanding principal amount in excess of $250,000,000 in the aggregate, except for Indebtedness (1) incurred to replace, renew, extend, refinance or refund any existing Indebtedness in a principal amount not in excess of the principal amount of the existing Indebtedness that is the subject of such replacement, renewal, extension, refinancing or refunding, (2) for borrowed money incurred pursuant to (and up to the maximum amount permitted under) any Contract relating to Indebtedness as in effect as of the date of this Agreement or (3) among the Company and any of its wholly owned Subsidiaries or among any of such wholly owned Subsidiaries;

(v) sell, pledge, dispose of, transfer, lease, license or encumber any of its properties or assets, except (A) dispositions as to which the sales price is not in excess of $25,000,000 in the aggregate in any calendar year, (B) pursuant to a Company Material Contract in effect as of on the date of this Agreement, (C) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries or (D) transfers among the Company and its wholly owned Subsidiaries;

(vi) make capital expenditures, except for an aggregate amount of capital expenditures in any calendar year equal to the aggregate amount budgeted in the Company’s current long term plan that was made available to Parent prior to the date hereof for such year (plus a 10% variance), excluding any acquisition expenditures permitted pursuant to Section 5.1(a)(vii);

(vii) make any acquisition (including by merger) of, or investments in, the capital stock, equity securities, membership interests or a material portion of the assets of any other Person, for consideration in excess of $25,000,000 in the aggregate in any calendar year, excluding capital expenditures permitted pursuant to Section 5.1(a)(vi);

(viii) (1) increase the compensation or benefits of any of its directors, executive officers or Company Employees (provided that payments of bonuses and other grants and awards shall be made in the ordinary course of business consistent with past practice), (2) grant to any director or Company Employee of the Company or any of its Subsidiaries any increase in change-in-control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any Company Employee, or (3) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company Plan, except, in each case, (A) as required pursuant to applicable Law, (B) pursuant to the terms of Company Plans or CBAs set forth on Section 3.16(a) of the Company Disclosure Schedule, or (C) for increases in salaries, wages and benefits of directors, executive officers or Company Employees made in the ordinary course of business consistent with past practice (including in connection with general merit-based increases and in connection with promotions in the ordinary course of business consistent with past practice);

(ix) establish, adopt, amend or terminate any Company Plan (or any plan that would be a Company Plan if in existence on the date hereof) except (A) as required by Law or (B) for routine, immaterial or ministerial amendments;

(x) make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act, as required by a Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xi) amend the Company Charter Documents or organizational documents of any Subsidiary of the Company (except for immaterial or ministerial amendments);

(xii) adopt or consummate a plan or agreement of complete or partial liquidation or dissolution;

(xiii) enter into, modify or amend in any material respect, or terminate or waive any material right under, any Company Material Contract, except for (A) entry into or modification, amendment, termination or waiver of any Company Material Contract in the ordinary course of business or (B) a termination without material penalty to the Company or any of its Subsidiaries;

(xiv) settle or compromise any material Claim against the Company or any of its Subsidiaries, other than settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages by the Company or any of its Subsidiaries not exceeding $2,000,000 in the aggregate during any consecutive twelve-month period, and (B) except as contemplated by Section 5.9, with respect to any non-monetary terms and conditions therein, impose or require actions that would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole;

(xv) make or change any material Tax election, change any material method of Tax accounting, amend any material Tax Return, settle or compromise any material Tax liability, surrender any claim for a refund of material Taxes, enter into any closing agreements relating to material Taxes or grant any waiver of any statute of limitations with respect to, or any extension of any period of assessment of, any material Taxes;

(xvi) permit any material insurance policy to terminate or lapse without replacing such policy with substantially comparable coverage;

(xvii) enter into any Derivative Transactions other than in the ordinary course of business and in a manner consistent with and in compliance with hedging policies and procedures existing as of the date hereof, or materially change any of its energy price or interest rate risk management guidelines;

(xviii) enter into any new material line of business;

(xix) take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by the Company of the Transactions; or

(xx) agree in writing to take any of the foregoing actions.

(b) During the period from the date of this Agreement until the Effective Time, Parent, US Parent and Merger Sub shall not, and Parent shall cause its Subsidiaries not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, or delay the consummation by Parent, US Parent or Merger Sub of the Transactions.

(c) Notwithstanding anything to the contrary herein, the Company may, and may cause any of its Subsidiaries to, take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any act of terrorism, hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development), equipment failures, outages or threat to the environment or the health or safety of natural Persons.

(d) Between the date of this Agreement and the Effective Time, the Company and its Subsidiaries (i) shall continue to make Regulatory Filings in the ordinary course of business consistent with past practice, including those filings described in Section 5.1(d) of the Company Disclosure Schedule, (ii) may respond (after reasonable consultation with Parent) to Regulatory Filings made by other parties in which the Company or one or more of its Subsidiaries is an interested party, and (iii) may take any other action contemplated by or described in any such state or federal filings or other submissions filed or submitted in connection with Regulatory Filings in the ordinary course of business; provided, however, that, without in any way limiting the rights of the Company and its Subsidiaries set forth in the foregoing clauses (i), (ii) or (iii) of this Section 5.1(d), the Company shall (A) keep Parent promptly informed of any material communications or meetings with any Governmental Authority with respect to rate cases and shall provide copies of any written communications or materials submitted to or received from any Governmental Authority in connection therewith, (B) consult with Parent and give Parent a reasonable opportunity, within the time constraints imposed in such rate cases, to comment on material written communications or materials submitted to any Governmental Authority, in each case with respect to any rate cases, which the Company shall consider in good faith, and (C) at the request of Parent, provide Parent a reasonable opportunity to participate in any material meeting or communications related thereto. Parent shall have the opportunity to review and comment on all economic aspects of any rate case filing and shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) any settlement of any rate case and rate case filing insofar as it would reasonably be expected to result in an outcome for the Surviving Corporation or any of its Subsidiaries that would be materially adverse to the Surviving Corporation or any of its Subsidiaries after the Effective Time, taking into account the requests made by the Company to the applicable Governmental Authority in connection with such rate case and the resolution of similar recent rate cases by the Company.

Section 5.2 Preparation of the Proxy Statement; Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, but in any event within sixty (60) days, the Company shall prepare and file with the SEC the preliminary Proxy Statement, and Parent shall cooperate with the Company in the preparation of the foregoing. The Company, with Parent’s cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement. The Company agrees that (i) except with respect to any information supplied in writing to the Company by Parent, US Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the definitive Proxy Statement to be mailed to the Company’s shareholders, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC with respect to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon; provided, however, that the foregoing shall not apply with respect to a Takeover Proposal, a Superior Proposal, a Company Adverse Recommendation Change or any matters relating thereto. Each of Parent, US Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. Each of the Parent, US Parent and Merger Sub agrees that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to Parent, US Parent or Merger Sub or any of their respective Affiliates, officers or directors, should be discovered by Parent, US Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent (or US Parent or Merger Sub, as the case may be) shall promptly notify the Company so that the Company may file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the shareholders of the Company. If, at any time prior to the Effective Time, any information relating to the Company or any of its respective Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and the Company shall file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the shareholders of the Company.

(b) The Company shall, as promptly as reasonably practicable after the date of the mailing of the definitive Proxy Statement to the Company’s shareholders, in accordance with applicable Law, the Company Charter Documents and the NYSE rules, duly give notice of, convene and hold a meeting of its shareholders to consider the approval of this Agreement and the plan of merger set forth herein and such other matters as may then be reasonably required (including any adjournment or postponement thereof, the “Company Shareholders Meeting”); provided, however, that the Company shall be permitted to delay or postpone convening the Company Shareholders Meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside legal counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting as necessary under applicable Law or (iv) to allow additional solicitation of votes in order to obtain the Company Shareholder Approval. Except if there has been a Company Adverse Recommendation Change in accordance with Section 5.3(d), the Company shall use its reasonable best efforts to solicit and secure the Company Shareholder Approval.

(c) Unless and until there has been a Company Adverse Recommendation Change in accordance with Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.

Section 5.3 No Solicitation; Change in Recommendation.

(a) The Company agrees that it shall, and shall cause its Subsidiaries and its and its Subsidiaries respective directors, officers and employees to, and shall use its reasonable best efforts to cause its other Representatives to, immediately cease all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal. Except as otherwise provided in this Agreement, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries respective directors, officers and employees not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Takeover Proposal or the making or consummation thereof or (ii) enter into, or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.3) or negotiations regarding, or furnish to any Person any material non-public information in connection with, any Takeover Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if the Company or any of its Subsidiaries, or any of its or their respective Representatives, receives an unsolicited written Takeover Proposal made after the date of this Agreement and prior to the receipt of the Company Shareholder Approval, the Company, the Company Board (or a duly authorized committee thereof) and the Company’s Representatives may engage in negotiations and discussions with, or furnish any information and other access to, any Person making such Takeover Proposal and any of its Representatives or potential sources of financing if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal and that failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that prior to engaging in any negotiations or discussions with, or furnishing any material non-public information to, any such Person or its Representatives, the Company and the Person making such Takeover Proposal shall have entered into an Acceptable Confidentiality Agreement. The Company will promptly (and in any event within the later of twenty-four (24) hours and 5:00 p.m. Pacific time on the next Business Day) notify Parent in writing of the receipt of such Takeover Proposal and the material terms and conditions of such Takeover Proposal, including the identity of the Person making such Takeover Proposal. The Company will keep Parent promptly informed in all material respects (and in any event within the later of twenty-four (24) hours and 5:00 p.m. Pacific time on the next Business Day) of material communications relating to such Takeover Proposal (including any change in the price or other material terms thereof). The Company shall not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c) Except as otherwise provided in this Agreement, neither the Company Board nor any committee thereof shall (i)(A) withdraw, change, qualify, withhold or modify in a manner adverse to Parent, or publicly propose to withdraw, change, qualify, withhold or modify in a manner adverse to Parent, the Company Board Recommendation, (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Takeover Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement or (D) in the event a tender offer that constitutes a Takeover Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Takeover Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after Parent so requests reaffirmation in writing (provided that Parent shall be entitled to make such a written request for reaffirmation only once for each Takeover Proposal and once for each material amendment to such Takeover Proposal) (any action described in this clause (i) being referred to herein as a “Company Adverse Recommendation Change”) or (ii) cause or permit the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment (other than an Acceptable Confidentiality Agreement) constituting, or that would reasonably be expected to lead to a Takeover Proposal (a “Company Acquisition Agreement”).

(d) Notwithstanding anything to the contrary in this Agreement:

(i) at any time prior to obtaining the Company Shareholder Approval, if the Company has received a Superior Proposal other than as a result of a breach of this Section 5.3 (other than an immaterial breach), the Company Board (or a duly authorized committee thereof) may make a Company Adverse Recommendation Change and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(d)(ii), if (A) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change in response to the receipt of such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (B) (1) the Company provides Parent prior written notice of its intent to make a Company Adverse Recommendation Change and terminate this Agreement pursuant to Section 7.1(d)(ii) at least four (4) Business Days prior to taking such action to the effect that, absent any modification to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change and to terminate this Agreement pursuant to Section 7.1(d)(ii), which notice shall specify the basis for such Company Adverse Recommendation Change and attach the most current draft of any Company Acquisition Agreement with respect to the Superior Proposal (or, if no such draft exists, a written summary of the material terms and conditions of such Superior Proposal) (a “Notice of Superior Proposal Recommendation Change”) (it being understood that such Notice of Superior Proposal Recommendation Change shall not in itself be deemed a Company Adverse Recommendation Change and that any change in price or material revision or amendment to the terms of such Superior Proposal shall require a new notice to which the provisions of clauses (B)(1), (2) and (3) of this Section 5.3(d)(i) shall apply mutatis mutandis except that, in the case of such a new notice, all references to four (4) Business Days in this Section 5.3(d)(i) shall be deemed to be three (3) Business Days); (2) during such four (4) Business Day period following Parent’s receipt of the Notice of Superior Proposal Recommendation Change, if requested by Parent, the Company shall make its Representatives reasonably available to negotiate in good faith with Parent and its Representatives regarding any modifications to the terms and conditions of this Agreement that Parent proposes to make; and (3) at the end of such four (4) Business Day period and taking into account any modifications to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer, the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and that such Takeover Proposal still constitutes a Superior Proposal; and

(ii) at any time prior to obtaining the Company Shareholder Approval, the Company Board (or a duly authorized committee thereof) may make a Company Adverse Recommendation Change in response to the occurrence of a Company Intervening Event if (A) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (B) (1) the Company provides Parent prior written notice of its intent to make a Company Adverse Recommendation Change at least four (4) Business Days prior to taking such action to the effect that, absent any modification to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change, which notice shall describe in reasonable detail the Company Intervening Event that is the basis for such Company Adverse Recommendation Change (a “Notice of Intervening Event Recommendation Change”) (it being understood that such Notice of Intervening Event Recommendation Change shall not in itself be deemed a Company Adverse Recommendation Change); (2) during such four (4) Business Day period following Parent’s receipt of the Notice of Intervening Event Recommendation Change, if requested by Parent, the Company shall make its Representatives reasonably available to negotiate in good faith with Parent and its Representatives regarding any modifications to the terms and conditions of this Agreement that Parent proposes to make; and (3) at the end of such four (4) Business Day period and taking into account any modifications to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer, the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the shareholders of the Company if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 5.3 or (iv) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the

Company). No disclosures under this Section 5.3(e) shall be, in themselves, a breach of Section 5.3 or a basis for Parent to terminate this Agreement pursuant to Article VII.

(f) As used in this Agreement, “Takeover Proposal” shall mean any bona fide inquiry, proposal or offer from any Person (other than Parent, US Parent, Merger Sub or any of their respective Affiliates) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (i) assets of the Company and its Subsidiaries (including securities of Subsidiaries) that account for 15% or more of the Company’s consolidated assets or from which 15% or more of the Company’s revenues or earnings on a consolidated basis are derived or (ii) 15% or more of the outstanding Company Common Stock pursuant to a merger, consolidation or other business combination, sale or issuance of shares of capital stock, tender offer, share exchange, recapitalization or similar transaction involving the Company, in each case other than the Merger;

(g) As used in this Agreement, “Superior Proposal” shall mean any unsolicited written Takeover Proposal on terms which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable to the holders of Company Common Stock than the Transactions (as may be revised pursuant to Section 5.3(d)(i)), taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and this Agreement that the Company Board considers relevant, including the prospects for receipt of any required regulatory approvals and taking into account the agreements set forth in Section 1.6(a), Section 1.7 and Exhibit B attached hereto with respect to the Transactions; provided that for purposes of the definition of Superior Proposal, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent, US Parent and Merger Sub shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under applicable Antitrust Laws or to Governmental Authorities with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filings to such Governmental Authorities or under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings to such Governmental Authorities or under Antitrust Laws, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws or other applicable Laws, and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws or other applicable Laws with respect to the Transactions and (v) obtain all actions or non-actions, clearances, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority (including the Regulatory Approvals) necessary to consummate the Transactions as soon as practicable. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all applicable foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing: (i) each party hereto agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement, (B) furnish as soon as practicable any additional information and documentary material that may be required or requested pursuant to the HSR Act and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each party hereto agrees to (A) make or cause to be made the appropriate filings as soon as practicable with CFIUS, FCC, FERC, IPUC, MPSC, OPUC, RCA, and WUTC relating to the Merger, (B) supply as soon as practicable any additional information and documentary material that may be required or requested by CFIUS, FCC, FERC, IPUC, MPSC, OPUC, RCA, and WUTC, as applicable, in connection with the Regulatory Approvals and (C) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.4 as necessary to obtain any necessary approvals, clearances, consents, waivers, registrations, permits, authorizations, confirmations or other actions or non-actions from CFIUS, FCC, FERC, IPUC, MPSC, OPUC, RCA, and WUTC, as applicable, in connection with the Regulatory Approvals as soon as practicable.

(c) The Company, Parent, US Parent and Merger Sub shall, subject to applicable Law relating to the exchange of information: (i) promptly notify the other parties hereto of (and if in writing, furnish the other parties with copies of) any communication to such Person from a Governmental Authority regarding the filings and submissions described in Section 5.4(a) and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written response to any communication from a Governmental Authority regarding the filings and submissions described in Section 5.4(a), (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigations, or inquiries concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigations or inquiries concerning the Transactions without giving the other party or parties hereto prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; provided, that the Company, Parent, US Parent and Merger Sub shall be permitted to redact any correspondence, filing, submission or communication prior to furnishing it to the other party or parties hereto to the extent such correspondence, filing, submission or communication contains competitively or commercially sensitive information, including information relating to the valuation of the Transactions.

(d) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.4, Parent, US Parent and Merger Sub agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws or other applicable Laws that may be required by any Governmental Authority (including any Regulatory Approvals), so as to enable the parties to close the Transactions as soon as practicable (and in any event no later than three (3) Business Days prior to the End Date), including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Parent or the Company or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or their respective Subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or their respective Subsidiaries (each a “Remedial Action”); provided, however, that any Remedial Action may, at the discretion of the Company or Parent, be conditioned upon consummation of the Transactions.

(e) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.4, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is reasonably foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, Parent shall take or cause to be taken any and all action, including a Remedial Action, to avoid or resolve any such litigation, action or proceeding as promptly as practicable (and in any event shall commence such action no later than three (3) Business Days prior to the End Date). In addition, each of the Company, Parent, US Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest, defend and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the Transactions as promptly as practicable and in any event no later than three (3) Business Days prior to the End Date.

(f) From the date hereof until the earlier of the Effective Time and the date this Agreement is terminated pursuant to Article VII, neither Parent, US Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws or other applicable Laws (including any Regulatory Approvals) with respect to the Transactions, or would reasonably be expected to prevent or prohibit, or materially impede, interfere with or delay, obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws or other applicable Laws (including any Regulatory Approvals) with respect to the Transactions.

(g) Notwithstanding the obligations set forth in this Agreement, Parent and its Affiliates shall not be required to, in connection with obtaining any actions or non-actions, clearances, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority (including the Regulatory Approvals) in connection with this Agreement or the Transactions, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment or sanction (including any Remedial Action), that constitutes a Burdensome Condition. The Company shall not, and shall not permit any of its Subsidiaries to, in connection with obtaining any actions or non-actions, clearances, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority (including the Regulatory Approvals) in connection with this Agreement or the Transactions, (x) offer to agree to any undertaking, term, condition, liability, obligation, commitment or sanction (including any Remedial Action) that would reasonably be expected to be material and adverse to Parent’s ability to obtain the Regulatory Approvals on substantially the terms that Parent reasonably expects, or (y) accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment or sanction (including any Remedial Action); provided, however, the Company and its Subsidiaries shall take any Remedial Action requested by Parent if such Remedial Action is conditioned upon the consummation of the Transactions, it being understood that the foregoing limitations on the Company and its Subsidiaries shall not in any manner impact the obligations of Parent, US Parent or Merger Sub pursuant to this Section 5.4.

(h) Parent shall promptly notify the Company and the Company shall notify Parent of any notice or other communication from any Governmental Authority alleging that such Governmental Authority’s consent is or may be required in connection with or as a condition of the Merger.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Following such initial press release, Parent and the Company shall consult with each other before issuing, and shall give each other the opportunity to review and comment upon, any press release or other public statement with respect to the Transactions (to the extent it contains information that is different than what is contained in the initial press release) and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with, or requirement of, any applicable securities exchange or securities quotation system (which shall include the NYSE in the case of the Company and the TSX in the case of Parent in respect of the obligations of Parent to such exchange) (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 5.5 shall not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Takeover Proposal, a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto, (b) in connection with any dispute between the parties regarding this Agreement or the Transactions or (c) that is not inconsistent in any material respects with any prior public disclosures regarding the Transactions.

Section 5.6 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall afford to Parent and its Representatives reasonable access (at Parent’s sole cost and expense) during normal business hours and upon reasonable advance notice to the Company’s properties (but excluding for the conduct of Phase II environmental assessments or testing), employees, books, Contracts and records and the Company shall furnish as promptly as reasonably practicable to Parent such information concerning its business, properties, contracts, assets and liabilities of the Company as Parent may reasonably request (other than any publicly available document filed by the Company and its Subsidiaries pursuant to the requirements of federal or state securities Laws); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company and its Subsidiaries or Company Joint Ventures; provided, further, (i) that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose such party to risk of liability for disclosure of sensitive or personal information and (ii) the conduct of such activities shall be subject to the rights and obligations of the Company referred to in the final proviso of the final sentence of Section 5.4(c) hereof. Until the Effective Time, the information provided will be subject to the terms of the confidentiality agreement, dated as of May 31, 2017 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent and Company shall not, and Parent and Company shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

(b) If this Agreement is terminated pursuant to Section 7.1, the Confidentiality Agreement shall automatically be deemed to be amended and restated such that (i) the “Standstill Period” for all purposes of the Confidentiality Agreement shall be the period of eighteen (18) months from the date of such termination, as if the parties hereto had never entered into this Agreement, and (ii) the other provisions of the Confidentiality Agreement shall remain in force and effect for a period of two (2) years after such termination, as if the parties hereto had never entered into this Agreement.

Section 5.7 Takeover Laws. If any Takeover Statute becomes applicable to the Transactions, the Company and the Company Board will use its reasonable best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

Section 5.8 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless each current and former director, officer and employee of the Company and any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Company Charter Documents and the respective organizational documents of each of the Company’s Subsidiaries as currently in effect and (B) any indemnification agreements with an Indemnitee (but only to the extent such indemnification agreement was made available to Parent prior to the date hereof or entered into after the date hereof in compliance with Section 5.1(a)), which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law. Without limiting the foregoing, at the Effective Time, the Surviving Corporation shall, and Parent shall, and shall cause the Surviving Corporation to, cause the articles of incorporation and bylaws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable to the Indemnitees than as set forth in the Company Charter Documents in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except as required by applicable Law.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay and advance to an Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any Claim relating to any acts or omissions covered under this Section 5.8 or the enforcement of an Indemnitee’s rights under this Section 5.8 as and when incurred to the fullest extent permitted under applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification for such matter (but only to the extent such repayment is required by applicable Law, the Company Charter Documents, the applicable organizational documents of any Subsidiary of the Company or applicable indemnification agreements).

(c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect coverage no less favorable than the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by Parent; provided, however, that, after the Effective Time, none of Parent, US Parent or the Surviving Corporation shall be required to pay annual premiums in excess of 300% of the annual premium currently paid by the Company in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that in lieu of the foregoing insurance coverage, the Company may purchase “tail” insurance coverage, at a cost no greater than the aggregate amount which Parent, US Parent or the Surviving Corporation would be required to spend during the six–year period provided for in this Section 5.8(c), that provides coverage no less favorable than the coverage described above to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company and its Subsidiaries as of the date hereof with respect to matters arising on or before the Effective Time.

(d) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives from and after the Effective Time, and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent, US Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

(e) In the event that Parent, US Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, US Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

Section 5.9 Transaction Litigation. Each of Parent and the Company shall notify the other promptly of the commencement of any shareholder litigation relating to this Agreement or the Transactions of which it has received notice (“Transaction Litigation”), and provide the other copies of any complaints and pleadings filed in connection therewith (to the extent the other is not a named party thereto). The Company shall give Parent the opportunity to participate in, but not control, and shall reasonably consult with Parent with respect to, the defense or settlement of any Transaction Litigation, and no settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.10 Section 16. Prior to the Effective Time, each of the Company, Parent, US Parent and Merger Sub shall take all such steps reasonably necessary to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Employee Matters.

(a) For a period of three (3) years following the Effective Time (the “Continuation Period”), Parent or its Subsidiaries shall provide, or shall cause to be provided, to each individual who is employed by the Company or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately prior to the Effective Time (each, a “Company Employee”), annual base salary or hourly rate, as applicable, annual cash bonus and long-term incentive compensation opportunities (including target bonus amounts that are payable subject to the satisfaction of performance criteria in effect immediately prior to the Effective Time) and employee benefits, in each case, that are no less favorable than such annual base salary and base wages, annual cash bonus and long-term incentive compensation opportunities and employee benefits provided to such Company Employee, in the aggregate, immediately prior to the Effective Time, for the period of time during the Continuation Period in which each such Continuing Employee is employed by the Company or an Affiliate of the Company. Notwithstanding the foregoing, with respect to equity based long-term incentive compensation, Parent or its Subsidiaries may provide equity based long-term incentive compensation to the Company Employees in accordance with (and in a manner no less favorable than) its incentive objectives with respect to Parent’s and its Subsidiaries’ employees, and any such equity based long-term incentive compensation shall be included in determining whether the long-term incentive compensation opportunities set forth above have been provided as required.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any Company Plan which is analogous to a New Plan and in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. Furthermore, to the extent a Company Employee or a “Company Retired Employee” (as defined below) becomes eligible to participate in Parent’s or its Subsidiaries’ retiree medical plan, for all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the retiree medical plan of Parent and its Subsidiaries, each (i) Company Employee and (ii) former employee of the Company or any of its Subsidiaries whose employment with the Company or any of its Subsidiaries ended as a result of such former employee’s retirement and who is eligible to participate in the Company’s retiree medical plan as of the Effective Time (which, for the avoidance of doubt, will include any such individuals who waived participation in such retiree medical plan but are still eligible, pursuant to the terms of such retiree medical plan as in effect on the date hereof, to participate in such plan) (the “Company Retired Employees”), shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee or Company Retired Employee was entitled, immediately before the Effective Time, to credit for such service under the Company’s retiree medical plan as of the Effective Time. Parent shall, or shall cause an Affiliate to, provide postretirement medical benefits (including the employer contribution toward the cost of such postretirement medical benefits) to Eligible Retirees (as defined below) that (A) during the Continuation Period are no less favorable than those provided under the Company’s postretirement medical program in effect as of the date of the Agreement (the “Company Retiree Health Plan”) and (B) following the Continuation Period are no less favorable than those provided to similarly situated, as applicable, employees and retirees who participate in the post-retirement programs of Parent or its Subsidiaries (other than the Surviving Corporation). “Eligible Retirees” means Company Retired Employees and Company Employees who are or become eligible to participate in the Company Retiree Health Plan as in effect on January 1, 2016 during or after the Continuation Period. In addition, and without limiting the generality of the foregoing, (1) Parent shall, or cause an Affiliate to, cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (2) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause (or, in the case of a New Plan that is insured by a third party insurance company, shall use commercially reasonable efforts to cause such insurance company to cause) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall, or cause an Affiliate to, cause (or, in the case of a New Plan that is insured by a third party insurance company, shall use commercially reasonable efforts to cause such insurance company to cause) any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such analogous New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Without limiting the generality of Section 5.11(a), from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to assume, honor, and continue all obligations under the Company Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time (including the Executive Change of Control Agreements), and the Transactions shall be deemed to constitute a “change in control,” “change of control,” “corporate transaction” or similar words to such effect under all such Company Plans, arrangements or agreements.

(d) To the extent that the Effective Time occurs (i) in 2018 or (ii) following the end of the 2018 performance period with respect to the Company’s Annual Incentive Plans or any other applicable annual bonus plan, but, in each case, prior to payment of the bonuses for such 2018 performance period, Parent shall cause the Surviving Corporation to pay to each Company Employee the bonus to which the Company Employee would be entitled for such 2018 performance period based on actual performance, with such payment to occur no later than March 15, 2019, consistent with past practice. In addition, in the event that the Effective Time occurs in 2019, Parent shall cause the Surviving Corporation to pay to each Company Employee any bonus that such Company Employee would be entitled to receive under the Company’s Annual Incentive Plans and any other applicable annual bonus plan for the 2019 performance period based on such Company Employee’s actual performance for such 2019 performance period, with such payment to occur no later than March 15, 2020, consistent with past practice.

(e) Notwithstanding anything to the contrary in this Section 5.11, with respect to all employment terms and conditions affecting Company Employees covered by a CBA, as applicable, Parent shall or shall cause US Parent to: (1) assume any liabilities or obligations contained in the CBAs; and (2) provide, or shall cause to be provided, to such Company Employees terms and conditions of employment, including all compensation and benefits, as required by the applicable CBAs.

(f) Effective as of the Effective Time, Parent shall cause the Surviving Corporation to implement the executive retention program for the executives listed on Section 5.11(f) of the Parent Disclosure Schedule on the terms set forth therein.

(g) Notwithstanding anything to the contrary herein, the provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any Company Plans, and no Company Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof including in respect of continued employment (or resumed employment). Nothing contained herein shall alter the at-will employment relationship of any Company Employee.

Section 5.12 Merger Sub and Surviving Corporation.

(a) Parent and US Parent shall take or cause to be taken all actions necessary to (i) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement and (ii) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Prior to the Effective Time, US Parent and Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions or the Restructuring.

(b) In the event that Parent, US Parent and Merger Sub determine to effect the Restructuring, the Company agrees to provide reasonable cooperation to Parent, US Parent and Merger Sub, upon request, in connection with the implementation of the Restructuring; provided that any obligation to cooperate shall be limited to the same extent provided under Section 5.15(b); provided, further, that in no event shall the failure to comply with this Section 5.12(b) give rise to a failure of the condition in Section 6.2(b) to be satisfied.

(c) Parent shall (i) promptly reimburse the Company for all reasonable and out-of-pocket costs or expenses (including reasonable and documented costs and expenses of counsel and accountants) incurred by the Company, the Subsidiaries of the Company and any of its or their Representatives in connection with any cooperation provided for in Section 5.12(b), and (ii) indemnify and hold harmless the Company, the Subsidiaries of the Company and any of its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with, any cooperation provided for in Section 5.12(b) and any information used in connection therewith, unless the Company acted in bad faith or with gross negligence and other than in the case of fraud

(d) At or prior to the Effective Time, Parent shall adopt the instrument set forth in Section 5.12 of the Parent Disclosure Schedule, with regard to the matters set forth in Exhibit A and Exhibit B.

Section 5.13 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, US Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14 Advice of Changes. From and after the date of this Agreement until the Effective Time, each of Parent, US Parent and the Company will, to the extent not in violation of any applicable Law, promptly notify the other of (a) any circumstance, development, change, event, occurrence or effect of which it has Knowledge that has had or that would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, or (b) any material breach of any of its representations, warranties or covenants contained in this Agreement that would reasonably be expected to give rise to a failure of any condition to the obligations of the other party or parties to effect the Merger set forth in Article VI to be satisfied, provided that (i) no such notification will affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties under this Agreement and (ii) in no event shall the failure to comply with this Section 5.14 give rise to a failure of any condition set forth in Article VI to be satisfied.

Section 5.15 Financing Cooperation.

(a) Between the date hereof and the Effective Time, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to, and to cause the Representatives of the Company and its Subsidiaries to, provide to Parent and its Affiliates all cooperation requested by Parent and its Affiliates that is necessary, proper or advisable in connection with any financing transaction undertaken by Parent and its Affiliates in order to finance the payment of the Merger Consideration in connection with the Merger (or any other financing transaction undertaken by Parent or its Affiliates to the extent Parent or any such Affiliate is required by applicable Canadian securities laws to provide financial statement disclosure of the Company or its Subsidiaries) (the “Financing”), including: (i) participating in meetings, presentations and due diligence sessions as may be reasonably requested by Parent or its Affiliates in connection with the Financing; (ii) assisting with the preparation of any prospectuses, offering memorandums or other documentation required in connection with the Financing; (iii) furnishing Parent and its Affiliates with financial statements and related financial information for such periods as may be required in connection with the Financing, including any financial statements or other financial information that may be required to be included in any document filed under applicable Canadian securities Laws in connection therewith; (iv) furnishing Parent and its Affiliates such other information concerning the Company and its Subsidiaries as may be reasonably necessary in order to give effect to the Financing; (v) using commercially reasonable efforts to obtain accountants’ customary comfort letters and translation opinions if and as reasonably requested by Parent or its Affiliates (or banks, lenders or underwriters involved in any such financing); and (vi) taking all actions reasonably necessary and appropriate to permit the banks, lenders or underwriters involved in any such financing to complete customary pre-closing due diligence on the Company and its Subsidiaries as is customary for transactions of a similar nature.

(b) Notwithstanding anything to the contrary contained in this Section 5.15, nothing in this Section 5.15 shall require any such cooperation to the extent that it would (i) require the Company to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing, (ii) unreasonably interfere with the ongoing business or operations of the Company or any of the Subsidiaries of the Company, (iii) require the Company or any of the Subsidiaries of the Company to enter into or approve any agreement or other documentation effective prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing, (iv) require the Company or the Subsidiaries of the Company to prepare pro forma financial statements or pro forma adjustments reflecting the Financing or the Transactions (provided that the Company shall otherwise cooperate with the preparation of such pro forma financial statements and pro forma adjustments prepared by Parent), (v) require the Company, any of the Subsidiaries of the Company or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing, or (vi) require the Company or any of its Subsidiaries to cause the delivery of (1) legal opinions or reliance letters or any certificate as to solvency or any other certificate necessary for the Financing, other than accountants’ customary comfort letters as contemplated by clause (v) of Section 5.15(a), (2) any audited financial information or any financial information prepared in accordance with Regulation S-K or Regulation S-X under the Securities Act of 1933, as amended, or any financial information, in each case, in a form not customarily prepared by the Company with respect to any period (provided, that for the avoidance of doubt, the foregoing clause (2) shall not be relied upon to prevent the Company or any of its Subsidiaries from delivering its year-end audited financial statements or quarterly unaudited financial statements to the extent Parent or any of its Affiliates is required by applicable Canadian securities laws to provide financial statement disclosure of the Company or its Subsidiaries) or (3) any financial information with respect to a month or fiscal period that has not yet ended or has ended less than forty-five (45) days, or sixty (60) days in the case of an annual period, prior to the date of such request.

(c) Parent shall (i) promptly reimburse the Company for all reasonable and out-of-pocket costs or expenses (including reasonable and documented costs and expenses of counsel and accountants) incurred by the Company, the Subsidiaries of the Company and any of its or their Representatives in connection with any cooperation provided for in this Section 5.15, and (ii) indemnify and hold harmless the Company, the Subsidiaries of the Company and any of its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with, any cooperation provided for in this Section 5.15 or the Financing and any information used in connection therewith, unless the Company acted in bad faith or with gross negligence and other than in the case of fraud.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and each of the Required Statutory Approvals shall have been obtained at or prior to the Effective Time (the termination or expiration of such waiting periods and extensions thereof, together with the obtaining of the Required Statutory Approvals, the “Regulatory Approvals”), and such Regulatory Approvals shall have become Final Orders.

(c) No Injunctions. No Law enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of Parent, US Parent and Merger Sub. The obligations of Parent, US Parent and Merger Sub to effect the Closing are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b), Section 3.3(a), Section 3.6(b) and Section 3.19) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), except where the failure to be true and correct has not had or would not reasonably be expected to have a Company Material Adverse Effect; (ii) each of the representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(b) shall be true and correct, except where the failure of any such representation or warranty to be true and correct would be de minimis; (iii) each of the representations and warranties of the Company set forth in Section 3.3(a) and Section 3.19 shall be true and correct in all material respects; and (iv) the representations and warranties set forth in Section 3.6(b) shall be true and correct in all respects; in the case of each of clause (i), (ii), (iii) and (iv), as of the Effective Time as though made at and as of the Effective Time (except to the extent that such representation and warranty is expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such specific date).

(b) Performance of Covenants and Agreements of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction by the Company of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d) Absence of Company Material Adverse Effect. Since the date of this Agreement, no circumstance, development, change, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, shall have occurred and be continuing.

(e) Absence of Burdensome Condition. The Final Orders with respect to the Regulatory Approvals shall not impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions (including any Remedial Actions) that, individually or in the aggregate, constitute a Burdensome Condition.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Closing is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, US Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty is expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such specific date), except where the failure to be true and correct has not had or would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Covenants and Agreements of Parent, US Parent and Merger Sub. Parent, US Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent and Merger Sub of the conditions set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent, US Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent; or

(b) by either the Company or Parent:

(i) if the Merger shall not have been consummated on or before September 30, 2018 (the “End Date”); provided that if, prior to the End Date, all of the conditions to the Closing set forth in Article VI have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any condition set forth in Section 6.1(b), Section 6.1(c), or Section 6.2(e)), either the Company or Parent may, prior to 5:00 p.m. Pacific time on the End Date, extend the End Date to a date that is not later than six (6) months after the End Date (and if so extended, such later date shall then, for all purposes under this Agreement, be the “End Date”); provided, further, that neither the Company nor Parent may terminate this Agreement or extend the End Date pursuant to this Section 7.1(b)(i) if it (or, in the case of Parent, US Parent or Merger Sub) is in breach of this Agreement and such breach has primarily caused or resulted in either (1) the failure to satisfy the conditions to its obligations to consummate the Closing set forth in Article VI prior to the End Date or (2) the failure of the Closing to have occurred by the End Date; or

(ii) if any Law having the effect set forth in Section 6.1(c) shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect and, in the case of any Judgment (each, a “Restraint”), shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to the Company or Parent if the issuance of such final, non-appealable Restraint was primarily due to a breach by such party of any of its covenants or agreements under this Agreement, including pursuant to Section 5.4; or

(iii) if the Company Shareholder Approval contemplated by this Agreement shall not have been obtained at the Company Shareholders Meeting duly convened (including any adjournments or postponements thereof); or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent, US Parent or Merger Sub is then in material breach of this Agreement; or

(ii) if the Company Board (or a duly authorized committee thereof) shall have effected a Company Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(ii) if the Company Shareholder Approval shall have been obtained; or

(d) by the Company:

(i) if Parent, US Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, and (B) cannot be cured by Parent, US Parent or Merger Sub by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in material breach of this Agreement; or

(ii) prior to the receipt of the Company Shareholder Approval, if the Company Board (or a duly authorized committee thereof) shall have effected a Company Adverse Recommendation Change with respect to a Superior Proposal in accordance with Section 5.3 and shall have approved, and substantially concurrently with the termination hereunder, the Company shall have entered into, a Company Acquisition Agreement with respect to such Superior Proposal; provided that such termination pursuant to this Section 7.1(d)(ii) shall not be effective and the Company shall not enter into any such Company Acquisition Agreement, unless the Company has paid the Company Termination Fee to Parent or causes the Company Termination Fee to be paid to Parent substantially concurrently with such termination in accordance with Section 7.3; (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and have no further force or effect (other than Section 5.6(b), this Section 7.2, Section 7.3 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, US Parent, Merger Sub or the Company or their respective directors, officers, other Representatives or Affiliates, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, however, that, subject to Section 7.3 (including the limitations on liability contained therein), no party hereto shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement prior to such termination that gave rise to the failure of a condition set forth in Article VI. The Confidentiality Agreement shall survive in accordance with its terms following termination of this Agreement (as modified pursuant to Section 5.6(b)). Without limiting the meaning of a willful and material breach, the parties hereto acknowledge and agree that any failure by a party hereto to consummate the Merger and the other transactions contemplated hereby after the applicable conditions to the Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) shall constitute a willful and material breach of this Agreement.

Section 7.3 Termination Fees.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee substantially concurrently with the termination of this Agreement.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee within two (2) Business Days of such termination.

(c) In the event that (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or (B) by Parent pursuant to Section 7.1(c)(i) (solely with respect to a breach or failure to perform a covenant), (ii) a Takeover Proposal shall have been publicly disclosed or made to the Company after the date hereof and not publicly withdrawn (x) in the case of termination pursuant to Section 7.1(b)(i) or Section 7.1(c)(i), prior to the date of such termination, or (y) in the case of termination pursuant to Section 7.1(b)(iii), prior to the date of the Company Shareholders Meeting, and (iii) within twelve (12) months of the date this Agreement is terminated, the Company enters into a Company Acquisition Agreement or consummates a Takeover Proposal (provided that for purposes of clause (iii) of this Section 7.3(c), the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee on the earlier of the date of entry into such Company Acquisition Agreement and the date of consummation of such transaction.

(d) For purposes of this Agreement, “Company Termination Fee” shall mean an amount equal to $103,000,000.

(e) Parent shall pay or cause to be paid to the Company a fee of $103,000,000 in cash (the “Parent Termination Fee”) if:

(i) this Agreement is terminated by Parent or the Company:

(A) pursuant to Section 7.1(b)(i) and, at the time of such termination, any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (in the case of Section 6.1(c), if and only if the applicable Restraint giving rise to such termination arises in connection with the Regulatory Approvals), shall have not been satisfied; or

(B) pursuant to Section 7.1(b)(ii) (if, and only if, the applicable Restraint giving rise to such termination arises in connection with the Regulatory Approvals); or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) because of a failure by Parent, US Parent or Merger Sub to comply with their obligations under Section 5.4;

provided that, at the time of any such termination described in clause (i) or (ii) of this Section 7.3(e), the conditions to the Closing set forth in Section 6.1(a) and Section 6.2 (other than Section 6.2(c) and Section 6.2(e)) shall have been satisfied or waived (except for any such conditions that have not been satisfied as a result of a breach by Parent, US Parent or Merger Sub of its respective obligations under this Agreement).

Parent shall pay or cause to be paid the Parent Termination Fee to the Company (to an account designated in writing by the Company) no later than two (2) Business Days after the date of the applicable termination.

(f) Notwithstanding the foregoing, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that if this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under this Section 7.3 and the Company Termination Fee is paid, the payment of the Company Termination Fee and any costs, expenses and interest pursuant to Section 7.3(h) shall be the sole and exclusive remedy available to Parent, US Parent and Merger Sub with respect to this Agreement and the Transactions, and, upon payment of the Company Termination Fee pursuant to this Section 7.3 and any costs, expenses and interest pursuant to Section 7.3(h), the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, shareholders and other Representatives) shall have no further liability with respect to this Agreement or the Transactions to Parent, US Parent, Merger Sub or any of their respective Affiliates or Representatives. In no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that if this Agreement is terminated under circumstances in which Parent is obligated to pay or cause to be paid the Parent Termination Fee under this Section 7.3 and the Parent Termination Fee is paid, the payment of the Parent Termination Fee and any costs, expenses and interest pursuant to Section 7.3(h) shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the Transactions, and, upon payment of the Parent Termination Fee pursuant to this Section 7.3 and any costs, expenses and interest pursuant to Section 7.3(h), Parent, US Parent and Merger Sub (and their Affiliates and their respective directors, officers, employees, shareholders and other Representatives) shall have no further liability with respect to this Agreement or the Transactions to the Company or any of their respective Affiliates or Representatives.

(g) Any amount that becomes payable pursuant to Section 7.3 shall be paid by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(h) Each of the parties hereto acknowledges and agrees that the agreements contained in this Section 7.3 are integral parts of the Transactions and that, without these agreements, Parent, US Parent and Merger Sub, on the one hand, and the Company, on the other hand, would not enter into this Agreement. Each of the parties hereto further acknowledges and agrees that payment of the Company Termination Fee and Parent Termination Fee, as applicable, if, as and when required pursuant to this Section 7.3, shall not constitute a penalty but rather will constitute liquidated damages, in a reasonable amount that will compensate the party hereto receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, (i) if Parent fails to pay the Parent Termination Fee pursuant to Section 7.3(e) when due, and, in order to obtain such payment, the Company commences a Claim that results in a judgment against Parent for the Parent Termination Fee, Parent shall pay to the Company, together with the Parent Termination Fee, the Company’s costs and expenses (including reasonable attorneys’ fees) in connection with such Claim, and interest on the Parent Termination Fee from the date such payment was required to be made until the date of payment at a rate per annum equal to the Prime Rate in effect on the date such payment was required to be made, or (ii) if the Company fails to pay the Company Termination Fee pursuant to Section 7.3(a), Section 7.3(b) or Section 7.3(c) when due, and, in order to obtain such payment, Parent commences a Claim that results in a judgment against the Company for the Company Termination Fee, the Company shall pay to Parent, together with the Company Termination Fee, Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with such Claim, and interest on the Company Termination Fee from the date such payment was required to be made until the date of payment at a rate per annum equal to the Prime Rate in effect on the date such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute) or in equity) with respect thereto shall terminate at the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms (as modified in Section 5.6(b)) or (b)  terminate as of the Effective Time.

Section 8.2 Fees and Expenses. Except as otherwise provided in Section 5.8, Section 7.3 and Section 8.14, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party hereto incurring or required to incur such fees or expenses.

Section 8.3 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties; provided, however, that (a) following receipt of the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval and (b) after the Effective Time, this Agreement may not be amended or supplemented in any respect.

Section 8.4 Waiver. At any time prior to the Effective Time, any party hereto may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by any other party hereto with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent, US Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.5 shall be null and void.

Section 8.6 Counterparts. This Agreement may be executed in counterparts, including by electronic means (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement), and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties hereto.

Section 8.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, and any exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for (i) the rights of the Company’s shareholders and holders of RSUs and Performance Awards to receive the Merger Consideration and payments pursuant to Article II, respectively, (ii) the right of the Company, on behalf of its shareholders, to pursue damages in the event of Parent, US Parent or Merger Sub’s willful and material breach of this Agreement, in which event the damages recoverable by the Company for itself and on behalf of its shareholders (without duplication) shall be determined by reference to the total amount that would have been recoverable by the holders of the Company Common Stock (including “lost premium” and time value of money) if all such holders brought an action against Parent, US Parent and Merger Sub and were recognized as intended third party beneficiaries hereunder, which right is hereby acknowledged and agreed by Parent, US Parent and Merger Sub and (iii) the provisions of Section 5.8.

Section 8.8 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that matters related to the fiduciary obligations of the Company Board and matters that are specifically required by the WBCA in connection with the Transactions shall be governed by the laws of the State of Washington.

(b) Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such suit, action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII. However, the foregoing shall not limit the right of a party hereto to effect service of process on any other party hereto by any other legally available method.

Section 8.9 Specific Enforcement. The parties hereto agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties hereto agree that, if for any reason Parent, US Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party hereto seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. If any party hereto brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary herein, the End Date shall automatically be extended by the period of time between the commencement of such Claim and ten (10) Business Days following the date on which such Claim is fully and finally resolved.

Section 8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Notices. All notices, requests and other communications to any party hereto hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), e-mail (provided, that the same is sent by overnight courier for delivery on the next succeeding Business Day, with acknowledgement of receipt requested) or sent by overnight courier (providing proof of delivery) to the parties hereto at the following addresses:

If to Parent, US Parent or Merger Sub, to:

Hydro One Limited

483 Bay Street

South Tower, 8th Floor

Toronto, Ontario M5G 2P5

Attention: James Scarlett, Executive Vice President and Chief Legal Officer

Facsimile: (416) 345-1366

Email: jscarlett@hydroone.com

with a copy (which shall not constitute notice) to:

Bracewell LLP

1251 Avenue of the Americas

New York, New York 10020

Attention:   John G. Klauberg

            Frederick J. Lark

            Elena V. Rubinov

Facsimile:   (800) 404-3970

Email:         john.klauberg@bracewell.com

            fritz.lark@bracewell.com

            elena.rubinov@bracewell.com

If to the Company, to:

Avista Corporation

1411 East Mission Avenue

Spokane, Washington 99220

Attention: Marian Durkin, Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Facsimile: (509) 495-4361

Email: marian.durkin@avistacorp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

655 Fifteenth Street, N.W.

Washington, D.C. 20005

Attention:   George P. Stamas

            Alexander D. Fine

            Brendan J. Reed

Facsimile:   (202) 879-5200

Emails:       gstamas@kirkland.com

            alexander.fine@kirkland.com

            brendan.reed@kirkland.com

or such other address, e-mail or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement (which need not prohibit the making of a Takeover Proposal) that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Accumulated Dividends” shall mean all dividends declared by the Company with respect to shares of Company Common Stock, and all dividend equivalent payments, in each case, relating to RSUs and Performance Awards that have been accumulated or retained by the Company until the vesting or settlement of such awards.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Annual Incentive Plans” shall mean the Company’s annual cash incentive compensation plans and arrangements, whether payable annually, quarterly or otherwise.

“Antitrust Laws” shall have the meaning set forth in Section 5.4(a).

“Articles of Merger” shall have the meaning set forth in Section 1.3.

“Balance Sheet Date” shall have the meaning set forth in Section 3.5(d).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“BofA Merrill Lynch” shall have the meaning set forth in Section 3.17.

“Book-Entry Shares” shall have the meaning set forth in Section 2.1(c).

“Burdensome Condition” shall mean any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions (including any Remedial Action) that, in the aggregate, would have or would be reasonably likely to have, a material adverse effect on the financial condition, businesses or results of operations of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole and after giving effect to the Merger; provided that, for this purpose, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size and scale of the Company and its Subsidiaries, taken as a whole as of immediately prior to the Effective Time; and provided, further, that any such undertakings, terms, conditions, liabilities, obligations, commitments or sanctions shall not constitute or be taken into account in determining whether there has been or is such a material adverse effect to the extent such undertakings, terms, conditions, liabilities, obligations, commitments or sanctions are described in Section 1.6(a), Section 1.7 or Exhibit B attached hereto.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in Spokane, Washington are authorized or required by Law to be closed.

“CBA” shall have the meaning set forth in Section 3.16(a).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Certificate” shall have the meaning set forth in Section 2.1(c).

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” shall mean any of the following with respect to the Transactions: (a) the parties shall have received written notice from CFIUS that review under Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565) (“Section 721”) has been concluded and that either the Transactions do not constitute a “covered transaction” under Section 721 or there are no unresolved national security concerns; (b) an investigation shall have been commenced after the initial 30-day review period and CFIUS shall have determined to conclude all action under Section 721 without sending a report to the President of the United States (the “President”), and the parties shall have received notice from CFIUS that all action under Section 721 is concluded, and there are no unresolved national security concerns; or (c) CFIUS shall have sent a report to the President requesting the President’s decision and the President shall have announced a decision not to take any action to suspend or prohibit the Transactions, or the time permitted by Section 721 for such action (15 days from the date the President received such report) shall have elapsed without the President taking any action to suspend or prohibit the Transactions.

“Claim” shall have the meaning set forth in Section 5.8(a).

“Clayton Act” shall mean the Clayton Act of 1914, as amended.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” mean the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Acquisition Agreement” shall have the meaning set forth in Section 5.3(c).

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).

“Company Board” shall have the meaning set forth in the recitals.

“Company Board Recommendation” shall have the meaning set forth in Section 3.3(a).

“Company Charter Documents” shall have the meaning set forth in Section 1.5.

“Company Common Stock” shall have the meaning set forth in Section 2.1.

“Company Disclosure Schedule” shall have the meaning set forth in the Article III.

“Company Employee” shall have the meaning set forth in Section 5.11(a).

“Company Intervening Event” shall mean any circumstance, development, change, event, occurrence or effect that (1) is unknown to or by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which are not known by the Company Board as of the date of this Agreement) and (2) becomes known to or by the Company Board prior to obtaining the Company Shareholder Approval; provided, however, that neither a Takeover Proposal nor any consequence thereof shall constitute a Company Intervening Event.

“Company Joint Venture” shall mean any Person that is not a Subsidiary of the Company, in which the Company owns directly or indirectly an equity interest.

“Company Material Adverse Effect” shall mean any circumstance, development, change, event, occurrence or effect that (a) has, individually or in the aggregate, a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided that none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) any circumstance, development, change, event, occurrence or effect in any of the industries or markets in which the Company or its Subsidiaries operates, including electric generation, transmission or distribution or natural gas distribution or transmission industries (including, in each case, any changes in the operations thereof or with respect to system-wide changes or developments in electric generation, transmission, or distribution or natural gas distribution or transmission systems); (ii) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or any of its Subsidiaries conducts business; (iv) any changes or developments in wholesale or retail electric power prices or any change in the price of natural gas or any other raw material, mineral or commodity used or sold by the Company or any of its Subsidiaries or in the cost of hedges relating to such prices, any change in the price of interstate electricity or natural gas transportation services or any change in customer usage patterns or customer selection of third-party suppliers for natural gas or electricity; (v) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (vi) the announcement, pendency of or performance of the Transactions, including by reason of the identity of Parent or US Parent or any communication by Parent or US Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, joint venture partners, employees or regulators; (vii) any action taken by the Company or any of its Subsidiaries that is required or permitted by the terms of this Agreement or with the consent or at the direction of Parent, US Parent or Merger Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent pursuant to Section 5.1); (viii) any change in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such change shall be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood that the underlying facts or occurrences giving rise to such failure shall be taken into account in determining whether there has been a Company Material Adverse Effect if not otherwise falling within any of the exceptions set forth in clauses (a)(i) through (a)(viii) or (a)(x) through (a)(xii) of this proviso); (x) any change or effect arising from any rate cases directly related to the Company or any of its Subsidiaries; (xi) any circumstance, development, change, event, occurrence or effect that results from any shutdown or suspension of operations at any third-party facilities (including with respect to electricity, power plants) from which the Company or any of its Subsidiaries obtains natural gas or electricity and (xii) any pending, initiated or threatened Transaction Litigation, in the case of each of clauses (i) through (v), to the extent that such circumstance, development, change, event, occurrence or effect does not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the business and industries in which the Company and its Subsidiaries operate; or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay the consummation by the Company of the Transactions.

“Company Material Contract” shall have the meaning set forth in Section 3.15(a).

“Company Pension Plan” shall have the meaning set forth in Section 3.10(a).

“Company Permits” shall have the meaning set forth in Section 3.8.

“Company Plans” shall mean (a) each “employee benefit plan” (as such term is defined in section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any material liability and (b) each other material employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any material liability, other than, in the case of (a) and (b), a Multiemployer Plan.

“Company Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Company Retired Employees” shall have the meaning set forth in Section 5.11(b).

“Company Retiree Health Plan” shall have the meaning set forth in Section 5.11(b).

“Company SEC Documents” shall have the meaning set forth in Section 3.5(a).

“Company Shareholder Approval” shall have the meaning set forth in Section 3.19.

“Company Shareholders Meeting” shall have the meaning set forth in Section 5.2(b).

“Company Stock Plans” shall mean the Company’s Long-Term Incentive Plan, as amended and restated, and any other equity compensation plan or arrangement of the Company.

“Company Termination Fee” shall have the meaning set forth in Section 7.3(d).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.6(a).

“Continuation Period” shall have the meaning set forth in Section 5.11(a).

“Contract” means any contract, subcontract, agreement, commitment, note,, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

“Converted RSU” shall have the meaning set forth in Section 2.3(b).

“Dissenting Shareholder” shall have the meaning set forth in Section 2.1(d).

“Dissenting Shareholder Shares” shall have the meaning set forth in Section 2.1(d).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Eligible Retirees” shall have the meaning set forth in Section 5.11(b).

“Encumbrances” shall mean any mortgage, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature; provided that a license of, or covenant with respect to, Intellectual Property shall not constitute an Encumbrance.

“End Date” shall have the meaning set forth in Section 7.1(b)(i).

“Environmental Laws” shall mean all Laws relating to workplace safety or health, safety in respect of the transportation, storage and delivery of natural gas, pollution or protection of the environment, natural resources or endangered or threatened species, including Laws imposing liability for, or standards of conduct with respect to, the exposure to, or Releases or threatened Releases of, hazardous materials, substances or wastes, as the foregoing are enacted or in effect on or prior to Closing.

“Equity Securities” shall have the meaning set forth in Section 3.2(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean each corporation or trade or business that is treated as a single employer with the Company pursuant to Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the closing price per share of common stock of Parent on the TSX on the Closing Date, converted into U.S. dollars using the reported Bank of Canada noon spot exchange rate on the Closing Date (or as reported by such other authoritative source mutually selected by the Company and Parent).

“Executive Change of Control Agreements” means those certain Change of Control Agreements, by and between the Company and certain executive officers of the Company, as set forth in Section 8.13(EC) of the Company Disclosure Schedule.

“FCC” shall mean the Federal Communications Commission.

“FCC Approval” shall mean FCC consent pursuant to Section 310 of the Communications Act of 1934, as amended, over the transfer of control of FCC licenses that would result from the Merger.

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914, as amended.

“FERC” shall mean the Federal Energy Regulatory Commission.

“FERC Approval” shall mean FERC authorization of the Merger pursuant to Section 203 of the Federal Power Act of 1935, as amended.

“Final Order” shall mean a Judgment by the relevant Governmental Authority that (i) is not then reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, and (ii) with respect to which, if applicable, any mandatory waiting period prescribed by Law applicable to such Judgment before the Merger may be consummated has expired or been terminated, and (iii) as to which all conditions precedent to the consummation of the Merger expressly set forth in such Judgment have been satisfied.

“Financing” shall have the meaning set forth in Section 5.15(a).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or nongovernmental body administering, regulating or having general oversight over gas, electricity or financial markets or electric reliability, or any court arbitrator, arbitration panel or other similar judicial body.

“Hazardous Materials” shall mean any materials or substances or wastes as to which liability or standards of conduct may be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (other than intercompany indebtedness), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person and (e) all guarantees or other assumptions of liability for any of the foregoing.

“Indemnitee(s)” shall have the meaning set forth in Section 5.8(a).

“Intellectual Property” shall mean, in any and all jurisdictions throughout the world, but, in each case, only to the extent protectable under applicable Laws, all (a) patents and patent applications, (b) registered and material unregistered trademarks, service marks, logos, corporate names, internet domain names, and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing, (c) registered and material unregistered copyrights, including copyrights in computer software, mask works and databases and (d) trade secrets and other proprietary know-how.

“IPUC” shall mean the Idaho Public Utilities Commission.

“IRS” shall mean the U.S. Internal Revenue Service.

“Judgment” shall mean a judgment, injunction, order, decree, ruling, writ, assessment or arbitration award of a Governmental Authority of competent jurisdiction.

“Knowledge” shall mean, (a) in the case of the Company, the actual knowledge after due inquiry, as of the date of this Agreement, of the individuals listed in Section 8.13(a) of the Company Disclosure Schedule and (b) in the case of Parent, US Parent and Merger Sub, the actual knowledge after due inquiry, as of the date of this Agreement, of the individuals listed in Section 8.13(b) of the Parent Disclosure Schedule.

“Laws” shall have the meaning set forth in Section 3.8.

“Liens” shall mean any pledges, liens, charges, Encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“MPSC” shall mean the Public Service Commission of the State of Montana.

“Multiemployer Plan” shall mean any plan defined in Sections 3(37) and 4001(a)(3) of ERISA subject to Title IV of ERISA to which Company or its ERISA Affiliates makes contributions.

“New Plans” shall have the meaning set forth in Section 5.11(b).

“Notice of Intervening Event Recommendation Change” shall have the meaning set forth in Section 5.3(d)(ii).

“Notice of Superior Proposal Recommendation Change” shall have the meaning set forth in Section 5.3(d)(i).

“NYSE” shall mean the New York Stock Exchange.

“Old Plans” shall have the meaning set forth in Section 5.11(b).

“OPUC” shall mean the Public Utility Commission of Oregon.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall mean the board of directors of Parent.

“Parent Disclosure Schedule” shall have the meaning set forth in Article IV.

“Parent LTIP” shall have the meaning set forth in Section 2.3(b).

“Parent Material Adverse Effect” shall mean any change, circumstance, development, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the ability of Parent, US Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by Parent, US Parent or Merger Sub, of the Transactions.

“Parent Termination Fee” shall have the meaning set forth in Section 7.3(e).

“Paying Agent” shall have the meaning set forth in Section 2.2(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Performance Award” shall mean a performance award outstanding under the Company Stock Plans that represents the right to receive a payment in cash or shares of Company Common Stock.

“Performance Award Amount” shall have the meaning set forth in Section 2.3(a).

“Permitted Encumbrances” shall mean (a) zoning, building codes and other state and federal land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and (b) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that (i) are not substantial in character, amount or extent in relation to the applicable real property and (ii) do not materially and adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlord’s and similar Liens granted or which arise in the ordinary course of business, (c) Liens reflected in the Company SEC Documents, (d) Permitted Encumbrances, (e) Liens permitted under or pursuant to any Contracts relating to Indebtedness and (f) such other Liens that would not have a Company Material Adverse Effect.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act or the securities laws of Canada), including a Governmental Authority.

“Prime Rate” shall mean, as of any determination date, the rate per annum published in the The Wall Street Journal as the prime lending rate prevailing as of such date.

“Proxy Statement” shall have the meaning set forth in Section 3.4.

“RCA” shall mean the Regulatory Commission of Alaska.

“Regulatory Approvals” shall have the meaning specified in Section 6.1(b).

“Regulatory Filings” shall mean any filings under applicable state or federal Laws specifically governing the regulation of public utilities, dam safety or pipeline safety.

“Release” shall mean any spill, emission, discharge, leaking, pumping, injection, pouring, deposit, disposal, dumping, leaching or migration into or through the environment of any Hazardous Materials.

“Remedial Action” shall have the meaning set forth in Section 5.4(d).

“Representatives” shall mean, with respect to any Person, the professional (including financial) advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers, employees, agents and representatives of such Person and its Subsidiaries.

“Required Statutory Approvals” shall have the meaning set forth in Section 3.4.

“Restraint” shall have the meaning set forth in Section 7.1(b)(ii).

“Restructuring” shall mean the transactions relating to the restructuring of the ownership of Merger Sub such that it will become an indirect, wholly owned Subsidiary of US Parent, as further described in Section 4.5 of the Parent Disclosure Schedule, and, with the written consent of the Company (not to be unreasonably withheld), such other transactions relating to the restructuring of the ownership of Merger Sub as Parent may reasonably request in order to facilitate Parent’s internal financing arrangements associated with the Transactions.

“Rights of Way” shall have the meaning set forth in Section 3.14(b).

“RSU” shall mean a restricted stock unit outstanding under any Company Stock Plan that represents the right to receive a payment in cash or shares of Company Common Stock.

“RSU Agreement” shall have the meaning set forth in Section 2.3(b).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.1(b).

“Sherman Act” shall mean the Sherman Antitrust Act of 1890.

“Subsidiary” when used with respect to any party hereto, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a limited partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. For the avoidance of doubt, the Company Joint Ventures are not Subsidiaries of the Company.

“Superior Proposal” shall have the meaning set forth in Section 5.3(g).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Proposal” shall have the meaning set forth in Section 5.3(f).

“Takeover Statute” shall have the meaning set forth in Section 3.13.

“Tax Returns” shall have the meaning set forth in Section 3.9(b).

“Taxes” shall have the meaning set forth in Section 3.9(b).

“Transaction Litigation” shall have the meaning set forth in Section 5.9.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger and the Financing.

“TSX” shall mean the Toronto Stock Exchange.

“Union” shall have the meaning set forth in Section 3.16(a).

“US Parent” shall have the meaning set forth in the Preamble.

“Washington Secretary of State” shall have the meaning set forth in Section 1.3.

“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state or local laws related to plant closings or mass layoffs.

“WBCA” shall have the meaning set forth in the recitals.

“WUTC” shall mean the Washington Utilities and Transportation Commission.

Section 8.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the Transactions shall be paid by Parent, US Parent and Merger Sub when due and shall not be a liability of holders of Company Common Stock.

Section 8.15 Interpretation.

(a) Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Unless otherwise specifically indicated, any reference herein to $ means U.S. dollars.

(c) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Include. Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof; Defined Terms. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.

(g) Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(h) Persons. References to a Person are also to its successors and permitted assigns.

(i) Exhibits and Disclosure Schedules. Any exhibits to this Agreement and the Company Disclosure Schedule are hereby incorporated and made a part hereof. The Company may include in the Company Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Company Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any capitalized term used in any exhibit or any Company Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term herein.

(j) Construction. Each of the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(k) Actions of the Surviving Corporation After the Effective Time. For the purposes of this Agreement, any covenant or agreement by Parent or US Parent to cause the Surviving Corporation to take any action, refrain from taking any action, or otherwise make any decision or determination following the Effective Time, shall mean that Parent and US Parent shall have an obligation to cause the Parent Affiliate that is the sole shareholder of the Surviving Corporation to exercise its rights as the sole shareholder of the Surviving Corporation, to the extent consistent with the organizational documents of the Surviving Corporation, to approve or otherwise support the taking of such action, the refraining from taking such action or the making of such decision or determination, but not to ultimately cause the taking of such action, the refraining from taking such action or the making of such decision or determination.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AVISTA CORPORATION

By:	/s/ Scott Morris
Name: Scott Morris
Title: Chairman, President and Chief Executive Officer

HYDRO ONE LIMITED

By:	/s/ Mayo Schmidt
Name: Mayo Schmidt
Title: President and Chief Executive Officer

OLYMPUS HOLDING CORP.

By:	/s/ Mayo Schmidt
Name: Mayo Schmidt
Title: President and Chief Executive Officer

OLYMPUS CORP.

By:	/s/ Mayo Schmidt
Name: Mayo Schmidt
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

GOVERNANCE REQUIREMENTS

The articles of incorporation and bylaws of the Surviving Corporation, as may be amended from time to time, shall provide for the following:

1.	the board of directors of the Surviving Corporation (the “Subsidiary Board”) shall consist of nine (9) members, determined as follows: (i) two (2) directors designated by the sole shareholder of the Surviving Corporation (“Sole Shareholder”) who are executives of Parent or any of its Subsidiaries; (ii) three (3) directors who are not officers, employees or directors (other than as an independent director of the Surviving Corporation) of Parent or any of its Affiliates and who are residents of the Pacific Northwest region, to be designated by Sole Shareholder (collectively, the directors designated in clauses (i) and (ii) hereof, the “Sole Shareholder Designees”); (iii) three (3) directors who as of immediately prior to the Effective Time are members of the Board of Directors of the Company, including the Chairman of the Board of Directors of the Company (if such person is different from the Chief Executive Officer of the Surviving Corporation); and (iv) the Chief Executive Officer of the Surviving Corporation (collectively, the directors designated in clauses (iii) and (iv) hereof, the “Company Designees”), and (x) the initial Chairman of the Board of Directors of the Surviving Corporation shall be the Chief Executive Officer of the Company as of the time immediately prior to the Effective Time for a one year term and (y) if any Company Designee resigns, retires or otherwise ceases to serve as a director of the Surviving Corporation for any reason, the remaining Company Designees shall have the sole right to nominate a replacement director to fill such vacancy, and such person shall thereafter become a Company Designee;

2.	Sole Shareholder shall have the unfettered right to designate, remove and replace the Sole Shareholder Designees as directors of the Surviving Corporation with or without cause or notice at its sole discretion, subject to the requirement that (i) two (2) of such directors are executives of Parent or any of its Subsidiaries and (ii) three (3) of such directors are not officers, employees or directors (other than as an independent director of the Surviving Corporation) of Parent or any of its Affiliates and who are residents of the Pacific Northwest region, while such requirement is in effect (subject in the case of clause (ii) hereof to Sole Shareholder determining, in good faith, that it is not able to appoint a non-employee resident of the Pacific Northwest region in a timely manner, in which case Sole Shareholder may replace any such director with an employee of Parent or any of its Subsidiaries on an interim basis, not exceeding six months, after which time Sole Shareholder shall replace such interim director with a non-employee resident of the Pacific Northwest region);

3.	following the initial one year term of the Chairman of the Board of the Surviving Corporation, Sole Shareholder shall have the right to designate the Chairman of the Board of the Surviving Corporation, including electing to continue the term of the initial Chairman of the Board of the Surviving Corporation;

4.	at all times, the chief executive officers of the Surviving Corporation and Parent shall be members of the Subsidiary Board, unless otherwise determined by Sole Shareholder;

5.	not less than three (3) business days’ notice shall be required to call a meeting of the Subsidiary Board and such notice shall include an agenda of all items of business to be addressed or subject to decision at such meeting of the Subsidiary Board, unless such notice requirement or agenda requirement is expressly waived by Sole Shareholder in writing; and

6.	a quorum of the Subsidiary Board shall require (i) at least five (5) directors and (ii) that the number of Sole Shareholder Designees in attendance be equal to or greater than the number of Company Designees in attendance, and shall include at least one Parent Designee who is an executive of Parent or any of its Subsidiaries.

EXHIBIT B

POST-CLOSING MATTERS

Operational Commitments

1.	Maintain (a) the Surviving Corporation’s headquarters in Spokane, Washington; (b) the Surviving Corporation’s office locations in each of its other service territories, and (c) no less of a significant presence in the immediate location of each of such office locations than what the Company and its subsidiaries maintained immediately prior to the Effective Time;

2.	maintain the Surviving Corporation’s and its Subsidiaries’ brand and establish the plan for the operation of the business of the Surviving Corporation and its Subsidiaries;

3.	maintain at least the Surviving Corporation’s and its Subsidiaries’ existing levels prior to the Effective Time of community involvement and support initiatives in the existing service territories of the Surviving Corporation and its Subsidiaries;

4.	maintain a $4,000,000 annual budget for charitable contributions by the Surviving Corporation, make a $7,000,000 initial contribution to the Surviving Corporation’s charitable foundation at or promptly following the Effective Time and make a $2,000,000 annual contribution to the Surviving Corporation’s charitable foundation;

5.	maintain at least the Surviving Corporation’s and its Subsidiaries’ existing levels of economic development as of the Effective Time, including the ability of the Surviving Corporation to spend operations and maintenance funds to support regional economic development and related strategic opportunities in a manner consistent with the past practices of the Surviving Corporation and its Subsidiaries;

6.	maintain the Surviving Corporation’s and its Subsidiaries’ existing levels as of the Effective Time of capital allocations for capital investment in strategic and economic development items, including property acquisitions in the university district, support of local entrepreneurs and seed-stage investments;

7.	continue development and funding of the Surviving Corporation’s and its Subsidiaries’ existing and future innovation activities; and

8.	maintain the Surviving Corporation’s and its Subsidiaries’ safety and reliability standards and policies and service quality measures in a manner that is substantially comparable to, or better than, those currently maintained as of the Effective Time by the Company and its Subsidiaries.

Governance Matters

1.	Retain the Surviving Corporation’s existing executive management team to manage the Surviving Corporation’s business;

2.	cause the board of directors of the Surviving Corporation (the “Subsidiary Board”) to consist of nine (9) members, determined as follows: (i) two (2) directors designated by the sole shareholder of the Surviving Corporation (“Sole Shareholder”) who are executives of Parent or any of its Subsidiaries; (ii) three (3) directors who are not officers, employees or directors (other than as an independent director of the Surviving Corporation) of Parent or any of its Affiliates and who are residents of the Pacific Northwest region, to be designated by Sole Shareholder (collectively, the directors designated in clauses (i) and (ii) hereof, the “Sole Shareholder Designees”); (iii) three (3) directors who as of immediately prior to the Effective Time are members of the Board of Directors of the Company, including the Chairman of the Board of Directors of the Company (if such person is different from the Chief Executive Officer of the Surviving Corporation); and (iv) the Chief Executive Officer of the Surviving Corporation (collectively, the directors designated in clauses (iii) and (iv) hereof, the “Company Designees”), and (x) the initial Chairman of the Board of Directors of the Surviving Corporation shall be the Chief Executive Officer of the Company as of the time immediately prior to the Effective Time for a one year term and (y) if any Company Designee resigns, retires or otherwise ceases to serve as a director of the Surviving Corporation for any reason, the remaining Company Designees shall have the sole right to nominate a replacement director to fill such vacancy, and such person shall thereafter become a Company Designee; and

3.	maintain the composition of the Subsidiary Board (including regional representation) and the appointment of the Chairman of the Subsidiary Board in accordance with paragraph 2 immediately above.

Additional Matters

1.	Negotiate, enter into, modify, amend, terminate or agree to changes in any collective bargaining agreement or any other Company Material Contract with any labor organizations, union employees or their representatives;

2.	maintain compensation and benefits related practices consistent with the requirements of the Merger Agreement; and

3.	maintain the dues paid by the Surviving Corporation to various industry trade groups and membership organizations.

The authority of the Subsidiary Board to make decisions with respect to the foregoing matters includes the authority to amend the foregoing commitments if the Subsidiary Board determines by special resolution requiring the approval of 2/3 of the directors that an amendment would be in the best interest of the Surviving Corporation, taking into account relevant regulatory considerations.

APPROVAL REQUIREMENTS

Operational Matters

Approval of Sole Shareholder shall be required for any decision to:

1.	enter into any agreement with respect to, or otherwise enter into any merger, consolidation, amalgamation, share purchase or other business combination transaction, or any sale of all or substantially all of the assets of the Surviving Corporation;

2.	take any action that would reasonably be expected to lead to or result in (i) a material change in the nature of the business of the Surviving Corporation or any of its Subsidiaries or (ii) the carrying out by the Surviving Corporation or any of its Subsidiaries of any business other than its current business as of the Effective Time;

3.	take any steps to wind up, terminate or dissolve the corporate existence of the Surviving Corporation or any of its Subsidiaries;

4.	declare, pay or withhold any distribution or dividend;

5.	make any change to director, officer or employee compensation or any aspects thereof, such as amount, mix, form, timing etc., that would be inconsistent with current market standards and practices; and

6.	make any commitment or enter into any agreement to do any of the foregoing.

Governance and Organizational Matters

1.	repeal, replace or amend in any respect the articles of incorporation, bylaws, or other organizational documents of the Surviving Corporation or any of its Subsidiaries;

2.	increase or otherwise amend or change the authorized or issued capital of the Surviving Corporation or any of its Subsidiaries;

3.	make any change to the number of directors that constitute the full board of directors of the Surviving Corporation;

4.	hire, dismiss or replace the Chief Executive Officer of the Surviving Corporation; and

5.	make any commitment or enter into any agreement to do any of the foregoing.

Annex B

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

July 19, 2017

The Board of Directors

Avista Corporation

1411 East Mission Avenue

P.O. Box 3727

Spokane, WA 99220-3727

Members of the Board of Directors:

We understand that Avista Corporation, a Washington corporation (“Avista”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among Avista, Hydro One Limited, a corporation organized under the laws of the Province of Ontario (“Hydro One”), Olympus Holding Corp., a Delaware corporation (“US Parent”), and Olympus Corp., a Washington corporation and wholly owned subsidiary of US Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Avista (the “Merger”) and each outstanding share of the common stock, no par value, of Avista (“Avista Common Stock”) will be converted into the right to receive $53.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Avista Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Avista;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Avista furnished to or discussed with us by the management of Avista, including certain financial forecasts relating to Avista prepared by the management of Avista (such forecasts, the “Avista Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Avista with members of senior management of Avista;

(iv)	reviewed the trading history for Avista Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Avista with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)	reviewed a draft, dated July 19, 2017, of the Agreement (the “Draft Agreement”); and

(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Avista Corporation

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Avista that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Avista Forecasts, we have been advised by Avista, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Avista as to the future financial performance of Avista. We have relied, at your direction, upon the assessments of the management of Avista as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting Avista and its business. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Avista, nor have we made any physical inspection of the properties or assets of Avista. We have not evaluated the solvency or fair value of Avista, Hydro One or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Avista, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Avista, Hydro One or the contemplated benefits of the Merger. We also have assumed, at the direction of Avista, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Avista Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Avista or in which Avista might engage or as to the underlying business decision of Avista to proceed with or effect the Merger. We also are not expressing any view or opinion with respect to, and we have relied, at the direction of Avista, upon the assessments of representatives of Avista regarding, legal, regulatory, accounting, tax and similar matters relating to Avista or the Merger, as to which matters we understand that Avista obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder or shareholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Avista in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion, a portion of which is payable upon execution of the Agreement, a portion of which is payable upon receipt of the requisite approval of the Merger by holders of Avista Common Stock and a significant portion of which is contingent upon consummation of the Merger. In addition, Avista has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Avista Corporation

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Avista, Hydro One and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Avista and/or certain of its affiliates, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a bookrunner, sales agent, placement agent and/or global coordinator for certain equity offerings of Avista and certain of its affiliates, (ii) having acted or acting as a lender under certain term loans, letters of credit, credit facilities and other credit arrangements of Avista and/or certain of its affiliates, (iii) having provided or providing certain derivatives and other trading services to Avista and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to Avista and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Hydro One and/or certain of its affiliates, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a bookrunner and/or manager for certain debt offerings of certain affiliates of Hydro One, (ii) having acted or acting as a lender under certain leasing facilities of Hydro One and/or certain of its affiliates, (iii) having acted or acting as a dealer and paying agent for a commercial paper program of an affiliate of Hydro One, (iv) having provided or providing certain derivatives, foreign exchange and other trading services to Hydro One and/or certain of its affiliates, and (v) having provided or providing certain treasury management products and services to Hydro One and/or certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of Avista (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Avista Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

Annex C

Chapter 13 of the Washington Business Corporation Act

RCW 23B.13.010 Definitions. As used in this chapter:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)	“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

RCW 23B.13.020 Right to dissent.

(1)	A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)	Consummation of a Plan of Merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c)	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d)	An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e)	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)

A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)	The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a)	The proposed corporate action is abandoned or rescinded;

(b)	A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c)	The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030 Dissent by nominees and beneficial owners.

(1)	A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a)	The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b)	The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200 Notice of dissenters’ rights.

(1)	If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2)	If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

RCW 23B.13.210 Notice of intent to demand payment.

(1)	If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)	A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220 Dissenters’ rights-Notice.

(1)	If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)	The notice must be sent within ten days after the effective date of the corporate action, and must:

(a)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c)	Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e)	Be accompanied by a copy of this chapter.

RCW 23B.13.230 Duty to demand payment.

(1)	A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2)	The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)	A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.240 Share restrictions.

(1)	The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250 Payment.

(1)	Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)	The payment must be accompanied by:

(a)	The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b)	An explanation of how the corporation estimated the fair value of the shares;

(c)	An explanation of how the interest was calculated;

(d)	A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e)	A copy of this chapter.

RCW 23B.13.260 Failure to take action.

(1)	If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)	If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270 After-acquired shares.

(1)	A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)	To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

(1)	A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a)	The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b)	The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c)	The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)	A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300 Court action.

(1)

If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)	The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)	The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)	The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)	The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)	Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310 Court costs and counsel fees.

(1)	The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b)	Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

AVISTA CORP. P.O. BOX 3727 SPOKANE, WA 99220-3727

VOTE BY INTERNET - www.proxyvote.com

Log on to www.proxyvote.com and follow the instructions, using the Control Number shown on this proxy card. The deadline for voting online is 11:59 p.m., Pacific Standard Time, [●], 2017 (8:59 p.m., Pacific Standard Time, [●], 2017, for ESOP participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - [XXX-XXX-XXXX]

Use any touch-tone phone to call the telephone number and follow the instructions shown on this proxy card, using the Control Number shown on this proxy card. The deadline for voting by telephone is 11:59 p.m., Pacific Standard Time, [●], 20[●] (11:59 p.m., Pacific Standard Time, [●], 20[●], for ESOP participants). Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Sign and date this proxy card and promptly return it in the prepaid envelope so that it is received by [●], 2017 ([●], 2017 for ESOP participants).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

 – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

 – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

AVISTA CORPORATION

The Board of Directors recommends that you vote FOR Proposals 1, 2 and 3.

				For	Against	Abstain
1.	Proposal to approve the Agreement and Plan of Merger (the “merger agreement”), dated July 19, 2017, by and among Hydro One Limited, Olympus Corp., Olympus Holding Corp. and the Company and the plan of merger set forth therein.			☐	☐	☐

2.	Proposal to approve a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger.			☐	☐	☐

3.	Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.			☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign name(s) exactly as shown below. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please present this admission ticket and valid picture identification for admission to the Special Meeting

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement are available at www.proxyvote.com.

Please detach here

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

AVISTA CORPORATION SPECIAL MEETING OF SHAREHOLDERS [•] LOCAL TIME 1411 EAST MISSION AVENUE SPOKANE, WASHINGTON 99202-2600

Revocable Proxy - Company Common Stock

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Scott L. Morris and Marian M. Durkin, and each of them, as proxy, with full power of substitution, to act for and in the name of the undersigned, to vote all shares of Company common stock of Avista Corporation (the “Company”) that the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company, to be held on [•], 2017, and at any and all adjournments or postponements thereof, as indicated on the reverse side of this card. A properly signed proxy card that is received prior to the vote at the Special Meeting of Shareholders (and is not properly revoked) but does not direct how the shares of Company common stock are to be voted, will constitute a direction to vote such shares in favor of the proposal to approve the merger, in favor of the nonbinding compensation proposal and in favor of the proposal to adjourn the Special Meeting of the Shareholders, if necessary or appropriate, to solicit additional proxies.

The undersigned hereby appoints [•], which acts as Trustee for the Company’s Investment and Employee Stock Ownership Plan (the “ESOP”), as proxy, to act for and in the name of the undersigned, to vote all shares of Common Stock of the Company that have been allocated to the account of the undersigned under the ESOP, at the Special Meeting of Shareholders of the Company, to be held on [•], 2017, and at any and all adjournments or postponements thereof, as indicated on the reverse side of this card. Under the terms of the ESOP, only the Trustee of the plan can vote the shares allocated to the accounts of the participants, even if such participants or their beneficiaries attend the Special Meeting of Shareholders in person. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m., Pacific Time, on [•], 2017, the Trustee will vote the shares held in that plan in the same proportion as votes received from other participants in the plan.

Receipt of the Notice of the Special Meeting of Shareholders and the accompanying Proxy Statement is hereby acknowledged.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Your telephone or Internet vote authorizes the proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.